Exhibit 2.1

TRANSACTION AGREEMENT

by and among

TPG OPERATING GROUP II, L.P.

TPG GP A, LLC

TPG INC.

AG PARTNER INVESTMENTS, L.P.

ALABAMA INVESTMENTS (PARALLEL) FOUNDER A, LP

ALABAMA INVESTMENTS (PARALLEL) FOUNDER G, LP

ALABAMA INVESTMENTS (PARALLEL), LP

ANGELO, GORDON & CO., L.P

AG FUNDS, L.P.

AG GP, LLC

MICHAEL GORDON 2011 REVOCABLE TRUST

THE API GP MEMBERS

AND

THE API REPRESENTATIVE, AS DEFINED HEREIN

Dated as of May 14, 2023

i

Annexes

Annex A	API GP Members
Annex B	Founder A Partners
Annex C	Founder G Partners
Annex D	Non-Founder Partners
Annex E	Key Persons
Annex F	Other Senior Partners
Annex G	API Partners
Annex H	Ownership Percentages; Cash Consideration Percentages and Vesting Terms

Schedules

Acquiror Parties Disclosure Schedule
API Entity and Company Disclosure Schedule

Schedule I	Accounting Principles
Schedule II	Illustrative Example of Calculation of Alabama Partner Closing Cash Amounts and Alabama Partner Closing Common Unit Amount
Schedule III	Base Date Assets Under Management and Base Date Revenue Run Rate
Schedule IV	Illustrative Working Capital Schedule
Schedule V	Partner Loans
Schedule 2.7(a)	Sample Calculation of Included FRR and Earnout Amount
Schedule 2.7(g)(i)	Certain Non-Founder Partner Earnout Percentage Cash Consideration
Schedule 2.7(l)(i)	Certain Contribution Strategy
Schedule 2.7(l)(iii)	Combined Business Product
Schedule 2.7(l)(iv)	Delayed Product
Schedule 2.7(l)(vii)	Earnout Model
Schedule 2.7(l)(ix)	BDC Performance Related Fee Revenues
Schedule 6.30	Essential Housing II

v

Exhibits

Exhibit A-1	Pre-Closing Alabama Transactions

Exhibit A-2	Pre-Closing Tennessee Transactions

Exhibit A-3	Closing Transactions

Exhibit B	Founder Holdings A Partnership Agreement

Exhibit C	Founder Holdings G Partnership Agreement

Exhibit D	Partner Holdings Partnership Agreement

Exhibit E	Acquiror Partnership Agreement

Exhibit F	Partner Acknowledgement and Joinder Agreement

Exhibit G	IRA

Exhibit H	Exchange Agreement

Exhibit I	TRA

Exhibit J	Certificate of Merger

Exhibit K	Letter of Transmittal

Exhibit L	Purchase Price Allocation

Exhibit M	R&W Policy

Exhibit N	PubCo COI

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of May 14, 2023, is by and among TPG Operating Group II, L.P., a Delaware limited partnership (“Acquiror”), TPG GP A, LLC, a Delaware limited liability company (“Tennessee GP”), TPG Inc., a Delaware corporation (“PubCo” and, together with Acquiror and Tennessee GP, the “Acquiror Parties” and each of them, an “Acquiror Party”), Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Alabama OpCo”), AG Funds, L.P., a Delaware limited partnership (“Alabama CarryCo”), AG Partner Investments, L.P., a Delaware limited partnership (“API”), AG GP, LLC, a Delaware limited liability company (the “API GP” and together with Alabama OpCo, Alabama CarryCo and API, the “Companies” and each of them, a “Company”), Alabama Investments (Parallel) Founder A LP, a Delaware limited partnership (“Founder Holdings A”), Alabama Investments (Parallel) Founder G LP, a Delaware limited partnership (“Founder Holdings G”), Alabama Investments (Parallel) LP, a Delaware limited partnership (“New API II”, and together with API GP, Founder Holdings A and Founder Holdings G, the “API Entities” and each of them, an “API Entity”), Michael Gordon 2011 Revocable Trust (the “Alabama Founder Trust” and together with the API Entities, the “API Sellers”), the members of API GP and listed on Annex A, solely for purposes of Section 2.1(a)(v) and Section 2.14 (the “API GP Members”), and API GP as the API Representative (as defined below). Certain capitalized terms used herein have the meanings given to them in Article I below.

W I T N E S S E T H:

Pre-Closing Transactions:

WHEREAS, prior to the Closing, the Companies, the API Sellers and the Alabama Founder Trust will effect the transactions set forth on Exhibit A-1 attached hereto contemplated to take place prior to the Closing (the “Pre-Closing Alabama Transactions”);

WHEREAS, prior to the Closing, the Acquiror Parties will effect the transactions set forth on Exhibit A-2 attached hereto contemplated to take place prior to the Closing (the “Pre-Closing Tennessee Transactions”, and together with the Pre-Closing Alabama Transactions, the “Pre-Closing Transactions”);

Closing Transactions:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing: (i) Acquiror will acquire from the API Sellers, pursuant to transactions set forth on Exhibit A-3, including the Merger (as defined below) (the “Closing Transactions”), (A) all of the outstanding limited partnership interests in Alabama OpCo and Alabama CarryCo (collectively, the “Acquired Limited Partnership Interests”), and (B) all of the outstanding limited liability company interests in the API GP (collectively, the “Acquired General Partner Interests”, and together with the Acquired Limited Partnership Interests and all of the limited partnership interests in API, the “Acquired Interests”), in each case, in exchange for the consideration therefor payable pursuant to this Agreement; (ii) each of the Persons listed on Annex B (the “Founder A Partners”), as a limited partner, and a limited liability company wholly-owned by Tennessee GP (“Alabama New GP”), as general partner, shall enter into the amended and restated limited partnership agreement of Founder Holdings A in substantially the form attached hereto as Exhibit B (the “Founder Holdings A Partnership Agreement”), (iii) each of the Persons listed on Annex C (the “Founder G Partners”, and together with the Founder A Partners, the “Founder Partners”), as a limited partner, and Alabama New GP, as general partner, shall enter into the amended and restated limited partnership agreement of Founder Holdings G in substantially the form attached hereto as Exhibit C (the “Founder Holdings G Partnership Agreement”), (iv) each of the Persons listed on Annex D (the “Non-Founder Partners”) (other than Withdrawn Partners), as a limited partner, and Alabama New GP, as general partner, shall enter into the amended and restated the limited partnership agreement of New API II in substantially the form attached hereto as Exhibit D (the “Partner Holdings Partnership Agreement”), and (v) the Applicable API Entities, as limited partners, Tennessee Holdings II-A, LLC, a Delaware limited liability company, as general partner, and the other limited partners party thereto, shall enter into the amended and restated limited partnership agreement of Acquiror in substantially the form attached hereto as Exhibit E (the “Acquiror Partnership Agreement”);

WHEREAS, in accordance with the Closing Transactions, API and the Acquiror intend to effect a merger of API with and into the Acquiror (the “Merger”) in accordance with this Agreement and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), and upon consummation of the Merger, API will cease to exist as a separate legal entity, and the Acquiror will continue as the Surviving Partnership;

WHEREAS, the respective boards of directors or other managing bodies of the Parties hereto have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby in accordance with applicable law and upon the terms and subject to the conditions set forth herein;

Other Transaction Arrangements:

WHEREAS, concurrently with the execution of this Agreement, the Founder Partners, Alabama OpCo, Alabama CarryCo and the other parties thereto have entered into that certain Name Rights Assignment Agreement, dated as of the date hereof and effective as of the Closing (the “Founders’ Name Rights Assignment Agreement”), and that certain letter agreement, dated as of the date hereof (the “Founders’ Letter Agreement”);

WHEREAS, concurrently with the execution of this Agreement, each of the individuals listed on Annex E (collectively, the “Key Persons”) each of the individuals listed on Annex F (collectively, the “Other Senior Partners”), each of the Founder Partners have entered into a Partner Acknowledgement and Joinder Agreement in substantially the form attached hereto as Exhibit F or as otherwise agreed by the parties (the “Partner Acknowledgement and Joinder Agreement”);

WHEREAS, at the Closing, each of the Applicable API Entities will be required to enter into (as applicable): (i) that certain Amended and Restated Investor Rights Agreement in substantially the form attached hereto as Exhibit G (the “IRA”); (ii) that certain Amended and Restated Exchange Agreement in substantially the form attached hereto as Exhibit H (the “Exchange Agreement”); (iii) that certain amended and restated Tax Receivable Agreement in substantially the form attached hereto as Exhibit I (the “TRA”) and (iv) the Founder Holdings A Partnership Agreement, the Founder Holdings G Partnership Agreement or the Partner Holdings Partnership Agreement, as applicable; and

WHEREAS, as a condition and material inducement to entering into the Transaction Agreement, Acquiror has required that the API Sellers obtain from each Key Person and Other Senior Partner and each of the other Alabama Partners and their respective Related Partners (other than any Withdrawn Partners) concurrent to the execution of this Agreement, or otherwise at or prior to the Closing and as a condition to the Closing, as applicable (i) from each of the Founder Partners, Key Partners and certain Other Senior Partners, a Partner Acknowledgement and Joinder Agreement dated the date hereof and (ii) from each Alabama Partner and their respective Related Partners (other than any Withdrawn Partners) (other than the Alabama Partners who previously signed a Partner Acknowledgement and Joinder Agreement), a Partner Acknowledgement and Joinder Agreement dated as of the Closing Date.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the other Transaction Documents, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquiror” has the meaning set forth in the Preamble and includes any permitted successor or assign thereof.

“Acquiror Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement delivered by the Acquiror to the API Entities in connection with the execution and delivery of this Agreement.

“Acquiror Party Fundamental Representations” means, collectively, Section 5.1 (Organization), Section 5.2(a) (Authority), Section 5.2(b)(ii) (No Violations with Respect to Organizational Documents), Section 5.6 (Brokers and Finders), Section 5.7(a) and (b) (Capitalization) and Section 5.8 (Issuance of Common Units and Class B Shares).

“Acquiror Material Adverse Effect” means any change, fact, event, circumstance, effect, development, condition or occurrence (each, an “Effect”) which, individually or together with any other Effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or business of the Acquiror Parties and their Subsidiaries, taken as a whole or (b) the ability of the Acquiror Parties to timely perform their respective obligations under this Agreement and the other Transaction Documents or that would materially impede, interfere with, hinder or delay the Acquiror Parties from consummating the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that solely for the purposes of the foregoing clause (a), no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Acquiror Material Adverse Effect”: (i) Effects that generally affect the industries or segments in which the Acquiror Parties and their Subsidiaries principally operate (including legal and regulatory changes after the date hereof); (ii) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (iii) Effects affecting financial, credit or capital markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (iv) Effects caused by or resulting from an outbreak or escalation of hostilities, acts of terrorism, cyber terrorism, military action, political instability or other national or international calamity, crisis or emergency, an act of God, flood, hurricane, earthquake, other natural disaster, pandemic, epidemic or disease outbreak (including COVID-19), or other nationally declared public health event, including the material worsening of any of the foregoing, or any COVID-19 Actions or COVID-19 Measures, or any Law or Order issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any such public health event; (v) Effects arising from changes occurring after the date hereof in Taxes, accounting principles or Laws (or the interpretation thereof); (vi) Effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby other than with respect to any representation that specifically addresses the effects of the transactions contemplated hereby; (vii) the failure to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects would otherwise constitute or contribute to an Acquiror Material Adverse Effect under this definition); (viii) any breach of this Agreement by any API Seller, Company or the API Representative; or (ix) any change in the market price or trading volume of PubCo’s stock or the credit rating of PubCo or any Affiliate of PubCo (but not the Effects underlying such change to the extent such Effects would otherwise constitute or contribute to an Acquiror Material Adverse Effect under this definition); provided, however, that “Acquiror Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (v) above to the extent that the Acquiror Parties and their Subsidiaries, taken as a whole, are materially disproportionately affected relative to similarly situated other participants in the industries or geographies in which the Acquiror Parties and their Subsidiaries operate.

“Acquiror Plan” means any Plan sponsored by an Acquiror Party for the benefit of service providers to the Acquiror Parties.

“Accounting Expert” means Grant Thornton LLP or such other independent nationally recognized certified public accounting firm as is reasonably acceptable to and agreed in writing by Acquiror and the API Representative.

“Accounting Principles” has the meaning set forth on Schedule I.

“Adjusted Assets Under Management” means, as of a particular date of determination (and without duplication), (a) for any Client as of the Base Date, the Base Date Assets Under Management with respect to such Client, or (b) for any Person who becomes a Client after the Base Date, the initial U.S. dollar amount attributable to such Client as of the closing date or launch date of such Client, determined based on the structure of such Client (e.g., whether such Client is a closed-ended investment vehicle, open-ended investment vehicle, etc.) in accordance with the principles set forth in the definition of Base Date Assets Under Management, in each case of clauses (a) and (b), as adjusted, in the case of any Revenue Run Rate determination after the Base Date, to reflect:

(i) For any Client that is a closed-ended investment vehicle, increases for any additional capital commitments made to such Client (and decreases for any cancelation or release of commitments in respect of such Client) after the Base Date through the applicable date of determination;

(ii) For any Client that is an open-ended investment vehicle, increases for any subscriptions or contributions to, or reductions for withdrawals from, investors of such Client after the Base Date through the applicable date of determination, excluding, for the avoidance of doubt, any reductions on account of ordinary course distributions (other than in respect of satisfying an investor withdrawal) made to the investors of such Client after the Base Date through the applicable date of determination;

(iii) For any Client that is an SMA, increases for any additional capital commitments, subscriptions or contributions to, or reductions for withdrawals from, such Client after the Base Date through the applicable date of determination, excluding, for the avoidance of doubt, any reductions on account of ordinary course distributions (other than in respect of satisfying a withdrawal by such Client) made to such Client after the Base Date through the applicable date of determination;

(iv) For any Client that is a BDC or a public real-estate investment trust, increases for any stock issuances, or reductions for any stock buybacks (but excluding, for the avoidance of doubt, any dividends), in each case, effectuated by such BDC or public real-estate investment trust after the Base Date through the applicable date of determination, and reductions for any redemptions by the investors in such BDC or public real-estate investment trust after the Base Date through the applicable date of determination; and

(v) Reductions for any Client that is terminated after the Base Date through the applicable date of determination;

provided, that, for purposes of determining the foregoing adjustments for any Person that becomes a Client after the Base Date, such adjustments shall take into account the applicable capital activity (including additional capital commitments and decreases for any cancellation or release of commitments) from the date that such Person became a Client through the applicable date of determination; provided, further, that in no event will the Adjusted Assets Under Management for any Client be less than zero. For the avoidance of doubt, (x) the Adjusted Assets Under Management for any Client shall not take into account market appreciation or depreciation that occurred after the Base Date (or, in the case of a Person that becomes a Client after the Base Date, that occurred after the date that such Person became a Client), (y) any spot rate used to convert a non-U.S. dollar currency to U.S. dollars for purposes of calculating the Base Date Assets Under Management shall be the same spot rate used to convert such non-U.S. dollar currency to U.S. dollars for purposes of calculating the Adjusted Assets Under Management and (z) any Client that was excluded from the Base Date Assets Under Management pursuant to clause (ii), clause (iii) or clause (iv) thereof shall be excluded from the Adjusted Assets Under Management.

“Adjustment Escrow Amount” means One Hundred Million Dollars ($100,000,000).

“Advisers Act” means the Investment Advisers Act of 1940.

“Affiliate” means, with respect to any specific Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified; provided, that an “Affiliate” of a natural person also includes such person’s Related Parties; provided, further, that, for purposes of this Agreement, (a) in no event shall any Portfolio Company or any portfolio investment held on any such Person’s balance sheet or the balance sheet of any fund managed or controlled by any such Person or its Affiliates constitute an “Affiliate” of any Acquiror Party, any API Seller, any Company Group Entity or any of their respective Affiliates, (b) the term “Affiliate”, as applied to Acquiror, shall not include Tarrant RemainCo I, L.P., Tarrant RemainCo II, L.P., Tarrant RemainCo III, L.P., Tarrant RemainCo GP LLC or any entity of which Acquiror and its Affiliates, collectively, do not hold a majority of the issued and outstanding equity interests or otherwise Control, (c) the term “Affiliate”, as applied to any API Seller or Company Group Entity, shall not include any entity of which such API Seller, Company Group Entity and its respective Affiliates, collectively, do not hold a majority of the issued and outstanding equity interests or otherwise Control, and (d) neither the Acquiror Parties nor any of its respective Affiliates shall constitute “Affiliates” of the API Sellers, the Company Group Entities, the Company Funds, the Alabama Partners, the Founders or any of their respective Affiliates, and none of the API Sellers, the Company Group Entities, the Company Funds, the Alabama Partners, the Founders or any of their respective Affiliates shall constitute “Affiliates” of the Acquiror Parties or their respective Affiliates. For the avoidance of doubt, any “Controlled Affiliate” of a Person shall only include those Affiliates that such Person Controls and shall exclude any Affiliates that Control such Person or are under common Control with such Person.

“Aggregate Annual Cash Holdback Amount” means One Hundred Fifty Million Dollars ($150,000,000).

“Agreement” means this Transaction Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.

“Alabama Material Adverse Effect” means any Effect which, individually or together with any other Effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company Group Entities, taken as a whole or (b) the ability of the API Sellers or the Companies to timely perform their respective obligations under this Agreement and the other Transaction Documents or that would materially impede, interfere with, hinder or delay the API Sellers or the Companies from consummating the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that solely for the purposes of the foregoing clause (a), no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Alabama Material Adverse Effect”: (i) Effects that generally affect the industries or segments in which the Company Group Entities principally operate (including legal and regulatory changes after the date hereof); (ii) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (iii) Effects affecting financial, credit or capital markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (iv) Effects caused by or resulting from an outbreak or escalation of hostilities, acts of terrorism, cyber terrorism, military action, political instability or other national or international calamity, crisis or emergency, an act of God, flood, hurricane, earthquake, other natural disaster, pandemic, epidemic or disease outbreak (including COVID-19), or other nationally declared public health event, including the material worsening of any of the foregoing, or any COVID-19 Actions or COVID-19 Measures, or any Law or Order issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any such public health event; (v) Effects arising from changes occurring after the date hereof in Taxes, accounting principles or Laws (or the interpretation thereof); (vi) Effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby other than with respect to any representation that specifically addresses the effects of the transactions contemplated hereby; (vii) the failure to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects would otherwise constitute or contribute to a Alabama Material Adverse Effect under this definition); or (viii) any breach of this Agreement by any Acquiror Party; provided, however, that “Alabama Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (v) above to the extent that the Company Group Entities, taken as a whole, are materially disproportionately affected relative to similarly situated other participants in the industries or geographies in which the Company Group Entities operate.

“Alabama Partner Closing Cash Amount” means, with respect to any:

(a) Founder Partner, (i) (A) the Base Consideration Amount multiplied by (B) the Client Consent Adjustment Factor, multiplied by (C) such Alabama Partner’s Ownership Percentage, multiplied by (D) such Alabama Partner’s Cash Consideration Percentage, plus (ii) (A) such Alabama Partner’s Ownership Percentage, multiplied by (B) the sum of (x) the Balance Sheet Adjustment Amount, minus (y) the Adjustment Escrow Amount, minus (z) the API Representative Reserve Amount, in each case, calculated based on the Estimated Statement, and

(b) Non-Founder Partner, (i) (A) the Base Consideration Amount multiplied by (B) the Client Consent Adjustment Factor, multiplied by (C) such Alabama Partner’s Ownership Percentage, multiplied by (D) such Alabama Partner’s Cash Consideration Percentage, minus (ii) the product of (A) a fraction (expressed as a percentage) the numerator of which is such Alabama Partner’s Ownership Percentage, and the denominator of which is the aggregate of all Non-Founder Partner’s Ownership Percentages, multiplied by (B) the sum of (x) the Aggregate Annual Cash Holdback Amount, plus (y) the Alabama RSU Amount, plus (z) the Founder Payment Amount, multiplied by (C) such Alabama Partner’s Cash Consideration Percentage, plus (iii) (A) such Alabama Partner’s Ownership Percentage, multiplied by (B) the sum of (x) the Balance Sheet Adjustment Amount, minus (y) the Adjustment Escrow Amount, minus (z) the API Representative Reserve Amount, in each case, calculated based on the Estimated Statement. An illustrative example of the calculation of the Alabama Partner Closing Cash Amount is set forth on Schedule II.

“Alabama Partner Closing Common Unit Amount” means, with respect to any:

(a) Founder Partner, (i) the Base Consideration Amount multiplied by (ii) the Client Consent Adjustment Factor, multiplied by (iii) such Alabama Partner’s Ownership Percentage, multiplied by (iv) the sum of (A) One Hundred Percent (100%) minus (B) such Alabama Partner’s Cash Consideration Percentage, in each case, calculated based on the Estimated Statement, and

(b) Non-Founder Partner, (i) (A) the Base Consideration Amount multiplied by (B) the Client Consent Adjustment Factor, multiplied by (C) such Alabama Partner’s Ownership Percentage, multiplied by (D) the sum of (x) One Hundred Percent (100%) minus (y) such Alabama Partner’s Cash Consideration Percentage minus (ii) the product of (A) a fraction (expressed as a percentage) the numerator of which is such Alabama Partner’s Ownership Percentage, and the denominator of which is the aggregate of all Non-Founder Partner’s Ownership Percentages, multiplied by (B) the sum of (x) the Aggregate Annual Cash Holdback Amount, plus (y) the Alabama RSU Amount, plus (z) the Founder Payment Amount, multiplied by (C) the sum of (x) One Hundred Percent (100%) minus (y) such Alabama Partner’s Cash Consideration Percentage, in each case, calculated based on the Estimated Statement, and, which will be subject to the vesting terms set forth opposite such Alabama Partner’s name under columns “O” through “U” of Annex H.

An illustrative example of the calculation of the Alabama Partner Closing Common Unit Amount is set forth on Schedule II.

“Alabama Partner Total Cash Amount” means, as of any date, with respect to any Alabama Partner, the total amount of cash consideration actually received by such Alabama Partner pursuant to Article II (other than pursuant to Section 2.7) as of such date (including, for the avoidance of doubt, any amounts actually received by such Alabama Partner in respect of all Annual Cash Holdback Amounts, API Representative Reserve Amount and Adjustment Escrow Amount as of such date, and net of any amounts repaid by such Alabama Partner pursuant to Section 2.4).

“Alabama Partners” means, collectively, the Founder Partners and the Non-Founder Partners.

“Alabama-Prepared Tax Return” means any Income Tax Return of a Company Group Entity for a taxable period that ends on or before the Closing Date.

“Alabama RSU Amount” means such amount notified by the API Representative to Acquiror in writing as part of the Estimated Statement, which shall not be less than One Hundred and Fifty Million Dollars ($150,000,000) or more than Two Hundred and Fifty Million Dollars ($250,000,000).

“Annual Cash Holdback Amount” means, with respect to each of the calendar years 2024, 2025 and 2026, (a) Fifty Million Dollars ($50,000,000) with respect to such calendar year minus (b) the Shortfall Amount (if any) with respect to such calendar year. For the avoidance of doubt, the Annual Cash Holdback Amount for any applicable calendar year shall not be greater than Fifty Million Dollars ($50,000,000) or less than Zero Dollars ($0).

“Annual Discretionary Program Amount” means, with respect to each of the calendar years 2024, 2025 and 2026, the aggregate amount of Performance Fees (as such term is defined in the Discretionary Sharing Program) received under the Discretionary Sharing Program for such calendar year.

“Antitrust Laws” means the HSR Act, the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, and any other United States federal or state or foreign Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) other anti-bribery and anti-corruption laws, regulations or ordinances applicable to any Company Group Entity or a Company Fund and their respective operations from time to time.

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to any Company Group Entity or a Company Fund and their operations from time to time, including (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970.

“API Entity and Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement delivered by the API Entities and the Companies to Acquiror in connection with the execution and delivery of this Agreement.

“API Entity Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.1 (Organization), Section 3.2(a) (Authority; Validity of Agreements), Section 3.2(b)(ii) (No Violations with Respect to Organizational Documents), Section 3.3 (Title) and Section 3.7 (Brokers and Finders).

“API Partners” means each limited partner of API as set forth on Annex G attached hereto.

“API Partnership Agreement” means the fourth amended and restated limited partnership agreement of API, dated as of March 31, 2021, as amended.

“API Representative” means, prior to the Closing, API GP, and from and after the Closing, API Representative, LLC, in each case solely in its capacity as the representative of the API Entities hereunder.

“API Representative Reserve Amount” means three million dollars ($3,000,000).

“API Unit” means the issued and outstanding limited partnership interests of API, as defined in, and issued under, the API Partnership Agreement.

“Applicable API Entity” means New API II, Founder Holdings A and Founder Holdings G.

“Applicable Common Unit Amount” means, (a) with respect to New API II, the sum of the Alabama Partner Closing Common Unit Amounts with respect to the Non-Founder Partners, (b) with respect to Founder Holdings A, the sum of the Alabama Partner Closing Common Unit Amounts with respect to the Founder A Partners, and (c) with respect to Founder Holdings G, the sum of the Alabama Partner Closing Common Unit Amounts with respect to the Founder G Partners.

“Applicable Percentage” means, with respect to each Applicable API Entity, the sum of the Ownership Percentages of the partners of such Applicable API Entity as of immediately after the Closing. For the avoidance of doubt, the sum of the Applicable Percentages of all Applicable API Entities shall equal 100%.

“Association with Alabama” means (i) to be employed by the Company Group Entities or their Controlled Affiliates, or (ii) to otherwise be involved in the management or operation of the Company Group Entities or their Controlled Affiliates in a capacity substantially equivalent to employment.

“Balance Sheet Adjustment Amount” means (a) Cash, plus (b) Net GP Investments, plus (c) Pre-Closing Crystalized Performance Fees Receivable, plus (d) the Post-Closing Net Crystalized Performance Fees Receivable, which shall be deemed to be zero for all purposes of calculating the Estimated Statement, plus (e) an amount equal to the Working Capital Overage, if any, minus (f) an amount equal to the Working Capital Underage, if any, minus (g) the Closing Indebtedness, minus (h) Transaction Expenses, minus (i) the Base Balance Sheet Value. For the avoidance of doubt, the Balance Sheet Adjustment Amount can be a positive or negative number.

“Base Balance Sheet Value” means Four Hundred Two Million Dollars ($402,000,000).

“Base Consideration Amount” means Three Billion Dollars ($3,000,000,000).

“Base Date” means March 31, 2023.

“Base Date Assets Under Management” means, without duplication:

(a) For any Client that is a closed-ended investment vehicle whose investment period has not yet expired (including through extensions thereof) as of the Base Date, the aggregate capital commitments made to such Client as of the Base Date; provided, that, for any such closed-ended investment vehicle that is a levered direct lending vehicle (including those set forth on Schedule III whose investment period has not yet expired (including through extensions thereof) as of the Base Date, the product of the aggregate capital commitments made to such Client as of the Base Date multiplied by 2.1;

(b) For any Client that is a closed-ended investment vehicle whose investment period has expired as of the Base Date, the net asset value of such Client as of the Base Date; provided, that, for any such closed-ended investment vehicle that is a levered direct lending vehicle (including those set forth on Schedule III) whose investment period has not yet expired (including through extensions thereof) as of the Base Date, the product of the net asset value of such Client as of the Base Date multiplied by 2.1;

(c) For any Client that is an open-ended investment vehicle, the net asset value of such Client as of the Base Date provided, that, for any such open-ended investment vehicle that is a levered direct lending vehicle (including those set forth on Schedule III), the product of the net asset value of such Client as of the Base Date multiplied by 2.1;

(d) For any Client that is an SMA, the sum of the net asset value of such Client and the aggregate uncalled capital commitments of such Client, in each case, as of the Base Date;

(e) For any Client that is a BDC or a public real-estate investment trust, the sum of the net asset value of such Client and the aggregate uncalled capital commitments of such Client, in each case, as of the Base Date; and

(f) For any Client that is a Collateralized Loan Vehicle, the current face of underlying investments and principal cash of such Client as of the Base Date,

in each case, as set forth on Schedule III (with such Schedule III also indicating the structure of each Client (e.g., closed-ended, open-ended, etc.) and excluding, (i) for purposes of the foregoing clause (c), clause (d) or clause (e), any portion of the net asset value or gross asset value attributable to Clients (or investors therein) who have provided notices of planned withdrawals or redemptions that have been delivered to any Company Group Entity (or Affiliate or third-party designee thereof) as of the date of this Agreement, (ii) for purposes of the foregoing clause (f), any Collateralized Loan Vehicle that has been “called” or “redeemed” as of the date of this Agreement, (iii) for purposes of the foregoing clauses (a) – (f), any Client that is in its winding-up period as of the date of this Agreement and identified as such on Schedule III and (iv) any other Client identified by the Companies on Schedule III as being excluded from the calculation of Base Date Assets Under Management. For purposes of calculating the Base Date Assets Under Management for any Client whose assets are denominated in a non-U.S. dollar currency, such Client’s Base Date Assets Under Management shall be calculated in U.S. dollars utilizing the spot rate as of the Base Date of such non-U.S. dollar currency to U.S. dollars.

“Base Date Revenue Run Rate” means five hundred and sixty four million ($564,000,000), which represents the aggregate Revenue Run Rate for all Clients as of the Base Date. Schedule III sets forth the calculation of the Base Date Revenue Run Rate calculated in accordance with the terms hereof.

“BDC” means any business development company to which Alabama OpCo or any of its Affiliates provides investment management or investment advisory services, including any sub-advisory services, administration services or similar services.

“BDC Consent” means, with respect to each BDC, obtaining, in accordance with Section 15 of the Investment Company Act, the approval by at least a majority of the board of trustees/directors of such BDC (including the approval of at least a majority of the trustees/directors of such BDC who are not “interested persons”, as defined in Section 2(a)(19) of the Investment Company Act, of such BDC) and the approval of holders of at least a “majority of the outstanding voting securities”, as defined in Section 2(a)(42) of the Investment Company Act, of such BDC of a new advisory agreement with the same Affiliate of Alabama OpCo that provides investment management or investment advisory services to such BDC as of the date hereof to take effect upon the Closing.

“Business” means the business, activities and operations of the Company Group Entities, including the sponsorship and management of the Company Funds.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, together with the subsequently passed Paycheck Protection Program Flexibility Act, Pub. L. No. 116-142, and any administrative rules or other guidance published with respect thereto by any Governmental Authority.

“Cash” means the aggregate amount, without duplication, of all cash, cash equivalents and marketable securities of the Company Group Entities calculated on a combined and consolidated basis, including the aggregate amount of all deposited (but not yet cleared) inbound checks, drafts, ACH payments and wires, and net of the aggregate amount of any outbound checks, drafts, ACH payments and wires issued as of such time that have not yet cleared, as of the applicable Measurement Time in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash shall exclude (a) any Cash distributed prior to the Closing (including Qualified Cash Distributions), (b) any amounts included as Current Assets in the calculation of Closing Working Capital, and (c) Restricted Cash of the Company Group Entities. For the avoidance of doubt, in no event will Cash exceed an amount that would cause the Balance Sheet Adjustment Amount to exceed a positive adjustment of $25,000,000.

“Cash Consideration Percentage” means (a) with respect to each Founder Partner, Ninety Percent (90%), and (b) with respect to each Non-Founder Partner, Fifteen Percent (15%), except as otherwise stated under column “K” on Annex H with respect to each Non-Founder Partner listed on such Annex.

“Class A Stock” means the shares of voting and non-voting Class A common stock, $0.001 par value per share, of PubCo.

“Class B Stock” means the shares of Class B common stock, $0.001 par value per share, of PubCo.

“Client” means any Person to which any Company Group Entity provides investment management or investment advisory services, including any sub-advisory services, administration services or similar services, including each Company Fund (and, where provided herein, each investor in each Company Fund).

“Client Consent” means, with respect to a Client (including a Client that is a Company Fund other than a BDC), the consent of such Client to the “assignment” (as defined in the Advisers Act) or continuation of its Client Contract and any transfer or assignment of interests under the applicable Fund Documentation in each case resulting from the consummation of the Transactions. Each Client Consent shall conform to the manner contemplated or required by the terms of such Client Contract, applicable Fund Documentation (including, for the avoidance of doubt, any applicable provisions in any Side Letter (including those elected by way of most favored nations terms) to the extent not otherwise waived) or applicable Law.

“Client Consent Adjustment Factor” means “A” divided by “B”; where “A” is (a) (i) the Base Consideration Amount, minus (ii) the Base Balance Sheet Value, multiplied by (b) (i) 100% minus (ii) the Client Deficit Percentage, plus (c) the Base Balance Sheet Value; and “B” is the Base Consideration Amount.

“Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run Rate and the denominator of which is the Base Date Revenue Run Rate.

“Client Contract” means a Contract under which any Company Group Entity provides investment advisory, investment management, investment sub-advisory, administration or similar services to a Client.

“Client Deficit Percentage” means a percentage equal to (a) Ninety-Five Percent (95%), minus (b) the Client Consent Percentage; provided, that in no event, shall the Client Deficit Percentage be greater than Ten Percent (10%); provided, further, that if the Client Consent Percentage is Ninety-Five Percent (95%) or greater, then the Client Deficit Percentage shall be Zero Percent (0%).

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company Group Entities as of the applicable Measurement Time.

“Closing Revenue Run Rate” means the aggregate Revenue Run Rate determined as of the applicable Measurement Time of all Consenting Clients; it being understood and agreed that the determination of Closing Revenue Run Rate (a) shall include as Clients all Persons that become Clients after the date hereof but prior to the Closing and, in each case, the Revenue Run Rate of their respective Adjusted Assets Under Management, (b) shall exclude any Non-Consenting Clients and the Revenue Run Rate of their respective Adjusted Assets Under Management, and (c) other than as provided in the definition of “Adjusted Assets Under Management” and the foregoing clause (a), shall be calculated using the same methodology used to calculate the Base Date Revenue Run Rate.

“Closing Working Capital” means the Working Capital as of the applicable Measurement Time, determined in accordance with the Accounting Principles.

“Co-Managing Partners” means the Co-Managing Partners of the Business, initially Adam Schwartz and Joshua S. Baumgarten, and their respective successors, and if there is only one Managing Partner of the Business, that individual; provided, however, that if a Co-Managing Partner is conflicted with respect to an action as to which the Co-Managing Partners otherwise would be consulted with or sought for required consent, the “Co-Managing Partners” shall be deemed to refer to the unconflicted Co-Managing Partner alone or, if there is no unconflicted Co-Managing Partner, to the unconflicted Alabama Partner then in the next highest position of authority in the Business.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateralized Loan Vehicle” means any collateralized loan obligation entity, collateralized debt obligation entity (or other Person) or similar securitization vehicle to which any of the Company Group Entities provides investment management or investment advisory services, including any sub-advisory services, administration services or similar services (excluding any securitization vehicle that primarily invests in mortgage-backed securities, residential whole loans or other similar real estate-related assets).

“Commercially Available Software” means commercially available software available on a non-exclusive basis under standard terms and conditions that has not been modified or customized by a third party for the Company.

“Common Units” means the “Common Units” of the Acquiror, as defined in, and issued under, the Acquiror Partnership Agreement.

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of any Company Group Entity or any Company Fund.

“Company Financial Statements” means (a) the audited financial statements of Alabama OpCo and Alabama CarryCo, on a combined and consolidated basis, for each of the two (2) fiscal years ending December 31, 2021, including the combined and consolidated statements of financial condition as of such dates and the related combined and consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, together with the notes and schedules thereto (the “Audited Financial Statements”) and (b) the unaudited abridged financial statements of Alabama OpCo and Alabama CarryCo, on a combined and consolidated basis, for the period ended December 31, 2022, including the combined and consolidated statements of financial position condition and combined and consolidated statement of comprehensive income and trial balances as of such date, together with the unaudited trial balance of API as of December 31, 2022 (the “2022 Financial Statements”).

“Company Fund” means any investment fund or other vehicle (including, unless otherwise stated, any general or limited partnership, corporation account, trust, limited liability company, Collateralized Loan Vehicle, SMA, BDC or other Entity and whether or not dedicated to a single investor, but excluding any personal investment vehicles (including “family office” vehicles) and vehicles related to non-profit organizations that in each case are unrelated to the Business) (a) organized, sponsored, promoted, managed, controlled or advised by any of the Company Group Entities or any of their respective Controlled Affiliates, (b) for which any of the entities described in clause (a) above acts as investment adviser, investment sub-adviser, general partner, managing member, manager, administrator or in a similar role, or (c) from which any of the entities described in clause (a) above receives, directly or indirectly, management fees, carried interest, performance fees or other similar revenues, fees, compensation or payments to the foregoing; provided, however, that no Portfolio Company shall be a “Company Fund.”

“Company Fundamental Representations” means, collectively, the representations and warranties contained in Section 4.1(a) (Organization, Etc.), Section 4.2(a) (Capital Structure), Section 4.3 (Authority; Validity of Agreements), Section 4.5(a)(ii) (No Conflicts with respect to Organizational Documents) and Section 4.22 (Brokers and Finders).

“Company Group Entities” means the Companies and their Subsidiaries (other than any Company Fund and any of their Subsidiaries and other than any Portfolio Company).

“Company Group Tax Amount” means the aggregate amount of (i) any accrued but unpaid Income Tax of any Company Group Entity (which amount shall not be less than zero) in any jurisdiction as of the end of the Closing Date (taking into account the transactions contemplated by this Agreement, but excluding any Transfer Taxes to the extent covered by Section 6.12(d)) and (ii) any payroll Taxes deferred under the CARES Act and not paid prior to the Closing.

“Company IPR” means any and all Intellectual Property Rights owned or purported to be owned, in whole or part, by any Company Group Entity or Company Fund.

“Consent” means, as the context requires, any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption, variation, clearance or Order of, or registration, declaration or filing with, any Person, including any Governmental Authority.

“Consenting Client” means each Client whose Client Consent or BDC Consent shall have been obtained in accordance with Section 6.17; provided, that, for the avoidance of doubt, “Consenting Client” shall (a) exclude any Client (i) if, prior to the Closing Date, such Client has revoked in writing its Client Consent or terminated in writing its Client Contract or (ii) to which any “key person” or “cause” event has been triggered prior to the Closing Date (disregarding any requirement that a condition precedent of exercising such remedy requires the passage of time, notice and/or opportunity to cure) and that would give rise to the termination of the investment period, dissolution of the fund, or removal of the general partner (or equivalent entity) whether automatically or upon the election of investors therein, unless such “key person” or “cause” event has been cured or waived in accordance with the applicable Fund Documents and (b) include any Person, solely for purposes of determining the “Client Consent Percentage” as of ninety (90) days following the Closing Date, (i) that become a Client after the date hereof but prior to the Closing Date or (ii) that was in the process of becoming a Client prior to the Closing Date and became a Client within fourteen days (14) days following the Closing Date and whose (x) Client Consent is received within ninety (90) days following the Closing Date (but excluding, for the avoidance of doubt, any such Client who subsequently revoked in writing its Client Consent or terminated in writing its Client Contract during such ninety (90) day period) or (y) BDC Consent is received within ninety (90) days following the Closing Date in accordance with Rule 15a-4 under the Investment Company Act.

“Contract” means any agreement, contract, arrangement, understanding, lease, sublease, license, mortgage, bond, note, instrument or other legally binding obligation or commitment, whether written or oral, and any amendments, modifications and supplements thereto.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.

“Covered Tax Return” means any Income Tax Return of an API Entity or a Company Group Entity for a taxable period that begins on or before the Closing Date other than an Alabama-Prepared Tax Return.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related mutations, evolutions, variations, strains and sequences), including any intensification, resurgence or any evolutions, variants or mutations thereof.

“COVID-19 Actions” means any action taken to comply with COVID-19 Measures applicable to the Company Group Entities, the Company Funds or their respective Affiliates, which actions are (i) reasonably consistent with the actions taken by other similarly situated participants operating in the same or substantially similar industry or geographies in which any of the Company Group Entities, the Company Funds or their respective Affiliates primarily operates, (ii) reasonably consistent with policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization or other applicable Governmental Authorities, or (iii) reasonably necessary to protect the health or safety of the Company Group Entities’ or their respective Affiliates’ employees or other individuals having business dealings with the foregoing, in each case, as determined in good faith by the Companies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, decree, judgment, injunction or other Order or directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Act, the Payroll Tax Executive Order, and any other COVID-19 relief measure hereafter adopted by any Governmental Authority.

“Current Assets” means, as of any date of determination hereunder and without duplication, the combined and consolidated current assets of the Company Group Entities (excluding Cash, Income Tax assets, deferred tax assets, any performance allocations and fees whether accrued but unpaid or billed and receivable from Company Funds), in each case, (a) solely reflecting the categories and line items of current assets included in the illustrative calculation of Working Capital set forth on Schedule IV and (b) otherwise determined in accordance with the Accounting Principles. For the avoidance of doubt, the monetary items to the extent included in calculating Net GP Investments, Pre-Closing Crystalized Performance Fees Receivable and Post-Closing Net Crystalized Performance Fees Receivable shall be excluded from the calculation of Current Assets.

“Current Liabilities” means, as of any date of determination hereunder and without duplication, the combined and consolidated current liabilities of the Company Group Entities (excluding Indebtedness, Income Tax liabilities, deferred tax liabilities, carry liability and Transaction Expenses), in each case, (a) solely reflecting the categories and line items of currents liabilities included in the illustrative calculation of Working Capital set forth on Schedule IV and (b) otherwise determined in accordance with the Accounting Principles. For the avoidance of doubt, the monetary items to the extent included in calculating Net GP Investments, Pre-Closing Crystalized Performance Fees Receivable and Post-Closing Net Crystalized Performance Fees Receivable shall be excluded from the calculation of Current Liabilities.

“Data Security Breach” means any (a) unlawful or unauthorized access to, acquisition of, interruption of access, theft, disclosure, use, loss, alteration, destruction, compromise, or unauthorized Processing of Sensitive Data, including Personal Information, in the possession or control of any Company Group Entity or Company Fund, (b) a phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a significant business disruption, or (c) other act or omission that compromises the security, protection, privacy, integrity, availability or confidentiality of Sensitive Data or the IT Assets.

“Debt Financing” means any debt financing (whether public or private) contemplated by Acquiror in connection with, or to pay amounts due with respect to, the Transactions, whether effected prior to, or substantially concurrently with, the Closing.

“Debt Financing Sources” means the financial institutions, initial purchasers, underwriters, agents, arrangers, lenders and institutional investors that otherwise enter into Contracts in connection with all or part of any Debt Financing.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, their Affiliates and the officers, directors, employees, controlling persons, agents, advisors of the foregoing and the successors of the foregoing.

“Discretionary Sharing Program” means the program established by the Acquiror in accordance with Part II of Schedule B of the Acquiror Partnership Agreement.

“Distribution Agreement” means any Contract for the distribution, placement or sales of shares, interests or units of a Company Fund, including any Contract with a placement agent.

“Earnout Percentage” means, with respect to any Alabama Partner, the applicable percentage set forth opposite such Alabama Partner’s name under column “I” on Annex H.

“Earnout Unit Price” means, with respect to a Common Unit, the price equal to the product of (i) the Exchange Rate multiplied by (ii) the arithmetic average of the VWAP for Class A Stock for the thirty (30) consecutive Trading Days ending on the last Business Day immediately preceding the date on which the Final Earnout Amount is determined pursuant to Section 2.7 (subject to adjustment for any splits, combinations, reclassifications or similar transactions with respect to Common Units or Class A Stock on or after the date hereof).

“Encumbrance” means, whether arising under any Contract or otherwise, any options, preemptive rights, debts, claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of first refusal, assessments, voting trust agreements, rights of first offer, proxies, title defects, rental, credit, factoring or conditional sale or other similar agreement on deferred terms and charges or other similar restrictions or limitations of any kind or nature.

“Entity” means a Person that is not a natural person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Client” means each Person to which a Company Group Entity provides services whose assets are or may be deemed to constitute Plan Assets.

“Essential Housing II” means, individually and collectively, AG Essential Housing Company 2, L.P., AG Essential Housing Fund II, L.P., AG Essential Housing Fund II Holdings (DE), L.P. and AG Essential Housing Fund II Aggregator, L.P., together with any parallel funds, alternative investment vehicles and subsidiaries thereof, and any Entities formed solely in connection with raising any successor fund which is sometimes referred to herein as “EH III”.

“Exchange Rate” means, at any time, a fraction, the numerator of which is (a) the number of shares of Class A Stock that represent one Common Unit at such time and (b) the denominator of which is one Common Unit. As of the date hereof, the Exchange Rate is 1.0, which Exchange Rate shall be subject to adjustment for any: (x) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by an identical subdivision or combination of the Class A Stock; and (y) any subdivision (by any stock split, stock distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Stock that is not accompanied by an identical subdivision or combination of the Common Units.

“Existing Alabama CarryCo LPA” means the Second Amended and Restated Agreement of Limited Partnership of Alabama CarryCo, dated as of March 31, 2021.

“Existing Alabama OpCo LPA” means the Fourth Amended and Restated Agreement of Limited Partnership of Alabama OpCo, dated as of March 31, 2021.

“Existing API GP LLCA” means the Amended and Restated Limited Liability Company Agreement of the API GP, dated as of March 31, 2021.

“Export Control Laws” means the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states, the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to any Company Group Entity or a Company Fund and their respective operations from time to time.

“FCA” means the Financial Conduct Authority of the United Kingdom.

“Financial Resources Requirements” means (a) the minimum paid-up share capital, as applicable for each entity regulated by the SFC, and (b) 120% of the minimum liquid capital, as applicable for each such entity, each of clauses (a) and (b) as required by the Securities and Futures (Financial Resources) Rules (Cap 571N) of Hong Kong.

“Founder Payment Amount” shall mean cash in the amount of $39,398,566.

“Founders” means, collectively the Persons set forth on Annex B and Annex C.

“Founders Agreement” means the Sixth Amended and Restated Founders Retirement Agreement, dated as of March 31, 2021, by and among Alabama OpCo, API GP, Alabama CarryCo, API and the other parties thereto.

“Fraud” means, with respect to a Party, an actual and intentional fraud under Delaware common law with respect to any statement of a material fact in any representation or warranty set forth in Article III (Representations and Warranties of API Sellers), Article IV (Representations and Warranties Regarding the Company Group Entities) or Article V (Representations and Warranties of the Acquiror Parties) (as applicable); provided, however, that (i) such actual and intentional fraud of such Party shall only be deemed to exist if the Party making such representation or warranty had actual knowledge of such material breach when the related representations and warranties were made with the intention that the other party would rely thereon to its detriment, and such other party relied thereon to its detriment and (ii) except for the explicit indemnity obligations of the Alabama Partners expressly set forth in Section 10.2(a)(iii) (Indemnification), only the Party who committed a Fraud shall be responsible for such Fraud and only to the Party that suffered from such Fraud. For the avoidance of doubt, Fraud shall not include any claim based on constructive knowledge, negligent misrepresentation or any similar theory.

“Fund Documentation” means, with respect to each Company Fund, the limited partnership agreement or equivalent Organizational Document of such Company Fund and any advisory, management, sub-advisory, sponsorship or other agreements with respect to such Company Fund, as well as the then-current registration statement or offering memorandum (if any) of such Company Fund, together with the subscription agreements for such Company Fund and any Side Letters or similar agreements with investors therein, in each case, that is in effect as of the date hereof. With respect to Collateralized Loan Vehicles, Fund Documentation shall also include any applicable indenture or trust deed, any fee sharing, fee rebate, fee waiver or similar agreement entered into with respect to management fees and any collateral administration agreement.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date of this Agreement (unless a different period is expressly stated in this Agreement), consistently applied.

“GDPR” means the Regulation (EU) 2016/679 of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court and any Self-Regulatory Organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means all Taxes relating to or measured by income.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to a Person and without duplication, as of any particular time and on a combined and consolidated basis, the aggregate amount of liabilities of such Person (including, in each case, any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, breakage costs, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith) relating to: (a) any indebtedness of such Person for borrowed money; (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture, borrowings under repurchase agreements to finance European collateralized lending obligations or similar instrument; (c) any obligation of such Person under any finance leases (to the extent in excess of one hundred thousand dollars ($100,000) in the aggregate), factoring, securitization or other similar facility or arrangement; (d) any reimbursement obligation of such Person with respect to letters of credit, performance or surety bonds, bankers’ acceptances or similar obligations (in each case, solely to the extent drawn or called); (e) any obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding, for the avoidance of doubt, deferred rent), including any earn-out or similar obligations; (f) any obligation to redeem or otherwise repurchase any shares of capital stock or other equity securities of such Person; (g) outstanding accrued and unpaid obligations, solely to the extent such amounts are unfunded, relating to or in respect of a right granted in a period ending on or prior to the Closing, solely to the extent incurred pursuant to any Plan relating to (A) deferred compensation (both vested and unvested), (B) accrued carry and memo shall include carry payable subject to clawback, “Accrued Memo/CEF Liability” and Accrued Unallocated or Unpaid Carry” (each, as defined in the Accounting Principles), (C) all accrued bonuses, (D) all severance and other similar obligations to Persons whose employment or other service with any Company Group Entity terminated prior to the Closing (including cash payments owed in any form to former partners in respect of severance) or who received or provided a notice of termination prior to the Closing, and (E) the employer’s share of any employment, unemployment, payroll and similar Taxes payable in connection with the foregoing obligations described in this clause (g); (h) the Company Group Tax Amount; (i) any obligation of such Person arising under any “out-of-the-money” swaps, caps, derivatives, collars or similar hedging agreements, in each case net of any cash received or receivable by such Person from the settlement of any “in-the-money” swaps, caps, derivatives, collars or similar hedging agreements; (j) any obligation of such Person in respect of any declared but unpaid dividends or distributions (including to any former partner); (k) any obligation of such Person in respect of liabilities to any director, officer, manager, equityholder, employee or Affiliate of any Company Group Entity, or any immediate family member of such Person, in each case, unrelated to the operation of the business, including any personal credit card expenses (non-business related) of employees (but not, for the avoidance of doubt, obligations in respect of expat or similar arrangements for employees); (l) any amounts attributable to the non-controlling interests in respect of AGJT Investments, LLC, AGTY Investments, LLC, AGKM Investments, LLC and AGPB Investments, LLC at the Measurement Time, calculated in accordance with the Accounting Principles, and (m) any guarantees or “keep-well” or similar agreements or arrangements of such Person for all or part of any of the obligations or liabilities of another Person of the type described in clauses (a) through (l) above to the extent accrued by the Companies, excluding guarantees of employee loans; provided, that Indebtedness shall (x) be determined in accordance with the Accounting Principles, if applicable, and (y) not include (A) any obligations under any letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness solely among the Companies and any of their wholly-owned Subsidiaries, (C) any endorsement of negotiable instruments for collection in the ordinary course of business, (D) Transaction Expenses and (E) Current Liabilities. For the avoidance of doubt, the monetary items included in calculating Pre-Closing Crystalized Performance Fees Receivable and Post-Closing Net Crystalized Performance Fees Receivable shall be excluded from the calculation of Indebtedness, other than to the extent included in accrued bonuses.

“Indemnity Cap Amount” means, without duplication, with respect to any Alabama Partner, an aggregate amount equal to (a) the Alabama Partner Total Cash Amount with respect to such Alabama Partner, plus (b) the Alabama Partner Closing Common Unit Amount with respect to such Alabama Partner, plus (c) solely to the extent the Earnout Amount has been paid pursuant to Section 2.7(g), the aggregate amount actually received in respect of the Earnout Amount by such Alabama Partner (or, as applicable, the Applicable API Entity with respect to such Alabama Partner). For purposes of this definition, any Closing Units shall be valued at the Reference Price and any Common Units issued pursuant to Section 2.7 shall be valued at the Earnout Unit Price. For the avoidance of doubt, the Alabama Closing Common Unit Amount and/or the Earnout Amount, in each case with respect to any Alabama Partner shall be adjusted to reflect the pro rata accretion in respect of any Alabama Partner’s forfeiture of any interest in such Applicable API Entity prior to the date of determination.

“Information Statement” means a written information statement of the type contemplated by Section 242(e) of the General Corporation Law of the State of Delaware and Rule 14c-2 of the Securities Exchange Act containing the information specified in Schedule 14C under the Securities Exchange Act relating to the PubCo Stockholder Consent.

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in all jurisdictions worldwide, whether registered or unregistered, including all rights pertaining to or deriving from: (i) patents, (ii) inventions and discoveries, invention disclosures, and industrial designs, whether or not patentable, (iii) trademarks, service marks, certification marks, services names, brands, domain names, trade dress, trade names, slogans, logos, social media account handles, uniform resource locators, corporate names, and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, (iv) copyrights, moral rights, works of authorship and rights in data and databases, whether or not copyrightable, (v) confidential and proprietary information, including trade secrets, know-how, invention rights, client lists, client contact and registration information, investment track record, supplier lists, mailing lists, business and marketing plans and proposals, data, technical information, concepts, methods, processes, specifications, discoveries, research and development, compositions, procedures, designs, formulae, algorithms, models, reports and other similar rights that derive their value from being maintained as confidential (collectively, “Trade Secrets”), (vi) computer software and firmware, including data files, databases, algorithms, models, methodologies, source code, object code, executable code and software-related specifications and documentation (collectively, “Software”) and other rights in technology, (vii) rights of privacy and publicity and moral rights, (viii) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations for any of the foregoing, and (ix) any and all similar or equivalent rights arising in equity or under Law or Contract related to any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, endpoints, platforms, storage and all other information technology equipment and infrastructure.

“Knowledge of the Acquiror Parties” means the knowledge of Anilu Vazquez-Ubarri, Bradford Berenson, Joann Harris and Ken Murphy, in each case, after reasonable inquiry.

“Knowledge of the API Entities” or “Knowledge of the Companies” means the knowledge of Brian Sigman, Christopher Moore, Frank Stadelmaier, Jackie Quinn, Jean-Baptiste Garcia and Richa Gulati, in each case, after reasonable inquiry.

“Law” means all U.S. and non-U.S. federal, state, provincial or local laws, statutes, ordinances, Orders, administrative interpretation or rules of common law, codes, regulations, directives, rules, other civil and other codes and any other requirements which have the similar effect of any Governmental Authority.

“Market Disruption Event” means (i) a failure by the National Securities Exchange on which Class A Stock is listed to open for trading during its regular trading session; or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for Class A Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the National Securities Exchange on which Class A Stock is listed or otherwise) in Class A Stock or in any options contracts or futures contracts relating to Class A Stock.

“Marketing Literature” includes all explanatory memoranda, private placement memoranda, offering documents, marketing documents, advertisements, sales literature, pitch books, fact sheets, due diligence questionnaires, track records or other presentations of performance, road show presentations, scheme particulars, key features documents, wrappers and prospectuses relating to any Company Fund or to the services of any Company Group Entity, in each case that were prepared, produced, issued or distributed to prospective or current investors in any Company Fund or prospective or current Clients.

“Material Contract” means any Contract to which any Company Group Entity and where specifically referenced, a Company Fund is a party or by which it or any of its properties or assets is bound of the type listed below (excluding, in each case, Plans and other employee arrangements):

(a) Client Contracts, Distribution Agreements and other Fund Documentation (excluding Marketing Literature that is not also Fund Documentation), in each case material to the Business;

(b) Leases;

(c) all Contracts concerning Intellectual Property Rights or IT Assets to which any Company Group Entity or Company Fund is a party or by which any Company Group Entity or Company Fund, or any of its properties or assets, may be bound, pursuant to which: (i) the Company Group Entity or Company Fund uses or has been granted any license or other rights (including rights granted on a service basis) under any Intellectual Property Rights owned by any other Person (other than Commercially Available Software or data for which the Company has paid less than $250,000); or (ii) the Company Group Entity or Company Fund has granted to any other Person any license or other rights under any Company IPR (other than non-exclusive licenses granted by the Company in the ordinary course of business to Clients or vendors or in connection with Commercially Available Software) (the agreements listed in subsections (i) through (ii) above, the “IP Contracts”);

(d) Contracts to which a Company Group Entity is a party as obligor and evidencing or relating to any Indebtedness in excess of $5,000,000;

(e) any Contract imposing an Encumbrance on any material assets or properties of any Company Group Entity, other than Encumbrances which will be released at or prior to Closing and Permitted Encumbrances;

(f) any material joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of any Company Group Entity or any Company Fund (including any performance or incentive-based fees and/or compensation, performance or incentive allocations, management fees or other similar fees and/or compensation payable in respect of any Company Fund), between a Company Group Entity or any Company Fund, on one hand, and a Person who is not a Company Group Entity or a Company Fund, on the other hand, other than in (w) the ordinary course of business consistent with past practice, (x) joint ventures that only the Company Funds (and not any Company Group Entity other than in a capacity as a manager of such joint venture) are party to, (y) placement and distribution agreements in the ordinary course of business or (z) in connection with real estate investments where a Company Group Entity serves as a non-economic manager in the ordinary course of business and excluding any Company Fund investment;

(g) Contracts pursuant to which any Company Group Entity has made payments to third party venders of more than $5,000,000 in the twelve (12) months preceding the date hereof;

(h) stock purchase agreements, asset purchase agreements and other acquisition, sale, merger, consolidation or divestiture agreements (including all exhibits, schedules and annexes thereto) entered into by any Company Group Entity (A) within the past three (3) years for consideration in excess of $5,000,000 or (B) that have any material obligations or liabilities (including any indemnification obligations or similar covenants) that are outstanding;

(i) any Contract that requires a Company Group Entity to pay any commission, finder’s fee, royalty or similar payment in excess of $2,000,000 in the aggregate;

(j) any material Contracts related to the rendering of prime broker or clearance services to any Company Group Entity or any Company Fund;

(k) any Contract with a “clawback” or similar undertaking or requirement to refund any fees or amounts for any reason, excluding Fund Documentation;

(l) any material Contract that provides for unsatisfied earn-outs or other similar contingent obligations;

(m) other than as set forth in the Organizational Documents of the Company Group Entities, any Contract containing any non-competition, non-solicitation or exclusive dealing terms, or any other agreement or obligation that purports to limit or restrict in any respect (i) the freedom or ability of any Company Group Entity or the Business to solicit customers, employees, contractors, or other personnel or to compete in any line of business or with any Person or in any area (including the ability to invest in industry or geographic sectors or in competitors of specified persons), including (w) competing in any line of business or pursing any type of investment, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person, (x) soliciting any customers or individuals for employment or investors for investment, (y) acquiring any particular services or products from any Person or (z) non-disclosure agreements or similar agreements, in each case entered into in the past two (2) years, pursuant to which any Company Group Entity may receive non-public information with respect to an issuer or (ii) the manner in which, or the localities in which, all or any portion of the Business is or, following consummation of the Transactions, will be conducted;

(n) any Contract containing a “most favored pricing”, “most favored nation” or “most favored terms and conditions” provision or providing for exclusivity, rights of first refusal, rights of first offer, or similar rights, in each case, in favor of a third party, or any Contract that otherwise requires any Company Group Entity (or, after the Closing, Acquiror or any of its Affiliates), to deal exclusively or on a “sole source” basis with another Person for the purchase of any product or service that is used or provided by the Company Group Entities (or, after the Effective Time, Acquiror or any of its Affiliates);

(o) any Contract with a Governmental Authority, other than Contracts where a Governmental Authority is investor;

(p) any agreement that provides for indemnification of any officer, manager, director, employee or agent of any of the Company Group Entities (other than the applicable Organizational Documents of the Company Group Entities);

(q) any Contract that provides for the settlement of any Proceeding (or threatened Proceeding) that contains any (i) future payments by the Company Group Entities in excess of $2,000,000 or (ii) ongoing conduct obligations of any Company Group Entity (other than customary confidentiality obligations); and

(r) any Contract or other commitment to enter into any of the foregoing;

provided, that Material Contracts shall not include contracts, agreements or instruments of the Company Funds solely relating to the acquisition, ownership or disposition of securities of Portfolio Companies.

“Measurement Time” means (i) with respect to Cash, Closing Working Capital, Net GP Investments, and Pre-Closing Crystalized Performance Fees Receivable, 12:01 a.m. ET on the Closing Date, (ii) with respect to Transaction Expenses and Closing Indebtedness, as of immediately prior to the Closing (iii) with respect to Post-Closing Net Crystalized Performance Fees Receivable, 11:59 p.m. ET on December 31, 2023, and (iv) with respect to Closing Revenue Run Rate, 11:59 pm ET on the last day of the month immediately preceding the month in which the Closing Date occurs; provided, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, (x) if the amount of Cash is reduced as a result of any payments (other than payments of Current Liabilities) at any time after 12:01 a.m. ET on the Closing Date, including as a result of paying off Indebtedness, Transaction Expenses and/or making any distributions, the amount of such reduction to Cash shall be taken into account for purposes of calculating the Alabama Partner Closing Cash Amounts, the Alabama Partner Total Cash Amounts and the Total Cash Consideration and any adjustments thereto, and (y) Taxes included in Closing Working Capital and Indebtedness shall be determined as of the end of the Closing Date.

“Minimum Amount” means (a) with respect to the calendar year 2024, One Hundred Ten Million Dollars ($110,000,000), (b) with respect to the calendar year 2025, One Hundred Twenty Million Dollars ($120,000,000), and (c) with respect to the calendar year 2026, One Hundred Thirty Million Dollars ($130,000,000).

“Modified M1 Reporting Basis” means the previously accepted industry standard of accounting principles formerly referred to as “Method 1,” which differs from GAAP in its recognition of performance revenues and related compensation expenses, and under which (a) revenues related to performance allocations and or fee revenues are recognized only when free from risk of “clawback” or significant reversal and (b) any related compensation arrangements or plans with active or past employees, including but not limited to, carry plan and phantom carry plan arrangements are recognized as an expense when the related performance revenues are recognized.

“Most Recent Balance Sheet” means the combined and consolidated statements of financial position of the Companies as of December 31, 2022, as included in the 2022 Financial Statements.

“Nasdaq” means The Nasdaq Stock Market LLC.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act.

“Net GP Investments” means the amount of all (a) general partnership and limited partnership interests in funds, (b) investments in collateralized lending obligations through Northwoods European CLO Management LLC and AG Mortgage Investment Trust, Inc., in each case, measured at fair value, (c) the actual cash consideration paid for the investment set forth on Schedule 6.1(xiii), subject to the maximum permitted amount set forth therein, (d) any proprietary trading assets, net of any liabilities recorded on the combined and consolidated balance sheets of the Company Group Entities and (e) any interest or dividends receivable on proprietary investments as of the applicable Measurement Time, determined in accordance with the Accounting Principles, in each case, held directly or indirectly by the Company Group Entities.

“Non-Consenting Client” means each Client other than a Consenting Client.

“Non-Disclosure Agreement” means the Confidentiality Agreement, dated as of April 3, 2022, by and between Alabama OpCo and TPG Global LLC, as amended from time to time.

“Non-Founder Partners” means, collectively, each of the Persons set forth on Annex C.

“Non-U.S. Plan” means each Plan that is governed by the Laws of a jurisdiction outside of the United States or primarily covers any current or former employee, director, officer, independent contractor, consultant or other individual service provider who is primarily based outside of the United States or with respect to which any Company Group Entity has any liability, contingent or otherwise, as it relates to any individual outside of the United States, in each case, excluding any plan, program, contract or arrangement required by applicable Law or maintained by a Governmental Authority.

“Open Source Software” means any Software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses), (iii) under any licensing or distribution model similar to the foregoing, or (iv) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license or otherwise distributable at lower or no fees. “Open Source Software” includes software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, and (h) the Apache License.

“Order” means any judgment, outstanding order, injunction, stipulation, award or decree of any U.S. federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; with respect to any Person that is a trust or other Entity, its declaration or agreement of trust or its constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Ownership Percentage” means, with respect to any Alabama Partner, the percentage set forth opposite such Alabama Partner’s name under column “H” on Annex H under the heading “Ownership Percentage”, as the same may be updated by the API Representative from time to time prior to the Closing to reflect pro rata accretion to the remaining Alabama Partners in respect of any Withdrawn Partners or as otherwise set forth on Annex H; provided that Acquiror is notified in writing prior to such update. For the avoidance of doubt, as of any date from and after the Closing, the sum of the Ownership Percentages of all of the Alabama Partners as of any date shall equal 100%.

“Parties” means the parties to this Agreement.

“Partner Loans” means the loans set forth on Schedule V.

“Permitted Encumbrances” means (i) Encumbrances securing the obligations of the Company Group Entities and/or any Company Fund pursuant to the Specified Indebtedness that will be released at Closing, (ii) Encumbrances disclosed in the Company Financial Statements or any schedules to this Agreement, (iii) Encumbrances for current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings (and for which appropriate reserves have been established in accordance with GAAP on the Company Financial Statements), (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances either not yet delinquent or being contested in good faith, arising or incurred in the ordinary course of business of the Company Group Entities, (v) Encumbrances relating to the transferability of securities under applicable securities Laws, (vi) Encumbrances securing rental payments under capitalized leases that do not, individually or in the aggregate, materially impair the use of the applicable asset or property by the Company Group Entities as currently used or the operation of their business as currently conducted, (vii) Encumbrances in favor of the lessors under the Leases, or encumbering the fee simple interest (or any superior leasehold interest) in the real property leased, licensed or subleased by the Company Group Entities pursuant to the Leases that do not, individually or in the aggregate, materially impair the use of the applicable asset or property as of the date hereof by the Company Group Entities as currently used or the operation of their business as currently conducted, (viii) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the real property leased, licensed or subleased by the Company Group Entities pursuant to the Leases that do not, individually or in the aggregate, materially impair the use of the applicable asset or property by the Company Group Entities as currently used or the operation of their business as currently conducted, (ix) any condition that may be shown by a current and accurate survey, or that would be apparent as part of a physical inspection, of the applicable parcel of real property, in each case which does not materially interfere with the present use of the parcel of real property it affects, (x) defects, exceptions, restrictions, easements, rights-of-way and other non-monetary Encumbrances that do not, individually or in the aggregate, materially impair the current use of the applicable asset or real property leased, licensed or subleased by the Company Group Entities pursuant to the Leases, (xi) non-exclusive licenses of Intellectual Property Rights granted to Clients or vendors or in the ordinary course of business, (xii) Encumbrances created pursuant to or arising under the Existing Alabama OpCo LPA, the Existing Alabama CarryCo LPA or any other Organizational Documents of the Company Group Entities, each as in effect immediately prior to the Closing, and (xiii) the Encumbrances set forth on Schedule 1.1-D.

“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.

“Personal Information” means any information or data in any media that relates to an identified or identifiable natural person, household, browser or device and any other information or data that constitutes “personal information,” “personal data” or similar term under applicable Privacy and Data Security Laws.

“Plan Asset Regulations” means the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Portfolio Companies” means any Person in which any Company Fund holds any direct or indirect (including through any special purpose vehicles or other intermediate vehicles) investment. For the avoidance of doubt, in no event shall a Portfolio Company be a Company Group Entity or a Subsidiary of the Company Group Entities hereunder.

“Post-Closing Crystalized Performance Fees” means performance fees and/or allocations crystalized as of December 31, 2023 by Company Group Entities from Post-Closing Crystalized Performance Funds (as defined in the Accounting Principles), in all cases, to the extent not already included in Pre-Closing Crystalized Performance Fees.

“Post-Closing Net Crystalized Performance Fees Receivable” shall equal (I) (a) the amount of all Post-Closing Crystalized Performance Fees for which the performance period includes at least a portion of the period prior to the Closing Date minus (b) the portion of such fees that are required to be paid to Persons, including “downstairs” team allocations, or that will be allocated to Persons other than the Company Group Entities, including such payments to be made to service providers pursuant to the Company Group Entities’ policies (without duplication of amounts included in Current Liabilities or Indebtedness) minus (c) 30% of such fees referred to in clause (a) minus clause (b) (which portion of such fees shall be and are actually contributed to the Discretionary Sharing Program) multiplied by (II) (i) the number of days between January 1, 2023 and the Closing Date, divided by (ii) three hundred and sixty five (365), and be determined in accordance with the Accounting Principles. The balance of any such fees shall be retained by the Acquiror. For example, if the Closing Date was September 30, 2023, and the Post-Closing Crystalized Performance Fees that became Post-Closing Crystalized Performance Fees after the Closing Date and on or prior to December 31, 2023 and for which the performance period includes at least in part to a period prior to the Closing Date was $10,000,000 and the portion described in clause (b) above was 50%,the Post-Closing Crystalized Net Performance Fees Receivable would be (a)(i) $10,000,000, minus (ii) fifty percent (50%) ($5,000,000), minus thirty percent (30)% ($3,000,000), multiplied by (b) seventy five percent (75%), or $1,500,000. The remaining $500,000 would be retained by the Acquiror. For the avoidance of doubt, the Post-Closing Net Crystalized Performance Fees Receivable for purposes of the Estimated Statement shall be zero (0).

“Pre-Closing Crystalized Performance Fees” means performance fees and/or allocations earned (herein referred to as “crystalized”), relating to performance revenues earned from January 1, 2023 through the Measurement Time by the Company Group Entities from any Pre-Closing Crystalized Performance Funds (as defined in the Accounting Principles), as of the relevant time of determination, and determined in accordance with the Accounting Principles; provided, that, if the Measurement Time is December 31, 2023 or later, the “Pre-Closing Crystalized Performance Funds” will include the Post-Closing Crystalized Performance Funds (as defined in the Accounting Principles).

“Pre-Closing Crystalized Performance Fees Receivable” shall equal (a) the amount of Pre-Closing Crystalized Performance Fees which are unpaid as of the Measurement Time minus (b) the portion of such fees that are required to be paid to Persons other than the Company Group Entities, including such payments to be made to service providers pursuant to the Company Group Entities’ policies, except to the extent included in Current Liabilities or Indebtedness.

“Pre-Closing Tax Period” means, with respect to the applicable Person, any taxable period of such Person ending on or before the Closing Date, and the portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy Agreements” means any Contracts, commitments or obligations to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which any Company Group Entity or Company Fund has entered or is otherwise bound.

“Privacy and Data Security Laws” means any applicable Laws relating to privacy, the Processing of Personal Information, the protection or security of Personal Information, and data breach disclosure and notification, including (but not limited to), as applicable, all Laws and regulations implementing or made under them, any amendment or re-enactment of them and, where applicable, the guidance and codes of practice issued by applicable regulatory bodies, including but not limited to the German Federal Data Protection Act; any regulation from time to time which implements Directive 2002/58/EC of the European Parliament; the GDPR and any legislation or regulation implementing the GDPR from time to time.

“Privacy Obligations” means any and all (a) Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, and (d) any binding rules of any applicable Self-Regulatory Organizations in which any Company Group Entity or Company Fund is or has been a member, to the extent applicable.

“Privacy Policy” means any written policy or formal written notice regarding the Processing of Personal Information, including published website or mobile app privacy policies, notices or policies related to the privacy of employees, individual contractors, temporary workers, job applicants, directors and officers, and policies or notices delivered to individual natural person clients, investors and prospects.

“Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, claim, charge, demand, citation, summons, subpoena, investigation, litigation, administrative proceeding, examination, audit, review, inquiry or other proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by, on behalf of, or before any court, tribunal, arbitrator or other Governmental Authority.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as the receipt, access, acquisition, collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, or combination, restriction, erasure or destruction, relating to such data or combination of data, including Personal Information.

“PubCo COI” means the Amended and Restated Certificate of Incorporation of PubCo as amended and restated to amend Section 4.4 thereof and to make certain other conforming changes as a result of the Pre-Closing Tennessee Transactions, in the form attached hereto as Exhibit N.

“PubCo COI Date” means (a) the date on which the PubCo COI becomes effective or (b) such other date on which PubCo is permitted to (i) issue Common Units exchangeable pursuant to the Exchange Agreement into shares of Class A Stock in excess of 19.99% as required by Nasdaq Rule 5635(a) and (ii) issue the Class B Stock issuable pursuant to this Agreement.

“PubCo Board” means the board of directors of PubCo.

“PubCo SEC Documents” means, collectively, all material reports, schedules, forms, certificates, prospectuses and registration, proxy and other instruments filed by PubCo with the SEC since September 1, 2021, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein.

“PubCo Stockholder Consent” means the written consent of the requisite PubCo stockholders sufficient to approve (i) the issuance of Common Units exchangeable pursuant to the Exchange Agreement into shares of Class A Stock in excess of 19.99% as required by Nasdaq Rule 5635(a) and (ii) the PubCo COI.

“Push Out Election” means an election under Section 6226 of the Code, including under Section 6226(b)(4)(A)(ii)(I) of the Code, and any similar election under state or local law.

“R&W Policy” means that certain buyer-side representation and warranty insurance policy with respect to the representations and warranties of the API Sellers and the Companies set forth in this Agreement purchased by Acquiror or an Affiliate thereof in connection with this Agreement and the Transactions contemplated hereby, in substantially the form attached hereto as Exhibit M.

“Related Partner” has the meaning set forth in the Partner Holdings Partnership Agreement.

“Related Party” means (a) any API Seller, any Alabama Partner or any member, partner or other equity holder of, or employee, officer, manager or director of, any API Seller or any Company Group Entity, (b) any spouse, child, stepchild, spouse of a child, parent, stepparent, parent of a spouse, sibling, sibling of a spouse or grandchild of any of the natural persons listed in clause (a) above, (c) any Affiliate of any of the Persons listed in clause (a) or (b) above, (d) any corporation or organization of which such Person listed in clause (a) or (b) above is an officer or director or is directly or indirectly the beneficial owner of more than 5% of any class of equity securities, other than any Company Group Entity, any Company Fund or any Portfolio Company, and I any trust or other estate in which any of the Persons listed in clause (a) or (b) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, other than any Company Group Entity, any Company Fund or any Portfolio Company.

“Restricted Cash” means (a) cash and cash equivalents included on the balance sheet of the applicable Person that is (i) required to satisfy any minimum regulatory capital requirements (A) in the case of entities regulated by the FCA, cash and cash equivalents (taking into account assets other than cash and cash equivalents to the extent permitted by applicable specialist regulatory capital rules) adequate to ensure compliance with the FCA’s principles and the FCA’s Prudential Sourcebook for MiFID Investment Firms as amended, supplemented or replaced from time to time (in each case, to the extent applicable) or such other specialist regulatory capital rules applicable to such entities are met as of the Measurement Time and (B) in the case of entities regulated by the SFC, cash and cash equivalents (taking into account assets other than cash and cash equivalents to the extent permitted by applicable specialist regulatory capital rules) adequate to ensure the Financial Resources Requirements or such other specialist regulatory capital rules applicable to such entities are met as of the Measurement Time or (ii) otherwise would be presented as “Restricted Cash” on the audited combined and consolidated balance sheet of Alabama OpCo or Alabama CarryCo, as applicable, or (b) cash and cash equivalents held for third parties, in each case, that would otherwise be included in Cash, including any cash held in escrow or on deposit by a third party for the benefit of any Company Group Entity or by any Company Group Entity for the benefit of a third party, and any other cash held as collateral in respect of obligations to any other, in each case, to the extent not otherwise reflected in Current Liabilities or Indebtedness. Notwithstanding anything to the contrary in this Agreement to the contrary, the Company Group Entities shall be permitted to distribute, or cause to be distributed, to a Company Group Entity, Cash that would otherwise be “Restricted Cash” under this definition, subject to compliance with applicable Laws.

“Reference Percentage” means, with respect to an Alabama Partner, a fraction (expressed as a percentage), (a) the numerator of which is equal to (i) the Alabama Partner Total Cash Amount with respect to such Alabama Partner, plus (ii) the Alabama Partner Closing Common Unit Amount with respect to such Alabama Partner, plus (iii) solely to the extent the Earnout Amount has been paid pursuant to Section 2.7(g), the aggregate amount actually received in respect of the Earnout Amount by such Alabama Partner (or, as applicable, the Applicable API Entity with respect to such Alabama Partner), and (b) the denominator of which is equal to (i) the aggregate Alabama Partner Total Cash Amount with respect to all Alabama Partners, plus (ii) the aggregate Alabama Partner Closing Common Unit Amount with respect to all Alabama Partners, plus (iii) solely to the extent the Earnout Amount has been paid pursuant to Section 2.7(g), the aggregate amount actually received in respect of the Earnout Amount by the Alabama Partners (or, as applicable, the Applicable API Entities with respect to all Alabama Partners). For the avoidance of doubt, the Alabama Closing Common Unit Amount and/or Earnout Amount, in each case with respect to any Alabama Partner shall be adjusted to reflect the pro rata accretion in respect of any withdrawn Alabama Partners in such Applicable API Entity prior to the date of determination.

“Reference Price” means Thirty Dollars ($30.00).

“Revenue Run Rate” means, as of any date, without duplication, the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for all Clients (including the Company Funds) in question (but excluding performance-based, incentive or contingent fees (including carried interest), any distribution and servicing fees, securities lending fees, transaction revenues, fund administration fees or any reimbursed expenses) payable to any Company Group Entity, determined by multiplying (a) (i) in the case of the Base Date Revenue Run Rate, the Base Date Assets Under Management, or (ii) in the case of the Closing Revenue Run Rate, the Adjusted Assets Under Management as of the Measurement Date, in either case for each Client by (b) the applicable annual weighted average fee rate (net of any fee rebates, discounts or waivers or sub advisor fees paid by the Company Group Entity to a Person other than a Company Group Entity) for such Client as of the Base Date, determined in good faith by the Companies.

“Sanctioned Country” means those countries and jurisdictions subject to comprehensive Sanctions, including Cuba, Iran, North Korea, Syria, Crimea, the so-called Luhansk People’s Republic and the so-called Donetsk People’s Republic.

“Sanctioned Party” means (i) any Person included on one or more of the Sanctioned Party Lists; or (ii) any Person owned or controlled by, or acting on behalf of, a Person on one or more of the Sanctioned Party Lists.

“Sanctioned Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of sanctioned parties maintained by other Governmental Authorities with regulatory authority over any Company Group Entity or a Company Fund and their respective operations from time to time.

“Sanctions” means those applicable trade, economic and financial sanctions laws, regulations, embargoes and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) other similar Governmental Authorities with regulatory authority over any Company Group Entity or a Company Fund and their respective operations from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Company Group Entity or any Company Fund is subject.

“Sensitive Data” means (a) all Personal Information and (b) other confidential or proprietary business information or trade secret information.

“SFC” means the Securities & Futures Commission of Hong Kong.

“Shortfall Amount” means, with respect to each of the calendar years 2024, 2025 and 2026, (a) the Minimum Amount for such calendar year minus (b) the Annual Discretionary Program Amount with respect to such calendar year; provided, that in no event shall the Shortfall Amount for any applicable calendar year be greater than Fifty Million Dollars ($50,000,000) or less than Zero Dollars ($0); provided, further, that if the Shortfall Amount for an applicable calendar year is negative, then the Shortfall Amount for such calendar year shall be Zero Dollars ($0).

“Side Letter” means any agreement or instrument (other than Organizational Documents for the Company Funds) relating to or affecting any Company Fund that provides for consideration (whether in the form of payments reimbursement, waivers, reductions, offsets, capacity rights, enhanced liquidity, enhanced transparency or otherwise) to investors or other Persons of any amounts, contingent or otherwise, based on the management or performance of such Company Fund or that otherwise have the effect or have had the effect of establishing rights under, or altering or supplementing the terms of any other Fund Documentation, including all amendments, modifications and supplements thereto.

“SMA” means any separately managed account to which any of the Company Group Entities provides investment management or investment advisory services, including any sub-advisory services, administration services or similar services.

“Specified Indebtedness” means any Indebtedness set forth on Schedule 6.13.

“Specified Permitted Encumbrances” means, in respect of any equity interest in the API Entities, the Company Group Entities or the Acquiror Parties (as applicable), (a) Encumbrances relating to the transferability of such interest under applicable securities Laws, (b) Encumbrances under the Organizational Documents of such API Entity, Acquiror Party or Company Group Entity that has issued such equity interest (provided that such Organizational Documents have been provided to Acquiror (in the case of the Company Group Entities and API Entities) or API Representative (in the case of the Acquiror Parties) prior to the date of this Agreement), and (c) Encumbrances arising out of the Transactions, this Agreement or any other Transaction Document.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending thereafter.

“Sunset” has the meaning set forth in the Amended and Restated Certificate of Incorporation of PubCo.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) (a) is a general partner or managing member, or (b) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal Entity; provided, that “Subsidiary” shall not include any (i) Portfolio Companies, (ii) Company Funds, (iii) any portfolio investment held on such Person’s balance sheet, or (iv) as applied to Acquiror, (x) any fund managed or controlled by Acquiror or its Affiliates or any portfolio company or investment of any such fund, or (y) Tarrant RemainCo I, L.P., Tarrant RemainCo II, L.P., Tarrant RemainCo III, L.P., or Tarrant RemainCo GP LLC.

“Tax” means (i) any U.S. federal, state, local, non-U.S. and other taxes, assessments, levies, fees, imposts, duties and charges of whatever kind imposed by any Taxing Authority or similar authority, including any imputed underpayment and any taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, duties, transfer, registration, stamp, premium, real property, personal property, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis and (ii) any liability for the payment of any amount of a type described in clause (i) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person pursuant to a Tax Sharing Agreement, or as a successor or as a transferee; and in each of clauses (i) – (ii), including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto.

“Tax Contest” means any Tax audit, examination, or judicial, administrative proceeding or other Proceeding, in each case relating to Taxes.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachment, amendment, or supplement thereto.

“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement; provided, that “Tax Sharing Agreement” shall not include customary Contracts entered into in the ordinary course of business that are not primarily related to Taxes and do not involve the sale of any material Subsidiary or of any material asset.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the assessment, determination, imposition or collection of any Tax or any other authority exercising Tax regulatory authority.

“Taxpayer Representative” means, as applicable, “taxpayer representative”, “designated individual” or “tax matters partner” of any Company Group Entity that is treated as a partnership for applicable Tax purposes.

“Tennessee IPR” means any and all Intellectual Property Rights owned or purported to be owned, in whole or part, by any of the Acquiror Parties.

“Total Cash Consideration” means (a) the Total Closing Cash Consideration, plus (b) the Adjustment Escrow Amount, plus (c) the API Representative Reserve Amount, in each case, calculated based on the Estimated Statement.

“Total Closing Cash Consideration” means the sum of the Alabama Partner Closing Cash Amount with respect to all Alabama Partners.

“Total Common Unit Consideration” means the sum of the Alabama Partner Closing Common Unit Amounts with respect to all Alabama Partners.

“Total Consideration” means the sum of the Total Cash Consideration and the Total Common Unit Consideration.

“Trading Day” means a day during which trading in securities generally occurs on the National Securities Exchange on which Class A Stock is listed, except a day on which a Market Disruption Event occurs.

“Transaction Documents” means, collectively, this Agreement, the Founder Holdings A Partnership Agreement, the Founder Holdings G Partnership, the Partner Holdings Partnership Agreement, the Acquiror Partnership Agreement, the Partner Acknowledgement and Joinder Agreements, the Escrow Agreement, the IRA, the Exchange Agreement, the TRA, the Founders’ Name Rights Assignment Agreement, the Founders’ Letter Agreement, the Letters of Transmittal and any other agreement, instrument or Contract entered into in connection with this Agreement, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein.

“Transaction Expenses” means the aggregate amount of, without duplication, to the extent not paid as of the applicable Measurement Time and to the extent not included in the calculation of Closing Indebtedness or Closing Working Capital, (i) all fees and expenses incurred by or on behalf of, or payable or reimbursable by, the Company Group Entities arising out of or in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, including all legal, accounting, financial advisory, consulting, brokers’, finders’ and all other fees and expenses of third parties (whether or not invoiced), (ii) the applicable costs, fees and expenses of the HSR and other filings made pursuant to Section 6.5, if any, with respect to the Applicable API Entities (or their Affiliates) receipt of any PubCo stock, (iii) transaction-related or sale bonuses, retention awards, change in control payments, rights under a Plan, or other similar amounts that become vested, due or payable by any Company Group Entity in connection with or as the result of, the consummation of the Transactions (in each case, other than any such payments that are or become payable as a result of any action taken by, or at the direction of, any Acquiror Party), and employer’s share of any employment, unemployment, payroll, social security and similar Taxes payable in connection therewith, (iv) all costs, fees and expenses relating to the obtaining of Client Consents and BDC Consents pursuant to Section 6.17, (v) all out-of pocket transaction expenses relating to the investment set forth on Schedule 6.1(xiii), to the extent not paid in full prior to the Closing, (vii) 50% of the costs, fees and expenses of the director and officer liability “tail” insurance policy pursuant to Section 6.7 and (viii) the share of Transfer Taxes for which the API Entities are responsible pursuant to Section 6.12(d).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Pre-Closing Transactions and the Closing Transactions (including the Merger).

“Transfer” means any sale, assignment, exchange, transfer, acquisition (whether by purchase, issuance, merger, consolidation or other business combination) or other disposition, whether in a single transaction or a series of related transactions.

“Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or resulting from, this Agreement and the transactions contemplated hereby.

“Treasury Regulations” means the final and temporary U.S. federal tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“VWAP” means, for any date, the price determined, by the first of the following clauses that applies: (i) if the Class A Stock is then listed or quoted on Nasdaq, the daily volume weighted average price of the Class A Stock for such date (or the nearest preceding date) on Nasdaq as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices), or (ii) if the Class A Stock is not then listed or quoted on Nasdaq, then the daily volume weighted average price of the Class A Stock for such date (or the nearest preceding date) on the National Securities Exchange on which the Class A Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices).

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, of or under this Agreement in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would cause a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement.

“Working Capital” means, at the applicable Measurement Time, the amount (which may be positive or negative) of all Current Assets minus all Current Liabilities as of such date, plus an amount equal to $8,138,393, determined in accordance with the Accounting Principles. Schedule IV sets forth an illustrative calculation of Working Capital.

“Working Capital Overage” means the amount (expressed as a positive number), if any, by which the Closing Working Capital exceeds the Working Capital Target.

“Working Capital Target” means an amount equal to $35,000,000.

“Working Capital Underage” means the amount (expressed as a negative number), if any, by which the Closing Working Capital falls below the Working Capital Target.

Section 1.2 Other Defined Terms.

Term	Section
2010 Health Care Law	4.19(n)
Accrued Bonus Amount	6.6(f)
Acquired Business	2.7(l)(xii)
Acquired General Partner Interests	Recitals
Acquired Interests	Recitals
Acquired Limited Partnership Interests	Recitals
Acquired Management Business	2.7(l)(ix)
Acquired Management Business Entities	2.7(c)
Acquired Multi-Product Business	2.7(l)(xii)
Acquiror	Preamble
Acquiror Business	2.7(l)(i)
Acquiror Entity Parties	6.9(c)
Acquiror Indemnitees	10.2(a)
Acquiror Parties	Preamble
Acquiror Partnership Agreement	Recitals
Acquiror Party	Preamble
Acquiror Tax Contest	6.12(b)(iii)
Acquiror Tax Contest Portion	6.12(b)(iii)
Acquiror Transaction Advisors	6.9(c)
Adjustment Escrow Account	2.5
Affiliate Agreement	4.13
Alabama CarryCo	Preamble
Alabama Founder Trust	Preamble
Alabama New GP	Recitals
Alabama OpCo	Preamble
Alabama Tax Contest Portion	6.12(b)(ii)
Allocation Notice	2.9
Alternative Transaction	6.22
Annual Cash Holdback Dispute Notice	2.6(b)
Annual Cash Holdback Payment Statement	2.6(a)
API	Preamble
API Entities	Preamble
API Entity	Preamble
API Entity Indemnitees	10.2(b)
API Entity Parties	6.9(a)
API GP	Preamble
API GP Members	Preamble
API Representative Parties	11.13(h)
API Representative Reserves	11.13(f)
API Seller Released Claims	6.15(a)
API Seller Releasing Parties	6.15(a)
API Sellers	Preamble
API Transaction Advisor	6.9(a)
Bankruptcy and Equity Exception	3.2(a)

Term	Section
Benefit Continuation Period	6.6(a)
Business IT Assets	4.20(h)
Capitalization Date	5.7(a)
Cash Estimate	2.4(a)
CEA	4.14(ii)
Certain Contribution Strategy	2.7(l)(ii)
Certificate of Merger	2.1(b)
Change of Control	2.7(l)(iii)
Claims Notice	10.4(b)
Client Deficit Percentage Estimate	2.4(a)
Closing	2.2
Closing Date	2.2
Closing Form 8-K	6.4(d)
Closing Indebtedness Estimate	2.4(a)
Closing Transactions	Recitals
Closing Units	2.1(d)
Combined Business Product	2.7(l)(iv)
Common Stock	5.7(a)
Companies	Preamble
Companies Interests	4.2(a)
Company	Preamble
Company Released Claims	6.15(b)
Company Released Parties	6.15(a)
Company Releasing Parties	6.15(b)
Company Software	4.20(i)
Continuing Employees	6.6(a)
Covered Matter	6.9(a)
Data Room	11.3
Davis Polk	6.9(c)
Debt Financing Letters	6.21(c)
Deferred Compensation Plan	6.6(e)
Delayed Product	2.7(l)(v)
DOL	4.17(g)
DRULPA	Recitals
Earnout Amount	2.7(l)(vi)
Earnout Dispute	2.7(b)
Earnout Dispute Notice	2.7(b)
Earnout Dispute Period	2.7(b)
Earnout Measurement Period	2.7(a)
Earnout Model	2.7(l)(vii)
Earnout Statement	2.7(a)
Effect	1.1
Effective Time	2.1(b)
Equity Rights	4.2(a)
ERISA Affiliate	4.19(a)

Term	Section
ERISA Fiduciary	4.17(a)
Escrow Agent	2.5
Escrow Agreement	2.5
Estimated Cash Consideration	2.4(a)
Estimated Consideration	2.4(a)
Estimated Statement	2.4(a)
Estimated Unit Consideration	2.4(a)
Evaluation Material	6.3(b)
Exchange Agreement	Recitals
Existing Product	2.7(l)(viii)
Filings	4.14(jj)
Final Cash	2.4(h)
Final Cash Consideration	2.4(h)
Final Client Deficit Percentage	2.4(h)
Final Closing Indebtedness	2.4(h)
Final Consideration	2.4(h)
Final Determination Date	2.4(i)(i)
Final Earnout Amount	2.7(c)
Final Net GP Investments	2.4(h)
Final Post-Closing Net Crystalized Performance Fees Receivables	2.4(h)
Final Pre-Closing Crystalized Performance Fees Receivables	2.4(h)
Final Purchase Price Allocation	2.9
Final Statement	2.4(f)
Final Transaction Expenses	2.4(h)
Final Unit Consideration	2.4(h)
Final Working Capital	2.4(h)
Founder A Partners	Recitals
Founder G Partners	Recitals
Founder Holdings A	Preamble
Founder Holdings A Partnership Agreement	Recitals
Founder Holdings G	Preamble
Founder Holdings G Partnership Agreement	Recitals
Founder Partners	Recitals
Founders’ Letter Agreement	Recitals
Founders’ Name Rights Assignment Agreement	Recitals
FRR	2.7(l)(ix)
FRR Percentage	2.7(l)(x)
Group Interests	4.2(b)
Included FRR	2.7(l)(xi)
Included Products	2.7(l)(xii)
Indemnified Parties	6.7(a)
Indemnified Party	6.7(a)
Indemnifying Party	10.4(b)
Indemnitee	10.4(b)
Information Statement Date	6.19(b)

Term	Section
Information Statement Financials	6.19(c)
Insurance Policies	4.21
IPR Proceeding	4.20(d)
IRA	Recitals
Key Persons	Recitals
Launched Product	2.7(l)(xii)
Leased Real Property	4.10(b)
Leases	4.10(b)
Letter of Transmittal	2.1(b)
Liabilities	4.7
Losses	10.2(a)
Maximum Earnout Amount	2.7(l)(xiii)
Merger	Recitals
Minimum FRR	2.7(l)(xiv)
Multiemployer Plan	4.19(c)
Negative Cash Adjustment Amount	2.4(i)(iii)
Negative Cash Adjustment Shortfall	2.4(i)(iii)
Negative Unit Adjustment Amount	2.4(i)(iv)
Net GP Investments Estimate	2.4(a)
New API II	Preamble
Non-Founder Partners	Recitals
Non-Recourse Parties	11.12
Objection Notice	2.4(d)
Omnibus Plan	5.7(a)
Other Senior Partners	Recitals
Partially Included Products	2.7(l)(xv)
Partner Acknowledgement and Joinder Agreement	Recitals
Partner Holdings Partnership Agreement	Recitals
Paul Weiss	6.9(a)
Paying Agent	2.3(a)(i)
Payoff Letters	6.13
Permits	4.14(b)
Plan	4.19(a)
Plans	4.19(a)
Platform Products	2.7(l)(xvi)
Positive Cash Adjustment Amount	2.4(i)(i)
Positive Unit Adjustment Amount	2.4(i)(ii)
Post-Closing Adjustment Statement	2.4(c)
Pre-Closing Alabama Transactions	Recitals
Pre-Closing Crystalized Fees Receivable Estimate	2.4(a)
Pre-Closing Tennessee Transactions	Recitals
Pre-Closing Transactions	Recitals
Primary Strategy	2.7(l)(xvii)
Proposed Earnout Amount	2.7(a)
Proposed Purchase Price Allocation	2.9

Term	Section
Prudent Person Standard	4.17(c)
PTCE 84-14	4.17(d)
PubCo	Preamble
PubCo Financials	5.10(b)
PubCo Issued Equity	5.7(a)
PubCo Performance Share Units	5.7(a)
PubCo Stock Units	5.7(a)
Qualified Cash Distribution	2.8
R&W Policy Expenses	6.11
Reporting Documents	5.10(a)
Required Audited Financials	6.4(e)
Required Interim Financials	6.4(e)
Required Merger Deliverables	2.3(a)(i)
Share Transfer Agreement	2.14
Shearman	6.9(c)
significant subsidiaries	5.9
Signing Form 8-K	6.4(b)
Similar Law	4.17(a)
Surviving Partnership	2.1(b)
Target FRR	2.7(l)(xviii)
Tennessee GP	Preamble
Term Expiration	6.18
Termination Date	9.1(f)
Third Party Claim	10.4(c)
TRA	Recitals
Transaction Advisors	6.9(c)
Transaction Expenses Estimate	2.4(a)
Weil	6.9(c)
Withdrawn Partner	6.1(f)
Working Capital Estimate	2.4(a)

ARTICLE II

TRANSACTIONS

Section 2.1 Closing Transactions.

(a) Subject to the terms and conditions of this Agreement, and as described in the Closing Transactions, at the Closing:

(i) each Applicable API Entity shall transfer, assign, convey and deliver its applicable Acquired Limited Partnership Interests to the Acquiror, free and clear of any and all Encumbrances other than Specified Permitted Encumbrances, in exchange for (A) the Closing Units issuable to such Applicable API Entity on the Closing Date as described below, (B) the shares of Class B Stock to be transferred to such Applicable API Entity as described below, and (C) the right to receive its Applicable Percentage of the Final Earnout Amount pursuant to Section 2.7;

(ii) immediately following the Closing Transactions referred to in Section 2.1(a)(i) (and prior to the Closing Transactions referred to in Section 2.1(a)(iii)), Acquiror shall contribute, transfer, assign, convey and deliver a 0.2% limited partnership interest in Alabama OpCo to TPG H2Sub, LLC;

(iii) immediately following the Closing Transactions referred to in Section 2.1(a)(ii), in accordance with the DRULPA, API shall merge with and into the Acquiror at the Effective Time;

(iv) immediately following the Closing Transactions referred to in Section 2.1(a)(iii), Alabama New GP shall be admitted as the general partner of each of New API II, Founder Holdings A and Founder Holdings G, and immediately following each such admission, API GP shall withdraw from such API Entity effective immediately following the admission of Alabama New GP, Alabama New GP shall be the sole general partner and API GP shall have no further or continuing interest in such API Entity; and

(v) immediately following the Closing Transactions referred to in Section 2.1(a)(iv), the API GP Members shall sell, transfer, assign, convey and deliver to Acquiror, free and clear of any and all Encumbrances other than Specified Permitted Encumbrances, and Acquiror shall purchase from the API GP Members, the Acquired General Partner Interests, in exchange for one hundred dollars ($100) and pursuant to the Share Transfer Agreement.

(b) At the Effective Time, the separate existence of API shall cease and the Acquiror shall continue as the surviving partnership of the Merger (the “Surviving Partnership”) and shall succeed to and assume all the rights and obligations of API in accordance with the DRULPA. Concurrently with or as soon as practicable following the Closing, the Acquiror and the API Representative shall cause a certificate of merger in the form attached hereto as Exhibit J, duly prepared and executed in accordance with the DRULPA (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Acquiror and API shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time” (which shall be set such that it is immediately after the transfers referred to in Section 2.1(a)). At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DRULPA. At the Effective Time, (i) the existing certificate of limited partnership of the Acquiror shall continue as the certificate of limited partnership of the Surviving Partnership, until thereafter amended in accordance with the DRULPA and as provided in such certificate of limited partnership, and (ii) the Acquiror Partnership Agreement shall be the limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with the terms thereof, the certificate of limited partnership and the DRULPA. As of the Effective Time, all API Units shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of any API Units immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the consideration pursuant to Section 2.1(c)(i) upon surrender of such API Units in accordance with this Agreement and a letter of transmittal substantially in the form attached hereto as Exhibit K (each, a “Letter of Transmittal”) dated on or after the Closing Date, without interest and subject to any adjustments set forth herein and applicable withholding in accordance with Section 2.10. The applicable portion of the Total Closing Cash Consideration paid upon the physical or electronic surrender of API Units in accordance with the terms of this Agreement, if and when actually paid, shall be deemed to have been paid in full satisfaction of all rights pertaining to such API Units, subject to the right to receive any additional amounts in respect of (A) the applicable portion of the amounts payable to the API Partners in accordance with Section 2.4 (Post-Closing Adjustment for Consideration), (B) the amounts payable to the API Partners in accordance with Section 2.6 (Annual Cash Holdback Payment) and (C) the amounts payable to the API Partners in accordance with Section 11.13(f) (API Representative Reserve Amount). Upon the Effective Time, the unit transfer books of API shall be closed, and there shall be no further registration of transfers on the unit transfer books of the Surviving Partnership of API Units that were outstanding immediately prior to the Effective Time. The execution by API Partners of the Joinder and Acknowledgement Agreement prior to the Closing Date will be deemed to constitute the approval of the Letter of Transmittal. Each such API Partner that makes the deliveries to the Acquiror required by the Letter of Transmittal prior to the Closing Date shall be entitled to receive in exchange therefor the cash amounts payable in accordance with Section 2.3 (but subject to Section 2.9) on the Closing Date, or as soon as possible thereafter. Each such API Partner that makes the deliveries to the Acquiror required by the Letter of Transmittal on or after the Closing Date shall be entitled to receive in exchange therefor the cash amounts payable in accordance with Section 2.3 (but subject to Section 2.9) as soon as possible thereafter (but in any event no later than five (5) Business Days after delivery thereof is made).

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Surviving Partnership or any API Partner:

(i) each API Unit issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and be converted into and thereafter represent only the right to receive (A) the applicable portion of the Total Closing Cash Consideration at such time and in the manner provided in Section 2.3, (B) the applicable portion of the amounts payable (if any) to the API Partners in accordance with Section 2.4 (Post-Closing Adjustment for Consideration), (C) the amounts payable (if any) to the API Partners in accordance with Section 2.6 (Annual Cash Holdback Payment), and (D) the amounts payable (if any) to the API Partners in accordance with Section 11.13(f) (API Representative Reserve Amount);

(ii) the general partner interest of API shall be automatically cancelled, and no payment shall be made with respect thereto;

(iii) each limited partner interest of Acquiror (including Common Units) outstanding immediately prior to the Effective Time shall remain outstanding and be converted into and become a limited partner interest of the Surviving Partnership with the same rights, powers and privileges as the limited partner interests so converted and (other than Common Units to be issued in accordance with the terms and conditions of this Agreement) shall constitute the only outstanding limited partner interests of the Surviving Partnership; and

(iv) the general partner interest of Acquiror outstanding immediately prior to the Effective Time shall remain outstanding and be converted into and become the general partner interest of the Surviving Partnership with the same rights, powers and privileges as the general partner interest so converted and shall constitute the only outstanding general partner interest of the Surviving Partnership.

(d) Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Acquiror in connection with the Closing Transactions, including the Merger (in each case, to the applicable recipients thereof as described in this Agreement and the Closing Transactions), shall consist of: (i) an aggregate amount in cash equal to the Total Closing Cash Consideration, (ii) an aggregate number of Common Units of Acquiror (the “Closing Units”) equal to (A) the Estimated Unit Consideration, divided by (B) the Reference Price, (iii) an aggregate number of shares of Class B Stock equal to the aggregate number of Closing Units, (iv) the amounts payable to and Units receivable by (if any) to the Alabama Partners in accordance with Section 2.4 (Post-Closing Adjustment for Consideration), (v) the amounts payable to and Units receivable by (if any) to and by the Alabama Partners in accordance with Section 2.6 (Annual Cash Holdback Payment), (vi) the amounts payable (if any) to each of the Applicable API Entities in accordance with Section 2.7 (Earnout), and (vii) the amounts payable (if any) to the API Partners in accordance with Section 11.13(f) (API Representative Reserve Amount).

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Closing Transactions (the “Closing”) shall take place at 10:00 a.m. local time on the first (1st) Business Day that is the first (1st) Business Day of the calendar month occurring at least two (2) Business Days after the first date on which all of the conditions to the Closing set forth in Article VII (Conditions Precedent to Obligations of Acquiror) and Article VIII (Conditions Precedent to Obligations of the API Entities and the Companies) (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the API Representative and Acquiror may agree in writing (e-mail being sufficient) through mutual electronic exchange of transaction documents in portable document format by electronic mail (the date on which the Closing actually takes place, the “Closing Date”).

Section 2.3 Deliveries at Closing.

(a) Alabama Partner Closing Cash Amounts; Founder Payments. At the Closing, Acquiror shall pay, or cause to be paid, by wire transfer of immediately available funds:

(i) to a paying agent reasonably acceptable to the API Representative engaged by Acquiror, and pursuant to a paying agent agreement reasonably acceptable to the API Representative prior to the Closing (the “Paying Agent”), the Total Closing Cash Consideration (it being understood and agreed that the Paying Agent shall pay to each Alabama Partner (in its capacity as an API Partner and excluding, for the avoidance of doubt, any Withdrawn Partner) who shall have delivered to the Paying Agent, (A) on or after the Closing Date, a completed Letter of Transmittal and (B) on or prior to the Closing Date, each document (including its signature to each Transaction Document to which it is a party) or other deliverable that such Person is required to execute and deliver pursuant to this Section 2.3 (collectively, such Alabama Partner’s “Required Merger Deliverables”), to the account of such Alabama Partner designated in the Estimated Statement, cash in the amount of such Alabama Partner’s Alabama Partner Closing Cash Amount (provided that, for the avoidance of doubt, the sum of all Alabama Partner Closing Cash Amounts shall equal the Total Closing Cash Consideration));

(ii) to the Escrow Agent, to such bank account(s) designated in writing by the Escrow Agent (such designation to be made at least two (2) Business Days prior to the Closing Date), the Adjustment Escrow Amount for deposit in the Adjustment Escrow Account;

(iii) to such bank account(s) designated in each Payoff Letter, the amount of the Specified Indebtedness to each applicable recipient thereof in accordance with the applicable Payoff Letter;

(iv) to such bank account(s) designated in writing by each Person to whom any portion of the Transaction Expenses is owed (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the portion of the Transaction Expenses owing to such Person (as stated in the invoice provided at least two (2) Business Days prior to the Closing Date);

(v) to such bank account(s) designated in writing by the API Representative (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the API Representative Reserve Amount; and

(vi) to such bank accounts designated in writing by the API Representative (such designation to be made at least two (2) Business Days prior to the Closing Date), an aggregate amount equal to the Founder Payment Amount, which aggregate amount shall be allocated among the Founder Partners in accordance with such written instructions.

(b) Closing Unit and Share Issuances. At the Closing:

(i) Acquiror shall issue, or cause to be issued, free and clear of all Encumbrances other than Specified Permitted Encumbrances, to each Applicable API Entity, a number of Closing Units equal to such Applicable API Entity’s Applicable Common Unit Amount divided by the Reference Price, calculated based on the Estimated Statement; and

(ii) Solely in the event that the PubCo COI Date has occurred prior to the Closing Date, PubCo shall issue or cause to be issued to Acquiror a number of shares of Class B Stock equal to the total number of Closing Units, and Acquiror shall immediately transfer to each Applicable API Entity, in addition to the Closing Units issued in Section 2.3(b)(i), a number of such shares of Class B Stock that is equal to the number of Common Units issued to such Applicable API Entity under Section 2.3(b)(i), free and clear of all Encumbrances other than Specified Permitted Encumbrances (it being understood and agreed that in the event that the PubCo COI Date does not occur prior to the Closing Date, the issuance and transfer of shares of Class B Stock as contemplated by this Section 2.3(b)(ii) shall not occur at the Closing and shall instead occur pursuant to the terms and conditions of Section 2.12 of this Agreement).

(c) Acquired Interest Assignments. At or prior to the Closing, API Representative shall deliver to Acquiror an assignment agreement from each Applicable API Entity and API GP Member evidencing the transfer of such Applicable API Entity’s and such API GP Member’s applicable Acquired Interests to Acquiror, free and clear of all Encumbrances other than Specified Permitted Encumbrances, in form and substance reasonably acceptable to Acquiror and the API Representative.

(d) Escrow Agreement. At or prior to the Closing:

(i) Acquiror shall deliver to the API Representative and the Escrow Agent an executed copy of the Escrow Agreement, duly executed by Acquiror.

(ii) API Representative shall deliver to Acquiror and the Escrow Agent an executed copy of the Escrow Agreement, duly executed by the API Representative and the Escrow Agent.

(e) Specified Indebtedness Payoff Letters. At least two (2) Business Days prior to the Closing, the API Representative shall deliver the executed Payoff Letters to Acquiror, each of which shall be in the form required by Section 6.13.

(f) Partner Acknowledgement and Joinder Agreements. The API Representative shall deliver, or cause to be delivered, to Acquiror a duly executed Partner Acknowledgement and Joinder Agreement from each of the Alabama Partners (other than the Withdrawn Partners), pursuant to which such Alabama Partner shall agree to automatically become a party to each of the following Transaction Documents effective at the Closing:

(i) for each Founder A Partner, (1) the Founder Holdings A Partnership Agreement, (2) the IRA, (3) the Exchange Agreement and (4) the TRA;

(ii) for each Founder G Partner, (1) the Founder Holdings G Partnership Agreement, (2) the IRA, (3) the Exchange Agreement and (4) the TRA; and

(iii) for each Non-Founder Partner that is not a Withdrawn Partner, (1) the Partner Holdings Partnership Agreement, (2) the IRA, (3) the Exchange Agreement and (4) the TRA.

(g) Other API Entity Document Deliverables. The API Representative shall deliver, or cause to be delivered to Acquiror:

(i) a duly executed counterpart signature page from each of the Applicable API Entities to each of (1) the Acquiror Partnership Agreement, (2) the IRA, (3) the Exchange Agreement and (4) the TRA;

(ii) for each API Entity, a duly completed and properly executed IRS Form W-9;

(iii) for each Person that (i) owns an equity interest in API as of the Closing and (ii) is a “United States person” within the meaning of Section 7701(a)(30) of the Code, a duly completed and properly executed IRS Form W-9;

(iv) for each Person that (i) owns an equity interest in API as of the Closing and (ii) is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, any certificates requested by the Acquiror that are available to reduce or eliminate withholding Taxes under Section 1446(f) or 1445 of the Code;

(v) a certificate, duly executed by a senior executive officer of each of the API Entities, in their capacity as such, certifying to the API Entities’ calculation of the Client Consent Percentage obtained as of the Closing;

(vi) evidence that the Plans set forth on Schedule 2.3(g)(vi) have been properly terminated;

(vii) evidence of the termination of the Founders Agreement, in form and substance reasonably acceptable to Acquiror; and

(viii) evidence of the full repayment and cancelation of the Partner Loans in form and substance reasonably acceptable to Acquiror.

(h) Other Acquiror Document Deliverables. Acquiror shall deliver, or cause to be delivered to the API Representative:

(i) a duly executed counterpart signature page from Alabama New GP to each of (1) the Founder Holdings A Partnership Agreement, (2) Founder Holdings G Partnership Agreement and (3) the Partner Holdings Partnership Agreement;

(ii) a duly executed counterpart signature page from TPG Holdings II-A, LLC to the Acquiror Partnership Agreement; and

(iii) a duly executed counterpart signature page from the applicable Acquiror Parties and their respective applicable Affiliates to the (1) IRA, (2) Exchange Agreement and (3) TRA.

(i) Each API Partner entitled to any consideration under this Article II who has not delivered its Required Merger Deliverables may deliver such Required Merger Deliverables to the Surviving Partnership and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Surviving Partnership shall pay as promptly as practicable, the portion of the consideration deliverable in respect thereof as determined in accordance with this Agreement without any interest thereon. Notwithstanding any provision of this Agreement to the contrary, none of the Parties hereto nor the Surviving Partnership shall be liable to any API Partner or former API Partner with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law.

Section 2.4 Closing Estimate and Post-Closing Adjustment for Consideration.

(a) The API Representative shall, no less than five (5) Business Days prior to the Closing Date, prepare and deliver to Acquiror a statement (the “Estimated Statement”) setting forth (v) the API Representative’s good faith calculations of the Total Common Unit Consideration (the “Estimated Unit Consideration”), Total Cash Consideration (the “Estimated Cash Consideration”) and Total Consideration (“Estimated Consideration”), prepared in accordance with the definitions thereof, including its calculations of Cash (the “Cash Estimate”), Net GP Investments (the “Net GP Investments Estimate”), Closing Indebtedness (the “Closing Indebtedness Estimate”), Transaction Expenses (“Transaction Expenses Estimate”), Closing Working Capital (the “Working Capital Estimate”), Pre-Closing Crystalized Fees Receivable (the “Pre-Closing Crystalized Fees Receivable Estimate”), and the resulting calculation of the Balance Sheet Adjustment Amount, which the API Representative has prepared in accordance with the Accounting Principles, and the Closing Revenue Run Rate, the Client Consent Percentage and the resulting Client Deficit Percentage as of the Closing (the “Client Deficit Percentage Estimate”), along with reasonable supporting documentation, (w) the amount of the Alabama RSU Amount and the amount of the Qualified Cash Distribution that will be made prior to the Closing (which amount of the Qualified Cash Distribution and related references with respect to the Cash Estimate, Estimated Cash Consideration and Estimated Consideration on the Estimated Statement may be updated by the API Representative in writing to Acquiror no later than two (2) Business Days before the Closing Date for any updates in the amount of the Qualified Cash Distribution), (x) a schedule of the Ownership Percentages of each Alabama Partner immediately prior to the Closing, the Alabama Partner Closing Cash Amount with respect to each Alabama Partner, the Applicable Common Unit Amount with respect to each Applicable API Entity, and the portion of the Qualified Cash Distribution to be made to each Alabama Partner, in each case, based upon the calculations in the Estimated Statement (y) wire instructions for each of the Alabama Partners and (z) any modification proposed by the API Representative to be made to the Annexes to this Agreement to account for changes to the Ownership Percentages, and solely to the extent permitted hereunder. From the delivery of the Estimated Statement until the Closing, the API Representative and the API Entities shall (i) permit Acquiror and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the API Representative, the API Entities and the Company Group Entities and cooperate with Acquiror in seeking to obtain work papers from the API Representative, the API Entities and the Company Group Entities and their respective representatives, in each case, to the extent pertaining to or used in connection with the preparation of the Estimated Statement and provide Acquiror with copies thereof (as reasonably requested by Acquiror) and (ii) provide Acquiror reasonable access to the employees and accountants of the API Entities and the Company Group Entities as reasonably requested by Acquiror for purposes of reviewing, considering, evaluating and negotiating the Estimated Statement; provided, that, in each case, such access shall (A) be conducted during normal business hours and under the supervision of personnel of the API Representative, the API Entities or the Company Group Entities, (B) be conducted in a manner not to unreasonably interfere with the businesses or operations of the API Representative, the API Entities or the Company Group Entities, (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information and (D) be subject to Acquiror’s and its representatives’ execution of customary access letters. Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would require the API Representative, the API Entities or the Company Group Entities to disclose information that is subject to attorney-client privilege or similar privilege or for which disclosure is prohibited by the terms of any Contract or applicable Law, it being understood and agreed that the API Representative, the API Entities and the Company Group Entities shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that does not violate any such Contract, Law or attorney-client or other privilege. The API Representative and the API Entities shall reasonably cooperate with Acquiror in good faith to respond to any questions regarding the Estimated Statement raised by Acquiror. None of the Acquiror Parties shall have any liability to any Person (including any API Entity or any Alabama Partner) for any inaccuracy or omission in the Estimated Statement, or the allocation of Total Common Unit Consideration, Total Cash Consideration and calculations set forth therein, subject to actual payment of the amounts set forth in the Estimated Statement to the Persons set forth therein in such amounts, and Acquiror shall be entitled to rely on such allocation in the Estimated Statement in making such payments to such Persons.

(b) In the event Acquiror disagrees with the Estimated Statement or any of the components thereof or calculations therein, (i) Acquiror shall notify the API Representative in writing of such disagreement, setting forth the basis of such disagreement, and (ii) the API Representative shall consider in good faith Acquiror’s comments to the Estimated Statement and/or any of the components thereof or calculations therein; provided that in no event shall any such disagreement delay the Closing Date. If Acquiror and the API Representative are unable to resolve any such disagreements prior to the Closing, the API Representative’s proposed Estimated Statement and the components thereof and calculations contained therein shall control solely for the purposes of the payments to be made at Closing and shall not limit or otherwise affect Acquiror’s remedies under this Agreement or otherwise or constitute an acknowledgement by Acquiror of the accuracy of the Estimated Statement, the components thereof or the calculations therein.

(c) No later than the later of (i) January 31, 2024 and (ii) one-hundred and twenty (120) days following Closing, Acquiror shall prepare and deliver to API Representative a statement (the “Post-Closing Adjustment Statement”) setting forth its calculation of the Total Common Unit Consideration and Total Cash Consideration, including its calculation of the Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, and the Client Deficit Percentage as of ninety (90) days following the Closing, in each case calculated in accordance with the Accounting Principles. Acquiror shall not amend, supplement or modify the Post-Closing Adjustment Statement following its delivery to the API Representative.

(d) Following the delivery of the Post-Closing Adjustment Statement until the determination of the Final Consideration, the Acquiror Parties and the Companies shall (i) permit API Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Acquiror Parties and the Company Group Entities and reasonably cooperate with API Representative in seeking to obtain work papers from the Acquiror Parties, the Company Group Entities and their respective representatives, in each case, to the extent pertaining to or used in connection with the preparation of the Post-Closing Adjustment Statement and provide API Representative with copies thereof (as reasonably requested by API Representative) and (ii) provide API Representative reasonable access to the employees and accountants of the Acquiror Parties and the Company Group Entities as reasonably requested by API Representative for purposes of reviewing, considering, evaluating and negotiating the Post-Closing Adjustment Statement; provided, that, in each case, such access shall (A) be conducted during normal business hours and under the supervision of personnel of Acquiror or its Affiliates (other than the Company Group Entities), (B) be conducted in a manner not to unreasonably interfere with the businesses or operations of Acquiror or its Affiliates or the Company Group Entities, (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information and (D) be subject to API Representative’s and its representatives’ execution of customary access letters. Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would require the Acquiror or any of its Affiliates (including the Company Group Entities) to disclose information that is subject to attorney-client privilege or similar privilege or for which disclosure is prohibited by the terms of any Contract or applicable Law, it being understood and agreed that the Acquiror Parties shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that does not violate any such Contract, Law or attorney-client or other privilege. If API Representative disagrees with any part of Acquiror’s calculations of the Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, and the Client Deficit Percentage as set forth on the Post-Closing Adjustment Statement, API Representative shall, within thirty (30) days after its receipt of the Post-Closing Adjustment Statement, notify Acquiror in writing of such disagreement (an “Objection Notice”). The Objection Notice shall specify with reasonable detail which aspects of the calculation of the Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, and the Client Deficit Percentage are being disputed and describe the basis for and amount of such dispute. If API Representative does not deliver an Objection Notice within such thirty (30) day period, then the Post-Closing Adjustment Statement shall be conclusive, final and binding on all of the Parties (in such instance, a “Final Statement”).

(e) If an Objection Notice is timely delivered by the API Representative to Acquiror, then Acquiror, on the one hand, and API Representative, on the other, shall negotiate in good faith to resolve their disagreements with respect to the computation of the Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, and the Client Deficit Percentage, as applicable, and any such resolution agreed upon in writing shall be conclusive and binding on all of the Parties (in such instance, a “Final Statement”). In the event that Acquiror, on the one hand, and API Representative, on the other, are unable to resolve all such disagreements within thirty (30) days after Acquiror’s receipt of such timely delivered Objection Notice, Acquiror or API Representative, as applicable, may submit such remaining disagreements to the Accounting Expert. For the avoidance of doubt, items and amounts not objected to by API Representative shall be deemed resolved and shall not be submitted to the Accounting Expert.

(f) Acquiror and API Representative shall use commercially reasonable efforts to cause, and shall instruct, the Accounting Expert to resolve all remaining disagreements with respect to the computation of the Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, Transaction Expenses and the Client Deficit Percentage identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Expert to render a determination within thirty (30) days after its retention. The Accounting Expert, acting as an expert and not as an arbitrator, shall consider only those items and amounts in Acquiror’s or API Representative’s respective calculations of the Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, and the Client Deficit Percentage that are identified as being items and amounts to which Acquiror, on the one hand, and API Representative, on the other, have been unable to agree in writing. For the avoidance of doubt, the Accounting Expert shall not make any other determination with respect to the Post-Closing Adjustment Statement. In resolving any disputed item, the Accounting Expert may not assign a value to any item greater than the greatest value for such item claimed by Acquiror, on the one hand, or API Representative, on the other, or less than the smallest value for such item claimed by Acquiror, on the one hand, or API Representative, on the other. The Accounting Expert’s determination of the Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, and the Client Deficit Percentage, as applicable, shall be based solely on written materials submitted by Acquiror, on the one hand, and API Representative, on the other, and their respective representatives (a copy of which shall be delivered to Acquiror, on the one hand, or API Representative, on the other, as applicable, substantially concurrently with delivery to the Accounting Expert) (i.e., not on independent review), this Agreement and on the Accounting Principles. The determination of the Accounting Expert shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations) (in such instance, a “Final Statement”).

(g) The costs and expenses of the Accounting Expert in determining the Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, and the Client Deficit Percentage, as applicable, shall be borne by Acquiror, on the one hand, and the API Entities, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute. For example, should the items in dispute total in amount to $1,000 and the Accounting Expert determines $600 in favor of Acquiror’s position, 60% of the costs of its review would be borne by the API Entities and 40% of the costs would be borne by Acquiror.

(h) The Cash, Net GP Investments, Pre-Closing Crystalized Fees Receivable, Post-Closing Net Crystalized Performance Fees Receivable, Closing Indebtedness, Transaction Expenses, Closing Working Capital and the resulting calculation of the Balance Sheet Adjustment Amount, and the Client Deficit Percentage as set forth on any Final Statement as determined in accordance with this Section 2.4 are the “Final Cash”, “Final Net GP Investments”, “Final Pre-Closing Crystalized Performance Fees Receivables”, “Final Post-Closing Net Crystalized Performance Fees Receivables”, “Final Closing Indebtedness,” “Final Transaction Expenses,” “Final Working Capital” and “Final Client Deficit Percentage,” respectively. For purposes of this Agreement, “Final Unit Consideration” means the adjusted Total Common Unit Consideration, and “Final Cash Consideration” means the adjusted Total Cash Consideration, respectively, calculated using the Final Cash, Final Net GP Investments, Final Pre-Closing Crystalized Fees Receivable, Final Post-Closing Net Crystalized Performance Fees Receivable, Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses and Final Client Deficit Percentage, and “Final Consideration” means the sum of the Final Unit Consideration and Final Cash Consideration.

(i) After the Post-Closing Adjustment Statement has become final and binding on the Parties, the following shall occur:

(i) if the Final Cash Consideration is greater than the Estimated Cash Consideration (the absolute value of such difference, a “Positive Cash Adjustment Amount”), then (x) Acquiror shall, within five (5) Business Days after the determination of the Final Consideration (the “Final Determination Date”), deliver or cause to be delivered to each Alabama Partner that delivered its Required Merger Deliverables (in accordance with the payment instructions set forth in the Estimated Statement), by wire transfer of immediately available funds, such Alabama Partner’s Ownership Percentage of the Positive Cash Adjustment Amount, and (y) Acquiror and the API Representative shall jointly, within five (5) Business Days after the Final Determination Date, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to each Alabama Partner that delivered its Required Merger Deliverables such Alabama Partner’s Ownership Percentage of the Adjustment Escrow Amount, by wire transfer of immediately available funds.

(ii) if the Final Unit Consideration is greater than the Estimated Unit Consideration (the absolute value of such difference, a “Positive Unit Adjustment Amount”), then (x) Acquiror shall, within five (5) Business Days after the determination of the Final Determination Date, issue or cause to be issued to each Applicable API Entity a number of Common Units equal to the difference between the number of Closing Units it received at Closing and the number of Common Units it would have received at Closing based on the Final Statement in respect of each Alabama Partner that delivered its Required Merger Deliverables up to in the aggregate the Positive Unit Adjustment Amount and (y) solely in the event that the PubCo COI Date has occurred prior to the Final Determination Date, or otherwise within five (5) Business Days after the PubCo COI Date, PubCo shall issue (or cause to be issued) to each Applicable API Entity a number of shares of Class B Stock equal to such additional number of Common Units set forth in clause (x).

(iii) If the Final Cash Consideration is less than the Estimated Cash Consideration (the absolute value of such difference, a “Negative Cash Adjustment Amount”), then (A) in the event the Negative Cash Adjustment Amount is less than or equal to the Adjustment Escrow Amount, Acquiror and the API Representative shall jointly, within five (5) Business Days after the Final Determination Date, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (1) deliver to Acquiror from the Adjustment Escrow Account, by wire transfer of immediately available funds to the account or accounts designated in writing by Acquiror, an amount equal to the lesser of (x) the Negative Cash Adjustment Amount and (y) the balance of the Adjustment Escrow Account, and (2) deliver to each Alabama Partner that delivered its Required Merger Deliverables such Alabama Partner’s Ownership Percentage of the balance of the Adjustment Escrow Account following the payment in the foregoing clause (A), if any (in accordance with the payment instructions set forth in the Estimated Statement), by wire transfer of immediately available funds and (B) in the event the Negative Cash Adjustment Amount is greater than the Adjustment Escrow Amount (such excess amount, the “Negative Cash Adjustment Shortfall”), (x) Acquiror and the API Representative shall jointly, within five (5) Business Days after the Final Determination Date, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount to the Acquiror and (y) each Alabama Partner shall, within five (5) Business Days after the Final Determination Date, pay or cause to be paid to the Acquiror, by wire transfer of immediately available funds, such Alabama Partner’s Ownership Percentage of the Negative Cash Adjustment Shortfall.

(iv) if the Final Unit Consideration is less than the Estimated Unit Consideration (the absolute value of such difference, a “Negative Unit Adjustment Amount”), then (A) the Applicable API Entities shall, on behalf of each Alabama Partner who has received Common Units, within five (5) Business Days after the Final Determination Date, cancel a number of Common Units, together with an equivalent number of shares of Class B Stock (or rights thereto, to the extent the PubCo COI Date has not occurred as of such time) (or shares of Class A Stock received in exchange for such Common Units) in an aggregate amount equal to the Negative Unit Adjustment Amount or (B) each Alabama Partner that directly holds Class B Stock (or rights thereto, to the extent the PubCo COI Date has not occurred as of such time) (or shares of Class A Stock received in exchange for such Common Units), shall surrender and forfeit to Acquiror for cancelation, Class B Stock (or rights thereto) (or shares of Class A Stock) equal to such Alabama Partner’s applicable portion of the Negative Unit Adjustment Amount.

(v) If the Final Consideration is equal to the Estimated Consideration, then Acquiror and the API Representative shall jointly, within five (5) Business Days after the determination of the Final Consideration, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver each Alabama Partner that delivered its Required Merger Deliverables such Alabama Partner’s Ownership Percentage of the Adjustment Escrow Amount (in accordance with the payment instructions set forth on the Estimated Statement), by wire transfer of immediately available funds.

(vi) Upon payment of the amounts provided in this Section 2.4(i) (Closing Estimate and Post-Closing Adjustment for Consideration), none of the parties hereto may make or assert any claim against any other Party under this Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) for any matter included in the Final Cash, Final Net GP Investments, Final Pre-Closing Crystalized Fees Receivable, Final Post-Closing Net Crystalized Performance Fees Receivable, Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses, Final Client Deficit Percentage, Final Unit Consideration or Final Cash Consideration (other than any action for specific performance of any covenant provided for in Section 2.4 or Fraud).

(j) Following the Closing, no action with respect to the accounting books and records of the Companies, or the items reflected thereon, on which the Post-Closing Adjustment Statement is to be based, that is inconsistent with the Accounting Principles shall be given effect for purposes of determining the Final Cash, Final Net GP Investments, Final Pre-Closing Crystalized Fees Receivable, Final Post-Closing Net Crystalized Performance Fees Receivable, Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses, Final Client Deficit Percentage, Final Unit Consideration or Final Cash Consideration; provided, that, to the extent that an action or item was not taken into account prior to the Closing by the Company Group Entities, but such action or item existed as of the Closing, such item or action may be given effect for purposes of determining the Final Cash, Final Net GP Investments, Final Pre-Closing Crystalized Fees Receivable, Final Post-Closing Net Crystalized Performance Fees Receivable, Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses, Final Client Deficit Percentage, Final Unit Consideration or Final Cash Consideration and, for the avoidance of doubt, Client Consents obtained within ninety (90) days following the Closing and BDC Consents obtained within ninety (90) days following the Closing (in accordance with Rule 15a-4 under the Investment Company Act), in each case, shall be taken into account for purposes of determining Final Client Deficit Percentage. No actions taken by any Acquiror Party or any of its Affiliates on its own behalf or on behalf of the Companies or the Companies’ Subsidiaries, on or following the Closing Date shall be given effect for purposes of determining the Final Cash, Final Net GP Investments, Final Pre-Closing Crystalized Fees Receivable, Final Post-Closing Net Crystalized Performance Fees Receivable, Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses, the Final Unit Consideration or Final Cash Consideration (other than in the case of determining the Final Client Deficit Percentage).

Section 2.5 Escrow Agent; Escrow Agreement; Escrow Accounts. Promptly following the date hereof, the Acquiror shall engage an escrow agent that is mutually acceptable to the Acquiror and the API Representative (such escrow agent, or any successor Person appointed in accordance with the terms of the Escrow Agreement, the “Escrow Agent”). Prior to the Closing, Acquiror, the API Representative, and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) in a form mutually agreed to by Acquiror and the API Representative, providing for the holding and disbursement of the Adjustment Escrow Amount held in escrow in accordance with the terms hereof and thereof. At the Closing, Acquiror shall deposit with the Escrow Agent, an amount equal to the Adjustment Escrow Amount and the same shall be subject to reduction pursuant to Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) and the Escrow Agreement (the account(s) into which such amounts are deposited, the “Adjustment Escrow Account”). The Adjustment Escrow Account shall be used exclusively to satisfy amounts payable to Acquiror, if any, pursuant to Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration). Any funds in the Adjustment Escrow Account not so used shall be distributed in accordance with Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) and the Escrow Agreement to the Alabama Partners (in their capacity as API Partners), based on applicable Ownership Percentages.

Section 2.6 Annual Cash Holdback Payment.

(a) No later than seventy-five (75) days following the last day of each of the calendar years 2024, 2025 and 2026, Acquiror shall prepare and deliver to API Representative a statement (the “Annual Cash Holdback Payment Statement”) setting forth its good faith calculation of the Annual Cash Holdback Amount for such calendar year, including its calculation of any Shortfall Amount, in each case, calculated in accordance with this Agreement and the other applicable Transaction Documents, and together with reasonable supporting documentation for the calculation thereof.

(b) If the API Representative disagrees with any part of Acquiror’s calculation of the Annual Cash Holdback Amount for such calendar year as set forth on the applicable Annual Cash Holdback Payment Statement, the API Representative shall, within forty-five (45) days after its receipt of such Annual Cash Holdback Payment Statement, notify Acquiror in writing of such disagreement (an “Annual Cash Holdback Dispute Notice”).

(c) Following the delivery of the Annual Cash Holdback Payment Statement until the final determination of the Annual Cash Holdback Amount for such calendar year, each Acquiror Party shall, and shall cause its Affiliates and representatives to, reasonably cooperate with the API Representative and its representatives in connection with their review of the Annual Cash Holdback Payment Statement and the components thereof and calculations relating thereto, including by providing the API Representative and its representatives the access rights described in Section 2.4(d), which shall apply mutatis mutandis to this Section 2.6 as if fully set forth herein.

(d) If an Annual Cash Holdback Dispute Notice is timely delivered by the API Representative to Acquiror, then Acquiror, on the one hand, and the API Representative, on the other hand, shall negotiate in good faith to resolve their disagreements with respect to the computation of the Annual Cash Holdback Amount for the applicable calendar year, and any resolution agreed upon between the Acquiror and the API Representative in writing shall be the conclusive and binding calculation of the Annual Cash Holdback Amount for such calendar year. In the event that Acquiror, on the one hand, and API Representative, on the other hand, are unable to resolve all disagreements within thirty (30) days after Acquiror’s receipt of an Annual Cash Holdback Dispute Notice from the API Representative, then Acquiror or API Representative, as applicable, may submit such remaining disagreements to the Accounting Expert for final resolution and the dispute resolution mechanisms described in Section 2.4(f) and Section 2.4(g) shall apply mutatis mutandis to the resolution of such disagreements as if fully set forth herein. For the avoidance of doubt, the foregoing shall apply in respect of the resolution of each Annual Cash Holdback Amount.

(e) After the Annual Cash Holdback Payment Statement for an applicable calendar year has become final and binding on the Parties, if the Annual Cash Holdback Amount for such calendar year is greater than zero dollars ($0), then Acquiror shall, within five (5) Business Days after the final determination of such Annual Cash Holdback Amount, deliver or cause to be delivered to each Alabama Partner that is a Non-Founder Partner) (in accordance with the payment instructions provided by the API Representative at the time), by wire transfer of immediately available funds, such Alabama Partner’s portion of such Annual Cash Holdback Amount, which shall be calculated as such Alabama Partner’s Ownership Percentage, as a proportion of the aggregate Non-Founder Partners Ownership Percentages. For the avoidance of doubt, the Shortfall Amount for any given calendar year shall be applied to the Discretionary Sharing Program for such calendar year.

(f) Notwithstanding anything to the contrary in this Section 2.6, in the event a Change of Control occurs at any time prior to the end of calendar year 2026, then the maximum amount of the Annual Cash Holdback Amounts that remain payable as of such time, and have not been finally determined as of such time, shall become immediately due and payable concurrently with the consummation of such Change of Control, and Acquiror shall, pay such amount in cash, by wire transfer of immediately available funds, to each Alabama Partner that is a Non-Founder Partner (in accordance with the payment instructions provided by the API Representative at the time and in accordance with such Alabama Partner’s portion of such Annual Cash Holdback Amount, which shall be calculated as such Alabama Partner’s Ownership Percentage, as a proportion of the aggregate Non-Founder Partners Ownership Percentages). For illustrative purposes only, if the Annual Cash Holdback Amount for calendar year 2024 was finally determined to be $25,000,000 and a Change of Control occurs in calendar year 2025 (prior to the determination of the Annual Cash Holdback Amount for such calendar year), then the aggregate Annual Cash Holdback Amounts that shall become due and payable in connection with such Change of Control shall equal $100,000,000.

(g) Notwithstanding anything to the contrary contained in this Agreement, neither the Acquiror Parties nor any of their respective Affiliates may offset or deduct any of its payment obligations under this Agreement, including pursuant to this Section 2.6, by counterclaim or otherwise, against all or any part of any payment obligation owing by any other party pursuant this Agreement or any other Transaction Document except with the prior written consent of such other party. Furthermore, the Acquiror Parties expressly acknowledge and agree that disputes related to this Agreement or any other Transaction Document unrelated to this Section 2.6 shall not serve as grounds to delay any performance or payment obligations under this Section 2.6.

Section 2.7 Earnout.

(a) No later than seventy-five (75) days following the end of the period beginning on January 1, 2026 and ending on December 31, 2026 (the “Earnout Measurement Period”), Acquiror shall deliver to the API Representative a written statement (such statement, the “Earnout Statement”) setting forth its good faith calculation of (i) the Included FRR and the components thereof and (ii) the applicable Earnout Amount resulting therefrom, if any (the “Proposed Earnout Amount”), in each case, as calculated in accordance with this Agreement, and together with reasonable supporting documentation for the calculation thereof. Acquiror shall not be permitted to amend the Earnout Statement following its delivery to the API Representative. For illustrative purposes only, attached hereto as Schedule 2.7(a) is a sample calculation of Included FRR and the resulting Earnout Amount, using the assumptions set forth therein.

(b) If the API Representative disagrees with any part of Acquiror’s calculations in the Earnout Statement (an “Earnout Dispute”), the API Representative shall, within forty-five (45) days after its receipt of the Earnout Statement (the “Earnout Dispute Period”), notify Acquiror in writing of such disagreement (an “Earnout Dispute Notice”). The Earnout Dispute Notice shall specify with reasonable detail which aspects of the calculation of the Earnout Statement, including the amount of Included FRR and the resulting Earnout Amount, are being disputed and describe the basis for and amount of such dispute, and the API Representative’s alternative calculation, in reasonable detail, of such amounts, and any other information applicable to such Earnout Dispute. The API Representative shall not be permitted to amend the Earnout Dispute Notice following its delivery to the Acquiror.

(c) Following the delivery of the Earnout Statement until the determination of the Final Earnout Amount, the Acquiror Parties shall, and shall cause the Company Group Entities and any other Persons comprising the Acquired Management Business (the “Acquired Management Business Entities”), and their respective other Affiliates and representatives to, reasonably cooperate with the API Representative and its representatives solely to assist with their review of the Earnout Statement and the calculations therein, including of the Proposed Earnout Amount, including by (i) permitting the API Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Acquiror Parties, the Acquired Management Business Entities and their respective Affiliates and representatives, reasonably cooperating with the API Representative in seeking to obtain work papers from the Acquiror Parties, the Acquired Management Business Entities and their respective other Affiliates and representatives, in each case, to the extent pertaining to or used in connection with the preparation of such documents and providing the API Representative and its representatives with copies thereof (as reasonably requested by the API Representative) and (ii) providing the API Representative and its representatives reasonable access to the employees and accountants of the Acquiror Parties, the Acquired Management Business Entities and their respective Affiliates as reasonably requested by the API Representative; provided, that, in each case, such access shall (A) be conducted during normal business hours and under the supervision of personnel of Acquiror or its Affiliates (other than the Company Group Entities), (B) be conducted in a manner not to unreasonably interfere with the businesses or operations of Acquiror or its Affiliates (including the Acquired Management Business Entities), (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information and (D) be subject to API Representative’s and its representatives’ execution of customary access letters which contain, among other things, a non-reliance provision. Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would require the Acquiror or any of the Acquired Management Business Entities to disclose information that is subject to attorney-client privilege or for which disclosure is prohibited by the terms of any Contract or applicable Law; provided, that the Acquiror Parties shall, and shall cause their respective Affiliates (including the Acquired Management Business Entities) to, use their respective commercially reasonable efforts to permit such access and disclosure in a manner that does not violate any such Contract, Law or attorney-client or other privilege. If the API Representative does not deliver an Earnout Dispute Notice to Acquiror prior to the end of the Earnout Dispute Period, then such Earnout Statement shall be conclusive, final and binding on the API Entities and Acquiror (and all other Parties) in the form in which it was delivered to the API Representative and such Proposed Earnout Amount shall be deemed to be the “Final Earnout Amount”. The API Representative may, at any time prior to the last day of such Earnout Dispute Period, notify Acquiror that such party agrees with the Earnout Statement, and upon such notification from the API Representative, the Proposed Earnout Amount shall be deemed to be the “Final Earnout Amount”.

(d) If an Earnout Dispute Notice is timely delivered by the API Representative to Acquiror, the API Representative, on the one hand, and Acquiror, on the other hand, shall negotiate in good faith to resolve such Earnout Dispute and any such resolution agreed upon in writing shall be conclusive and binding on the API Entities and Acquiror (and all other Parties). In the event that the API Representative and Acquiror are unable to resolve such Earnout Dispute within thirty (30) days after Acquiror’s receipt of such timely delivered Earnout Dispute Notice, either the API Representative or Acquiror, as applicable, may submit such Earnout Dispute to the Accounting Expert. For the avoidance of doubt, items and amounts not objected to by the API Representative in the Earnout Dispute Notice shall be deemed resolved and shall not be submitted to the Accounting Expert.

(e) Acquiror and the API Representative shall use commercially reasonable efforts to cause, and shall instruct, the Accounting Expert to resolve all Earnout Disputes as soon as practicable, but in any event shall direct the Accounting Expert to render a determination within thirty (30) days after its retention. The Accounting Expert, acting as an expert and not as an arbitrator, shall consider only those items and amounts in Acquiror’s or API Representative’s respective calculations of the Earnout Statement, as applicable, including the amount of Included FRR and the Earnout Amount resulting therefrom, that are identified as being items and amounts to which Acquiror or the API Representative, as applicable, have been unable to agree in writing. In resolving any disputed item, the Accounting Expert may not assign a value to any item greater than the greatest value for such item claimed by either Acquiror or the API Representative or less than the smallest value for such item claimed by either Acquiror or the API Representative. The Accounting Expert’s determination shall be based solely on written materials submitted by the API Representative and Acquiror and their respective representatives, as applicable (a copy of which shall be delivered to Acquiror or the API Representative, as applicable, substantially concurrently with delivery to the Accounting Expert) (i.e., not on independent review), and on the terms of this Section 2.7. The determination of the Accounting Expert shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations). For purposes of this Agreement, a “Final Earnout Amount” shall mean a Proposed Earnout Amount as finally determined pursuant to this Section 2.7 or as otherwise agreed in writing by Acquiror and the API Representative.

(f) The costs and expenses of the Accounting Expert incurred in connection with the resolution of such Earnout Dispute shall be borne by Acquiror, on the one hand, and the API Entities, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute. For example, should the items in dispute total in an amount equal to $1,000 and the Accounting Expert determines $600 in favor of Acquiror’s position, 60% of the costs of its review would be borne by the API Entities, and 40% of the costs would be borne by Acquiror.

(g) In the event that the Final Earnout Amount is greater than $0, then following the final determination of the Final Earnout Amount pursuant to this Section 2.7, Acquiror shall, as promptly as practicable (and in any event within five (5) Business Days following the date of such final determination), deliver or cause to be delivered to each Applicable API Entity, such Applicable API Entity’s Applicable Percentage of the Final Earnout Amount, in the form of either (or a combination thereof), at Acquiror’s election in its sole discretion, subject to Section 2.7(g)(i):

(i) Cash (which (A) for each Founder Partner shall be in an amount no less than 90% of such Founder Partner’s applicable portion of the aggregate Earnout Amount, (B) for each Partner listed on Schedule 2.7(g)(i), shall be in an amount of 100% of such Partner’s applicable portion of the aggregate Earnout Amount and (C) for each other Partner, in each case shall be in an amount no less than 15% of such Partner’s applicable portion of the Earnout Amount) by wire transfer of immediately available funds to the account(s) designated by the API Representative in writing; and

(ii) Common Units and an equal number of shares of Class B Stock, which Common Units for purposes of this Section 2.7 shall be valued at the Earnout Unit Price.

(h) Each of the Acquiror Parties covenants and agrees that it shall, and shall cause its respective Affiliates, including the Acquired Management Business Entities to, (i) not take or omit to take any action with the primary purpose of decreasing Included FRR during the Earnout Measurement Period (or any other period which would impact the Included FRR during the Earnout Measurement Period), (ii) continue to collect Included FRR during the Earnout Measurement Period in a manner consistent with past practice and on a non-discriminatory basis as compared to collections of fees with respect to other areas of their businesses, and shall not accelerate, defer, delay or otherwise alter the timing or amounts of such collections in a manner inconsistent with the past practice of the Company Group Entities prior to the Closing, (iii) not, directly or indirectly, take any action or omit to take any action with the primary purpose of avoiding or reducing the Earnout Amount payable to the Applicable API Entities pursuant to this Section 2.7 and (iv) maintain adequate books of account and all other records relating to or reflecting the operation of the business of the Acquired Management Business Entities and any other Affiliates of the Acquiror Parties relevant to the calculation of Included FRR in order to facilitate the determination of the Final Earnout Amount pursuant to this Section 2.7; provided, that, notwithstanding the foregoing and for the avoidance of doubt, the foregoing clauses (i) and (iii) shall in no way limit or restrict Acquiror or its Affiliates from launching any product, acquiring any business or making any investment (whether or not such product, business or investment is an Included Product, Partially Included Product or Certain Contribution Strategy), in which case (in the case of an Included Product or Partially Included Product only) the FRR of such product shall be included in Included FRR (solely to the extent consistent with the definition thereof). No Party shall have any recourse or remedy with respect to any Party’s breach under this Section 2.7(h) other than for monetary damages based upon the resulting diminution of the Earnout Amount, plus costs of enforcing such Party’s rights hereunder.

(i) The Acquired Management Business Entities shall not, during the Earnout Measurement Period (or any other period which would impact the Included FRR during the Earnout Measurement Period), take any action that has a primary purpose of increasing the Included FRR in exchange for a reduction of any revenues (calculated net of any discounts or offsets that would normally be given with respect to such revenues consistent with past practices and in the ordinary course) not included in Included FRR (either because such revenues are not included in the definition of Included FRR or such revenues would have been allocated to a period either before or after the Earnout Measurement Period).

(j) Notwithstanding anything to the contrary in this Section 2.7, in the event a Change of Control is consummated at any time prior to the end of the Earnout Measurement Period, then the Earnout Amount shall be deemed to equal the Maximum Earnout Amount and, concurrently with the consummation of such Change of Control, Acquiror shall pay the Maximum Earnout Amount in cash, by wire transfer of immediately available funds, to the Applicable API Entities, in accordance with their Applicable Percentages, to account(s) designated by the API Representative in writing.

(k) Notwithstanding anything to the contrary contained in this Agreement but subject to this Section 2.7(k), neither the Acquiror Parties nor any of their respective Affiliates may offset or deduct any of its payment obligations under this Agreement, including pursuant to this Section 2.7, by counterclaim or otherwise, against all or any part of any payment obligation owing by any other party pursuant this Agreement or any other Transaction Document except with the prior written consent of such other party. Furthermore, the Acquiror Parties expressly acknowledge and agree that disputes related to this Agreement or any other Transaction Document unrelated to this Section 2.7 shall not serve as grounds to delay any performance or payment obligations under this Section 2.7. This Section 2.7(k) shall not prohibit any offset or deduction expressly permitted by Article X. or any other Transaction Document.

(l) The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement:

(i) “Acquiror Business” means the alternative asset management business of the Acquiror Parties and their Affiliates, taken as a whole, and following the Closing shall include the alternative asset management business of the Acquired Management Business Entities and their Affiliates.

(ii) “Certain Contribution Strategy” means the Primary Strategy of a product within the lines of business of the Acquired Management Business set forth on Schedule 2.7(l)(i).

(iii) A “Change of Control” means the closing of any (A) direct or indirect acquisition by a third party not Affiliated with the Acquiror Parties, the Acquired Management Business Entities or their respective Affiliates (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock, equity interests or other securities, in a single transaction or series of related transactions, representing more than fifty percent (50%) of the equity or voting interests of the Acquired Management Business, taken as a whole, or the Acquiror Business (in each case, including by means of a spin-off, split-off, public offering or similar structure), (B) merger, consolidation or other business combination with a third party not Affiliated with the Acquiror Parties, the Acquired Management Business Entities or their respective Affiliates involving the Acquired Management Business, taken as a whole, or the Acquiror Business, and representing more than fifty percent (50%) of either of their respective assets, taken as a whole, (C) reorganization, recapitalization, liquidation, dissolution or similar structure directly or indirectly involving the Acquired Management Business, taken as a whole, or the Acquiror Business which results in any one Person (other than the Acquiror Parties or their Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding the Acquiror Parties or their Affiliates), acquiring direct or indirect beneficial ownership of more than fifty percent (50%) of the equity or voting interests of the Acquired Management Business, taken as a whole, or the Acquiror Business, (D) direct or indirect sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent more than fifty percent (50%) of the consolidated revenue, consolidated operating income or consolidated assets of the Acquired Management Business Entities, taken as a whole, or the Acquiror Business, (E) other transaction with a third party not Affiliated with the Acquiror Parties, the Acquired Management Business Entities or their respective Affiliates having substantially the same effect to those described in clauses (A) through (D), or (F) any transaction as a result of which the Acquiror Parties or their Affiliates cease to control the Acquired Management Business Entities, taken as a whole. Notwithstanding anything to the contrary in this definition, a “Change of Control” does not include a Sunset or a change in the members of the Tennessee GP.

(iv) “Combined Business Product” means, with respect to any Existing Product set forth on Schedule 2.7(l)(iii), a product launched by Acquiror or any of its Affiliates (other than the Acquired Management Business) following the Closing that is in lieu of a successor fund of such Existing Product.

(v) “Delayed Product” means, with respect to any Existing Product set forth on Schedule 2.7(l)(iv), a failure to launch (or a material delay in launching) a fundraising for a successor fund of such Existing Product prior to June 30, 2026 where such failure or delay is primarily a result of Acquiror prioritizing the fundraising of any other fund or product of Acquiror or its Affiliates that has a strategy focused on real estate (other than the Acquired Management Business).

(vi) “Earnout Amount” means, with respect to the Earnout Measurement Period, (A) if the Included FRR is equal to, or greater than, 100% of the Target FRR, the Maximum Earnout Amount, (B) if the Included FRR is less than, or equal to, the Minimum FRR, Zero Dollars ($0), and (C) if the Included FRR is between the Minimum FRR and Target FRR, an amount equal to (1) the FRR Percentage, multiplied by (2) the Maximum Earnout Amount. For the avoidance of doubt, the Earnout Amount shall in no event be less than Zero Dollars ($0).

(vii) “Earnout Model means that certain earnout model provided by the Companies to the Acquiror and set forth on Schedule 2.7(l)(vii).

(viii) “Existing Product” means any Client (including any Company Fund) as of the date hereof.

(ix) “FRR” means, with respect to the Earnout Measurement Period, the aggregate amount of fee-related revenues, net of any discounts, offsets (however, for the avoidance of doubt, FRR shall include the fee that generated any such offset), expense reimbursements, fee shares, profit shares or similar arrangements, consisting of (A) management fees or other similar recurring fees, (B) BDC performance related fee revenue and recurring incentive fees earned from the Clients identified on Schedule 2.7(ix), (C) direct lending administration, servicing and other similar fees, and (D) with respect to any new funds or products launched after the date hereof, performance related fee revenue and recurring incentive fees to the extent that the Acquiror actually includes such fees in determining its “fee related revenues,” “fee related earnings” or substantially similar non-GAAP results that are reported to the public (which, for the avoidance of doubt, shall include any performance related fee revenue and recurring incentive fees that are not determined to be Performance Fees for purposes of the Discretionary Sharing Program) (collectively, the “Acquired Management Business”) in respect of such time period under any investment management, advisory, administration or similar agreement or Contract in respect of the Company Funds, Clients, BDCs and/or SMAs or similar types of funds or accounts, which shall be counted in the year earned on an accrual basis and otherwise in a manner consistent with past practice of the Company Group Entities.

(x) “FRR Percentage” means a fraction, expressed as a percentage, (A) the numerator of which shall equal (1) the Included FRR minus (2) Minimum FRR, and (B) the denominator of which shall equal (1) Target FRR minus (2) Minimum FRR.

(xi) “Included FRR” means (i) 100% of the FRR of the Included Products (provided, that, for the avoidance of doubt, with respect to clauses (E) and (G) of the definition of “Included Products,” FRR of the Overlapping Product shall not be included in Included FRR), plus (ii) 50% of the FRR of the Partially Included Products plus (iii) with respect to Platform Products, 100% of the FRR attributable to sub-allocations to the products of the Acquired Management Business (and, for the avoidance of doubt, Included FRR shall not include any FRR attributable to sub-allocations to the products of the Acquiror or its Affiliates (excluding the Acquired Management Business)), in each case, during the Earnout Measurement Period.

(xii) “Included Products” means:

(A) any Existing Products, any successor funds to such Existing Products, or any new products launched by the Acquired Management Business after the date hereof,

(B) any new product launched by Acquiror or its Affiliates (other than Partially Included Products) following the Closing with a Primary Strategy that is substantially similar to one or more of the Certain Contribution Strategies of the Acquired Management Business and at least one-third (1/3) of the geographic focus of such new product is substantially similar to the geographic focus of such Certain Contribution Strategies,

(C) any Combined Business Product (each, a “Launched Product”),

(D) any Delayed Product,

(E) any product(s) acquired through the consummation of an acquisition by Acquiror or its Affiliates following the Closing and before the end of the Earnout Measurement Period where (x) the sum of “FRR” derived from any product(s) acquired in such acquisition that are substantially similar to a Certain Contribution Strategy (“Overlapping Products”) associated with respect to a particular Certain Contribution Strategy represents at least 50% of the FRR of the product(s) acquired in such acquisition and (y) at least one-third (1/3) of the geographic focus of such Overlapping Product(s) is substantially similar to the geographic focus of such Certain Contribution Strategy, in each case, as of the time of the consummation of such acquisition,

(F) any Overlapping Product(s) acquired through the consummation of a multi-product acquisition by Acquiror or its Affiliates following the Closing and before the end of the Earnout Measurement Period where (x) the sum of FRR derived from such Overlapping Product(s) associated with respect to a particular Certain Contribution Strategy represents no more than one-third (1/3) of the projected FRR of such Certain Contribution Strategy for calendar year 2026 as set forth in the Earnout Model and (y) at least one-third (1/3) of the geographic focus of such Overlapping Product(s) is substantially similar to the geographic focus of such Certain Contribution Strategy, in each case, as of the time of the consummation of such acquisition,

(G) any Overlapping Product(s) acquired through the consummation of a multi-product acquisition by Acquiror or its Affiliates following the Closing and before the end of the Earnout Measurement Period where (x) the sum of FRR derived from such Overlapping Product(s) with respect to a particular Certain Contribution Strategy represents more than one-third (1/3) of the projected FRR of such Certain Contribution Strategy for calendar year 2026 as set forth in the Earnout Model and (y) at least one-third (1/3) of the geographic focus of such Overlapping Product(s) is substantially similar to the geographic focus of such Certain Contribution Strategy, in each case, as of the time of the consummation of such acquisition.

With respect to any Combined Business Product, the aggregate FRR in respect of such Combined Business Product that is credited to Included FRR shall be equal to the projected FRR for the Earnout Measurement Period (as stated in the Earnout Model) for the applicable Existing Product listed on Schedule 2.7(l)(iii).

With respect to any Delayed Product, the aggregate FRR in respect of such Delayed Product that is credited to Included FRR shall be equal to the greater of (without duplication) (x) the actual total FRR for the Earnout Measurement Period that is contributed by such Delayed Product and (y) the projected FRR for the Earnout Measurement Period (as stated in the Earnout Model) for the applicable Existing Product listed on Schedule 2.7(l) (iv).

With respect to any Launched Product, the aggregate FRR that is credited to Included FRR in respect of the relevant Certain Contribution Strategy shall be equal to the greater of (without duplication) (x) 120% of the projected FRR for the Earnout Measurement Period (as stated in the Earnout Model) for the applicable Certain Contribution Strategy of the Acquired Management Business and (y) the actual total FRR in respect of the products of the Acquired Management Business attributable to such Certain Contribution Strategy for the Earnout Measurement Period. By way of example, if Acquiror or its Affiliates (other than in connection with a Partially Included Product) launched a “Net Lease” fund, then the aggregate FRR that is credited to Included FRR would be the greater of (x) 120% of projected FRR for the Earnout Measurement Period (as stated in the Earnout Model) of the Net Lease line of business set forth in the Earnout Model and (y) the actual total FRR in respect of the products of the Acquired Management Business attributable to the Net Lease line of business for the Earnout Measurement Period.

With respect to any Overlapping Product in Clause (E), the aggregate FRR that is credited to Included FRR in respect of the applicable Certain Contribution Strategy shall be equal to the greater of (without any duplication and excluding the FRR of the Overlapping Product) (x) 120% of the projected FRR for the Earnout Measurement Period (as stated in the Earnout Model) for the applicable Certain Contribution Strategy of the Acquired Management Business and (y) the actual total FRR in respect of the products of the Acquired Management Business attributable to such Certain Contribution Strategy for the Earnout Measurement Period.

With respect to any Overlapping Product in Clause (F), the aggregate FRR that is credited to Included FRR in respect of such Overlapping Product shall be equal to 120% of the amount of such Overlapping Product’s “FRR” in calendar year 2026 (and, for the avoidance of doubt, this shall be in addition to the FRR in respect of the products of the Acquired Management Business attributable to such Certain Contribution Strategy).

With respect to any Overlapping Product in Clause (G), the aggregate FRR that is credited to Included FRR in respect of the applicable Certain Contribution Strategy shall be equal to the greater of (without any duplication and excluding the FRR of the Overlapping Product) (x) 120% of the projected FRR for the Earnout Measurement Period (as stated in the Earnout Model) for the applicable Certain Contribution Strategy of the Acquired Management Business and (y) the actual total FRR in respect of the products of the Acquired Management Business attributable to such Certain Contribution Strategy for the Earnout Measurement Period.

(xiii) “Maximum Earnout Amount” means Four Hundred Million Dollars ($400,000,000).

(xiv) “Minimum FRR” means Six Hundred Seventy Seven Million Dollars ($677,000,000).

(xv) “Partially Included Products” means any new product launched after the Closing (other than a Combined Business Product or Platform Product) which the Company Group Entities and the Acquiror and/or its Affiliates (other than the Acquired Management Business) jointly sponsor.

(xvi) “Platform Products” means any new product launched after the Closing (other than a Combined Business Product or Partially Included Product) which is marketed as a multi-strategy fund or account, and a portion of its capital is allocated to products managed by the Acquired Management Business, on the one hand, and the Acquiror and its Affiliates (excluding the Acquired Management Business), on the other hand.

(xvii) “Primary Strategy” means, with respect to any product (including its predecessors, successors and co-investment vehicles), the primary investment focus of such product, as described in its offering or private placement memorandum.

(xviii) “Target FRR” means Eight Hundred Seven Million Dollars ($807,000,000).

Section 2.8 Qualified Cash Distribution. On the Business Day immediately prior to the Closing Date, the API Sellers shall be permitted to cause the Companies to make a cash distribution to the API Sellers and for the API Sellers to distribute the proceeds of such cash distribution to the Alabama Partners pro rata, subject to and as modified by the terms and conditions of the Founders’ Letter Agreement (such distribution, a “Qualified Cash Distribution”); provided, that no amount of any Qualified Cash Distribution (nor any other distribution) shall cause any Alabama Partner’s Alabama Partner Closing Cash Amount to be less than Zero Dollars ($0) and shall not exceed the amount set forth in the Estimated Statement (as may be subsequently revised or modified by the API Representative prior to such Qualified Cash Distribution).

Section 2.9 Purchase Price Allocation. The Parties shall allocate and, as applicable, cause their relevant Subsidiaries to allocate, for purposes of applying Sections 721, 741, 743, 751 and 1060 of the Code, the consideration payable pursuant to this Agreement in accordance with Exhibit L. No later than 150 days after the Final Cash Consideration is finally determined pursuant to Section 2.4, the Acquiror shall deliver to the API Representative a proposed allocation of the consideration payable pursuant to this Agreement (as finally determined pursuant to Section 2.4), in each case determined in a manner consistent with (i) Sections 721, 741, 743, 751 and 1060 of the Code and (ii) Exhibit L (such allocation, the “Proposed Purchase Price Allocation”). If the API Representative disagrees with any part of the Proposed Purchase Price Allocation, the API Representative may, within twenty (20) days after delivery of the Proposed Purchase Price Allocation, deliver a notice (the “Allocation Notice”) to the Acquiror to that effect, specifying those items as to which the API Representative disagrees and setting forth the API Representative’s proposed allocations (which must be in accordance with Exhibit L). If the Allocation Notice is duly delivered, Acquiror and the API Representative shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach an agreement on the disputed items or amounts. In the event that Acquiror and the API Representative are unable to resolve such disputed items or amounts within such twenty (20) day period, then Acquiror and the API Representative shall refer the matter to the Accounting Expert. The Proposed Purchase Price Allocation (as adjusted by the Accounting Expert, if applicable, if it is in accordance with Exhibit L) (the “Final Purchase Price Allocation”) shall be final and binding on all Parties. Acquiror, each API Entity and each Company Group Entity shall file all Tax Returns in a manner that is consistent with the Final Purchase Price Allocation. The Final Purchase Price Allocation shall be revised as necessary to take into account subsequent adjustments to the transaction consideration in the manner provided by applicable Sections of the Code and the Treasury Regulations thereunder and consistent with the principles described in Exhibit L).

Section 2.10 Tax Withholding. Notwithstanding any other provision of this Agreement, Acquiror, its Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from any payment or issuance contemplated by this Agreement any Taxes required to be withheld or deducted pursuant to applicable law. Any amounts deducted or withheld and paid over to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate to reduce or eliminate any such withholding, including by providing any forms or certificates that would reduce or eliminate any such withholding. Each Party shall promptly provide notice to each other Party upon becoming aware of any required deduction or withholding (other than (i) withholding required under section 1445 or section 1446(f) of the Code and (ii) backup withholding).

Section 2.11 Pre-Closing Transactions.

(a) The Pre-Closing Tennessee Transactions may not be amended or modified by any Acquiror Party without the consent (not to be unreasonably withheld, conditioned or delayed) of the API Representative; provided that the API Representative shall cooperate in good faith to amend the Pre-Closing Tennessee Transactions upon the reasonable request of the Acquiror, so long as such amendment or modification would not have a materially adverse effect on the API Entities and their Affiliates, after giving effect to the Closing. The Pre-Closing Alabama Transactions may not be amended or modified without the consent (not to be unreasonably withheld, conditioned or delayed) of the Acquiror; provided that the Acquiror Party shall cooperate in good faith to amend the Pre-Closing Alabama Transactions upon the reasonable request of the API Representative, so long as such amendment or modification would not have a materially adverse effect on the Acquiror Parties and their Affiliates after giving effect to the Closing (including the Company Group Entities). Without limiting the generality of the foregoing, the parties will cooperate on the matters set forth on Schedule 2.11(a) and the Acquiror Parties shall take such actions as set forth on Schedule 5.2(a), to the extent required thereby.

(b) Notwithstanding anything to the contrary herein, if the Pre-Closing Tennessee Transactions shall have not been consummated prior to the Closing, then the API Sellers and the Acquiror Parties shall reasonably cooperate in good faith to amend the terms of any Transaction Document in a manner reasonably acceptable to the API Representative, including upon the terms set forth in Schedule 2.11(b).

Section 2.12 Post-Closing Class B Stock Issuance. In the event that the PubCo COI Date has not occurred prior to the Closing Date, within five (5) Business Days following the occurrence of the PubCo COI Date, PubCo shall issue or cause to be issued to Acquiror a number of shares of Class B Stock equal to the total number of Closing Units, and Acquiror shall immediately transfer to each Applicable API Entity a number of such shares of Class B Stock that is equal to the number of Common Units issued to such Applicable API Entity under Section 2.3(b)(i), free and clear of all Encumbrances other than Specified Permitted Encumbrances.

Section 2.13 Discretionary Sharing Program. Except with the consent of the Co-Managing Partners (not to be unreasonably withheld, conditioned or delayed) and prior notice to the API Representative, the Acquiror Parties shall not take any action or otherwise amend any of the governing documents of the Acquiror, any Subsidiary thereof, Promote Unit HoldCo (as defined in the Acquiror Partnership Agreement), Promote Unit Company (as defined in the Acquiror Partnership Agreement) or any feeder entity of any of the foregoing in any manner, that would contravene, violate or undermine the principles set forth in the Discretionary Sharing Program and the obligations thereunder, in each case, in respect of amounts payable or distributable thereunder prior to December 31, 2027 (or, pursuant to Section 5 thereof, payable or distributable in 2028), it being understood that this Section 2.13 will cease to apply once such amounts have been paid or distributed in full.

Section 2.14 Share Transfer Agreement. The API GP Members shall execute and deliver a customary short form share transfer agreement (the “Share Transfer Agreement”), mutually acceptable to the API GP Members, the API Representative and the Acquiror, acting reasonably, pursuant to which the API GP Members will make customary fundamental representations and warranties to the Acquiror consistent with the representations and warranties contained in Section 3.1 (Organization), Section 3.2(a) (Authority; Validity of Agreements), Section 3.2(b)(ii) (No Violations with Respect to Organizational Documents), Section 3.3 (Title) and Section 3.7 (Brokers and Finders) and covenant and agree with the Acquiror to sell, transfer, assign, convey and deliver to Acquiror, pursuant to the Alabama Pre-Closing Transactions, for one hundred dollars ($100), free and clear of any and all Encumbrances other than Specified Permitted Encumbrances, the Acquired General Partner Interests in accordance with Section 2.1(a)(v).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF API SELLERS

Except as set forth in the API Entity and Company Disclosure Schedule (it being agreed that any matter disclosed in the API Entity and Company Disclosure Schedule with respect to any section of this Article III shall be deemed to have been disclosed for purposes of each other Section or subsection of this Article III to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter without independent knowledge of the reader), each API Entity represents and warrants (on a several basis solely with respect to such API Entity) and, solely for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.6 and Section 3.7, the Alabama Founder Trust represents and warrants (on a several basis solely with respect to the Alabama Founder Trust), to the Acquiror Parties as follows:

Section 3.1 Organization. Such API Entity and the Alabama Founder Trust is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such API Entity and the Alabama Founder Trust has the requisite power and authority to carry on its business and to own all of its properties and assets as currently conducted and owned. Such API Entity and the Alabama Founder Trust is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or operated by it makes such qualification necessary, except as would not reasonably be expected to prevent or materially impair or materially delay the ability of such API Entity and the Alabama Founder Trust to perform its obligations hereunder or under any other Transaction Document. Such API Entity and the Alabama Founder Trust has provided to Acquiror true and correct copies of all of the Organizational Documents of such API Entity and the Alabama Founder Trust as in effect as of the date hereof. Each Organizational Document of such API Entity and the Alabama Founder Trust is in full force and effect and there has been no material violation thereof by such API Entity and the Alabama Founder Trust. No order has been made, petition presented or resolution passed for the winding up of such API Entity and the Alabama Founder Trust and no meeting has been convened for the purpose of winding up such API Entity and the Alabama Founder Trust.

Section 3.2 Authority; Validity of Agreements; No Violations.

(a) Such API Entity and Alabama Founder Trust has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. Assuming the truth and accuracy of the representations and warranties set forth in Section 5.2(a), this Agreement and each other Transaction Document to which such API Entity and Alabama Founder Trust is a party constitute, or upon execution will constitute, a valid and legally binding obligation of such API Entity and Alabama Founder Trust, as applicable, enforceable against such API Entity and Alabama Founder Trust, as applicable in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).

(b) Neither the execution, delivery or performance of this Agreement or any applicable other Transaction Document by such API Entity, nor the consummation by such API Entity or Alabama Founder Trust of the Transactions, or compliance by it with any of the terms or provisions hereof or thereof or performance of its obligations hereunder or thereunder will, with or without the giving of notice, lapse of time or both: (i) violate any Law applicable to such API Entity or Alabama Founder Trust or any Permit held by such API Entity or Alabama Founder Trust; (ii) violate or result in a material breach of any of such API Entity’s or the Alabama Founder Trust’s Organizational Documents; (iii) require any Consent to be made or obtained by it that has not been obtained prior to the Closing; (iv) other than as set forth on Schedule 3.2(b), result in a violation or breach by it or, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which it is a party, or by which it or any of its properties or assets may be bound; or (v) result in the creation of any Encumbrance upon its properties or assets, except in the case of clauses (i), (iii), (iv) and (v) as would not be material and adverse to the ability of such API Entity or Alabama Founder Trust to perform its obligations under this Agreement or other Transaction Document to which it is a party, or to consummate the Transactions.

Section 3.3 Title. Following the Pre-Closing Alabama Transactions, all of the Acquired Interests will be owned of record, in the aggregate, by the API Entities and API, in accordance with the Pre-Closing Alabama Transactions, free and clear of any and all Encumbrances other than Specified Permitted Encumbrances. The Acquired Interests represent all of the equity interests, economic interests or voting interests, or any interests or securities convertible into or exchangeable or exercisable for such interests, of the Companies. Except as set forth on Schedule 3.3, as of immediately prior to the Closing, neither such API Entity, Alabama Founder Trust nor any of its or their Affiliates owns any equity interests, economic interests or voting interests, or any interests or securities convertible into or exchangeable or exercisable for such interests, in the Company Group Entities, except for the Acquired Interests. Such API Entity and Alabama Founder Trust, as applicable, has the power and authority to sell, transfer, assign and deliver the Acquired Interests owned by it, as applicable, and such delivery (indirectly, in the case of Alabama Founder Trust) will convey to Acquiror at the Closing good and valid title to such Acquired Interests, free and clear of any and all Encumbrances other than Specified Permitted Encumbrances.

Section 3.4 Other API Entity Matters.

(a) Business. Each API Entity (other than API GP) has never incurred, and does not have, any Liabilities of any kind, except for (i) contractual obligations pursuant to the express provisions of the Existing API GP LLCA, the Existing Alabama OpCo LPA or the Existing Alabama CarryCo LPA, as applicable, (ii) contractual obligations pursuant to the express provisions of the Contracts set forth on Schedule 3.4(a), (iii) liabilities in connection with, pursuant to or in accordance with this Agreement (including the Pre-Closing Alabama Transactions) and (iv) Tax liabilities incurred in the ordinary course of business. Such API Entity has not engaged in any business other than purchasing, owning and investing, directly or indirectly, in Acquired Interests and activities incidental thereto, and such API Entity has no assets other than Acquired Interests, immaterial incidents of ownership relating thereto and the Contracts described in this Section 3.4(a).

(b) Capital Structure. A true and correct list of the issued and outstanding Group Interests of such API Entity and each record and beneficial owner of any Group Interest thereof, together with the amount and/or percentage of such API Entity owned by each such Person as of the date hereof, is set forth on Schedule 3.4(b). Subject to Section 2.11, as of immediately prior to the Closing, there are no other issued or outstanding equity or equity-based interests, economic interests or voting interests in such API Entity other than the Group Interests set forth on Schedule 3.4(b), nor are there any debt or other interests outstanding that are convertible into or exchangeable for any such equity, economic or voting interests.

(c) Compliance with Law. Each API Entity (other than API GP) and the Alabama Founder Trust has at all times been in compliance in all material respects with all applicable Laws and such API Entity (other than API GP) and the Alabama Founder Trust has not been threatened to be charged with or given notice of any material violation of any applicable Law by any Governmental Authority.

(d) Operations. Each of New API II, Founder Holdings A and Founder Holdings G is a newly organized limited partnership, formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with such Transactions.

Section 3.5 [Reserved].

Section 3.6 Legal Proceedings. There is no Proceeding pending or, to the Knowledge of the API Entities, threatened in writing against such API Seller or any Affiliate of such API Seller that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of such API Seller to perform its obligations hereunder or under any other Transaction Document.

Section 3.7 Brokers and Finders. Except as set forth on Schedule 3.7, no agent, broker, Person, financial advisor or other intermediary acting on behalf of such API Seller is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.

Section 3.8 Investor Representations. Such API Entity that is receiving Common Units and Class B Stock under this Agreement is doing so for the purpose of investment for its own account, not as a nominee or agent, and not with a view to or for the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof. Such API Entity that is acquiring Common Units and Class B Stock under this Agreement acknowledges that the sale of Common Units and Class B Stock hereunder has not been registered under the Securities Act or any state securities Laws, and that none of the Common Units or shares of Class B Stock may be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of except pursuant to registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Such API Entity that is acquiring Common Units and Class B Stock under this Agreement represents that it (i) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring Common Units and Class B Stock, (ii) is able to bear the economic risk of an investment in the Common Units and Class B Stock for an indefinite period, including the risk of a complete loss of any such investment, (iii) has had an opportunity to ask questions and is relying on its own due diligence and review of the Acquiror Parties, their respective operations and financial condition, and (iv) is an is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

Section 3.9 API Seller Acknowledgment of Disclaimer of Other Representations and Warranties. Such API Seller acknowledges and agrees that, except for the representations and warranties expressly made by the Acquiror Parties in Article V or in any other Transaction Document, (a) the Acquiror Parties do not make, and have not made, any representations or warranties, express or implied, at law or in equity, of any nature whatsoever relating to the Acquiror Parties, their Affiliates or their respective businesses or otherwise in connection with this Agreement, the other Transaction Documents or the Transactions, including any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade, and such API Seller is not relying on any representation or warranty of any Person except for those expressly set forth in Article V or in any other Transaction Document, and (b) no Person has been authorized by the Acquiror Parties to make any representation or warranty relating to the Acquiror Parties, their Affiliates or their respective businesses or otherwise in connection with this Agreement, the other Transactions Documents or the Transactions, and if made, such representation or warranty shall not be relied upon by such API Seller as having been authorized by such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP ENTITIES

Except as set forth in the API Entity and Company Disclosure Schedule (it being agreed that any matter disclosed in the API Entity and Company Disclosure Schedule with respect to any section of this Article IV shall be deemed to have been disclosed for purposes of each other Section or subsection of this Article IV to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter), each of the Companies hereby, jointly and severally, represent and warrant to the Acquiror Parties as follows:

Section 4.1 Organization and Existence.

(a) Each Company Group Entity is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized, except where the failure to be in good standing (or the equivalent thereof) would not reasonably be expected to be material to the Company Group Entities, taken as a whole. Each Company Group Entity has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated, except where the failure to have such power or authority would not reasonably be expected to be material to the Company Group Entities, taken as a whole. Each Company Group Entity is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or registered would not reasonably be expected to be material to the Company Group Entities, taken as a whole. Each Organizational Document of each Company Group Entity is in full force and effect and there has been no violation thereof by any Company Group Entity, except as would not reasonably be expected to be material to the Company Group Entities, taken as a whole.

(b) (i) No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of any Company Group Entity’s assets or business, (ii) no Company Group Entity has made or proposed any arrangement or composition with its creditors or any class of creditors, (iii) none of the Company Group Entities is insolvent, or unable to pay its or his debts within the meaning of the insolvency legislation applicable to any Company Group Entity, and none of the Company Group Entities has stopped paying its debts as they fall due, (iv) no execution or other process has been levied against any Company Group Entity or action taken to repossess goods in the possession of any Company Group Entity, and (v) no unsatisfied judgment is outstanding against any Company Group Entity.

(c) The Companies have provided to Acquiror true and correct copies of all of the Organizational Documents (including all amendments thereto) of each of the Company Group Entities.

Section 4.2 Capital Structure.

(a) Schedule 4.2(a) sets forth as of the date hereof a true and correct list of the issued and outstanding ownership interests of each Company (the “Companies Interests”) and each record and beneficial owner of any such Companies Interest, together with the amount and/or percentage of such Company owned by each such Person (including a schedule of all such Persons entitled to share in any carried interest or performance fees or other revenues of any kind). There are no other issued or outstanding equity or equity-based interests, economic interests, voting interests or voting trusts, irrevocable proxies or other Contracts to which any Company is a party or is bound with respect to the voting or consent of any ownership interests of any Company other than the Companies Interests set forth on Schedule 4.2(a), nor are there any debt or other interests outstanding that are convertible into or exchangeable or exercisable for any such equity, economic or voting interests. All of the issued and outstanding Companies Interests have been, or upon issuance will be, duly authorized and validly issued, are fully paid and non-assessable (to the extent applicable), have not been issued in violation of any outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, subscription rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, stock appreciation, restricted stock, phantom equity, profits interests or other equity or equity-based rights or similar rights commitments, agreements, arrangements or undertakings (“Equity Rights”), and have been offered, sold and delivered by the relevant Companies, as applicable, in compliance in all material respects with all applicable state and federal securities and other applicable Laws and Contracts.

(b) With respect to each Company Group Entity (other than the Companies), Schedule 4.2(b) sets forth as of the date hereof a true and correct list of the Company Group Entities listing for each of them its name, type of Entity, jurisdiction of organization, the issued and outstanding ownership interests of each such Company Group Entity (the “Group Interests”) and each record and beneficial owner of any Group Interest, together with the amount and/or percentage of such Entity owned by each such Person (including a schedule of all Persons (other than employees or other service providers of the Company Group Entities) entitled to share in any carried interest or performance fees or other revenues of any kind). There are no other issued or outstanding equity or equity-based interests, economic interests, voting interests or voting trusts, irrevocable proxies or other Contracts to which any such Company Group Entity is a party or is bound with respect to the voting or consent of any ownership interests of any such Company Group Entities other than the Group Interests set forth on Schedule 4.2(b), nor are there any debt or other interests outstanding that are convertible into or exchangeable or exercisable for any such equity, economic or voting interests. All of the issued and outstanding Group Interests in such Company Group Entities have been, or upon issuance will be, duly authorized and validly issued, are fully paid and non-assessable (to the extent applicable), have not been issued in violation of any outstanding Equity Rights, and have been offered, sold and delivered by the relevant Company Group Entity, as applicable, in compliance in all material respects with all applicable state and federal securities and other applicable Laws and Contracts.

(c) The Business is conducted entirely through the Company Group Entities and no part of the Business is conducted by the Alabama Partners outside of the Company Group Entities, except as contemplated by the Pre-Closing Alabama Transactions. Without limiting the generality of the foregoing, none of the Alabama Partners has the right to receive any fee or revenue streams, or other economic rights or interests derived therefrom, from the Business except through their direct or indirect ownership of, or employment arrangements (including service on related governing bodies) with, the Companies.

(d) Except with respect to consultants and joint venture partners below the Company Funds and as set forth on Schedule 4.2(d)(i), the Companies have the right to receive, directly or indirectly, 100% of the management fees and other similar fees, compensation or payments paid by or in respect of each of the Company Funds. The Companies have the right to receive the percentage set forth on Schedule 4.2(d)(ii) hereto of the carried interest and similar revenue streams from the applicable Company Fund(s). The Companies have the right to receive all returns on the capital invested directly or indirectly by the Companies in the applicable Company Fund(s).

Section 4.3 Authority; Validity of Agreements. Each of the Companies has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Companies of this Agreement and each of the other Transaction Documents to which they are a party, and the consummation by the Companies of the Transactions, have been duly and validly authorized and approved by all necessary corporate or other action of the Companies, as applicable, including any necessary approval or consent of their respective shareholders, members, partners or other equity owners, and no other corporate action is necessary on the part of the Companies to authorize this Agreement and each other Transaction Document to which it is a party or to consummate the Transactions. This Agreement and each other Transaction Document executed and delivered by the Companies have been duly and validly executed and delivered by the Companies, as applicable, and (assuming due authorization, execution and delivery by the other Parties hereto) this Agreement and each other Transaction Document to which the Companies are parties constitutes a valid and binding obligation of the Companies enforceable against each of them in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

Section 4.4 Consents and Approvals. Except as set forth on Schedule 4.4, and other than in compliance with applicable antitrust laws, none of any Company Group Entity or Company Fund is required to obtain any Consent of, approval of, or provide any notice to any Governmental Authority (excluding, for the avoidance of doubt, any Client Consent or BDC Consent) in connection with the execution and delivery by the Companies of this Agreement and each other Transaction Document to which they are a party, the performance of this Agreement and each other Transaction Document to which they are a party by the Companies or the performance of their respective obligations hereunder or thereunder or the consummation of the Transactions.

Section 4.5 No Conflicts. Other than in compliance with applicable antitrust laws and except as set forth on Schedule 4.5 or any required Client Consent or BDC Consent in connection with the Transactions, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Companies, and the consummation of the Transactions, will not (a) conflict with, result in a material breach of, result in a termination of, contravene or constitute a material default under, be an event that with the giving of notice or passage of time or both will become a material default under, give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, accelerate the performance required by or maturity of, give rise to the payment of any fee, penalty or other amount under, or result in the creation of any Encumbrance or loss of any material rights of any Company Group Entity or Company Fund pursuant to any of the terms, conditions or provisions of or under (i) any applicable Law or Permit binding on such Company Group Entity or Company Fund, (ii) the Organizational Documents of any Company Group Entity or any Company Fund or (iii) any Material Contract binding upon a Company Group Entity or a Company Fund, or to which the property of a Company Group Entity or Company Fund or any portion of the Business conducted by the Company Group Entities is subject (including material Fund Documentation); or (b) result in a “key person” or “for cause” event (or similar concept) under any Fund Documentation, including, but not limited to, the ability of the limited partners of such Company Fund to vote on the removal of the general partner of such Company Fund, the termination or suspension of the obligation of each partner to make capital contributions or dissolution or the termination of such Company Fund as a result of such event, except, in the case of the foregoing clauses (a)(i), (a)(iii) and (b), as would not reasonably be expected to be material to the Company Group Entities, taken as a whole. Schedule 4.5 sets forth a list of all Company Funds and the required Client Consent or BDC Consent for such Company Funds.

Section 4.6 Financial Statements and Records.

(a) The Companies have provided Acquiror with true, complete and correct copies of the Company Financial Statements. The Company Financial Statements present fairly, in all material respects, the combined financial position of the Companies and results of operations of the Companies and their Subsidiaries as of the dates and for the periods indicated therein, and the other combined and consolidated financial statements included in such Company Financial Statements present fairly in all material respects the combined and consolidated results of the operations and comprehensive income, changes in equity and cash flows of the Companies as of the dates and for the periods indicated therein. Except as set forth on Schedule 4.6(a), the Company Financial Statements have been prepared based upon the Companies’ books and records and presented in accordance with GAAP consistently applied during the periods involved (except as noted therein and, in the case of the 2022 Financial Statements, for the absence of footnotes which, if presented, would not materially differ from those presented in the Audited Financial Statements, none of which are material individually or in the aggregate).

(b) Each of the Company Group Entities maintains internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, including policies and procedures applicable to each Company Group Entity that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group Entities and (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with applicable Law, and that receipts and expenditures of the Company Group Entities are being made only in accordance with authorizations of management and directors of the Company Group Entities.

(c) To the Knowledge of the Companies, the books and records of the Company Group Entities and each Company Fund have been accurately maintained in all material respects and in compliance in all material respects with all applicable Laws.

(d) Except as set forth on Schedule 4.6(c) or in the Company Financial Statements, no Company Group Entity has engaged in any “off balance sheet” or similar financing of a type which would not be required to be shown or reflected in the Company Financial Statements.

Section 4.7 Absence of Undisclosed Liabilities. No Company Group Entity has or is subject to any claims, liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) (collectively, “Liabilities”), except (a) as and to the extent specifically disclosed and reserved against in the Most Recent Balance Sheet or footnotes thereto or of a nature not required by GAAP to be reflected in the Company Financial Statements, (b) Liabilities or other obligations incurred after the date of the Most Recent Balance Sheet in the ordinary course of business, (c) performance obligations pursuant to any Contracts and commitments that do not arise from any breach or violation of, or default under, such Contracts, (d) that would not reasonably be expected to be, individually or in the aggregate, material to the Company Group Entities, taken as a whole, or (e) as set forth on Schedule 4.7.

Section 4.8 Company Absence of Certain Changes. Since December 31, 2022 through the date of this Agreement, except as contemplated by this Agreement or the Transactions (including the Pre-Closing Alabama Transactions), (a) each Company Group Entity and Company Fund has conducted its business, in all material respects, in the ordinary course consistent with past practices of such Company Group Entity or such Company Fund, respectively, (b) there has not occurred any Alabama Material Adverse Effect and (c) except as set forth on Schedule 4.8, neither the Company Group Entities nor the Company Funds (except as expressly set forth below as relating solely to the Company Group Entities) have:

(i) amended the Organizational Documents of the Company Group Entities or the Company Funds (other than amendments of such documents of Company Funds in connection with fundraising or otherwise in the ordinary course of business);

(ii) purchased or redeemed or otherwise acquired any Companies Interests, Group Interests, Equity Right or other equity interests of any of them, except in the case of a Company Fund or API, in the ordinary course of business consistent in nature and amount with past practice or in connection with employment matters, including upon the termination or retirement of an employee;

(iii) made any distribution or declared, paid or set aside any dividend with respect to (excluding in each case, prior to the date hereof, tax distributions and distributions of carry, in each case, made in the ordinary course consistent in nature and amount with past practice), or split, adjusted, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any of its equity interests or any options, warrants, securities or other rights exercisable therefor or convertible thereinto (other than redemptions of interests in the Company Funds made in the ordinary course of business consistent in nature and amount with past practice or in connection with employment matters, including upon the termination or retirement of an employee);

(iv) pledged, granted, issued, delivered, sold or otherwise disposed of any equity or equity-based interests, capital stock, notes, bonds, or other securities in any other Company Group Entity, or grant of any options, warrants, equity appreciation, restricted stock, restricted stock units, phantom units or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests in any other Company Group Entity, except in the ordinary course of business consistent in amounts with past practice and excluding, for the avoidance of doubt, ordinary course distributions of carried interest or other performance-based compensation or vesting of Company equity awards;

(v) merged or consolidated with or into any other Person, or acquired any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or otherwise, in a single transaction or series of related transactions, except in the case of a Company Fund, in the ordinary course of business consistent in nature and amount with past practice;

(vi) entered into any joint venture, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement (other than (x) joint ventures that only the Company Funds (and not any Company Group Entity other than in a capacity as a manager of such joint venture) are party to, (y) placement and distribution agreements in the ordinary course of business or (z) in connection with real estate investments where a Company Group Entity serves as a non-economic manager in the ordinary course of business);

(vii) with respect to any Company Group Entity only, paid, discharged, settled, waived, released, satisfied or instituted any civil, criminal or administrative legal claims, Proceedings, Liabilities or obligations (A) relating to any matter for an amount in excess of one million dollars ($1,000,000), individually, or five million dollars ($5,000,000) in the aggregate, or (B) in a manner that results in the imposition of any material restrictions upon any Company Group Entity’s assets, operations or business;

(viii) sold, transferred, assigned, conveyed, leased, licensed, abandoned, permitted to lapse, mortgaged, pledged or otherwise subjected to any Encumbrance (other than Permitted Encumbrances) or disposed of any material properties, assets or liabilities, tangible or intangible, shown or reflected on the balance sheets of the Company Group Entities other than sale of Portfolio Companies or Company Fund assets in the ordinary course of business consistent in nature and amount with past practices;

(ix) incurred, assumed or guaranteed (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness or amended the terms relating to any Indebtedness, in either case other than Indebtedness incurred in the ordinary course of business and in accordance with its investment strategy or as required in accordance with the terms of the Indebtedness documentation;

(x) made any payment in respect of, or became obligated to make any payment under, any “clawback” or similar obligation in respect of a Company Fund;

(xi) established, adopted, entered into, amended or terminated any Plan (other than the Plans listed on Schedule 2.3(g)(vi) or in the ordinary course of business);

(xii) changed any accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP to be implemented during such period;

(xiii) made or incurred any capital expenditure or other financial commitment (other than any financial commitment made or incurred by any Company Fund in the ordinary course of business consistent in nature and amount with past practice and in accordance with its investment strategy) requiring payments in any fiscal year in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xiv) (i) made, changed or revoked any material tax election, other than in the ordinary course of business consistent with past practice, (ii) settled or compromised any Tax item with respect to a material amount of Taxes; (iii) changed an annual accounting period or changed (or made a request to any Tax authority to change) any material aspect of its method of Tax accounting; (iv) prepared or filed any material Tax Returns in a manner that is materially inconsistent with its past practice; (v) filed an amended material Tax Return or a claim for refund of a material amount of Taxes; (vi) consented to any extension or waiver of the statute of limitations period with respect to a material amount of Taxes; (vii) entered into any material tax sharing, closing or similar agreement in respect of any Taxes; (viii) obtained or requested any material Tax ruling; (ix) incurred any liability for Taxes outside the ordinary course of business; or (x) surrendered any right to claim a refund of a material amount of Taxes;

(xv) conducted its billing and cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;

(xvi) accelerated accrual, recognition or the payment of any management fees, performance fees, incentive fees, transaction fees, accounts receivable or other similar fees or revenue streams including in a manner such that such fees or revenue streams that would have been paid in the ordinary course following the Closing are instead paid prior to the Closing or delayed the payment of any fees, note, account payable or other Indebtedness beyond its due date or the date when such payment would have been paid in the ordinary course of business;

(xvii) made, assumed, guaranteed, endorsed or effected any loan or advance or other extension of credit, to any other Person (other than loans, advances or extensions of credit made or effected between the Company Group Entities or by any Company Fund in accordance with its investment strategy);

(xviii) entered into or adopted any plan of merger, consolidation, reorganization, liquidation, restructuring, recapitalization or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xix) entered into any material amendment or termination (other than an expiration in accordance with the terms thereof or renewal upon termination) or waived compliance with any material term of any Material Contract other than in the ordinary course of business, or entered into any Contract that if entered into prior to the date of this Agreement would be a Material Contract (excluding, for these purposes, any Client Contract or in respect of any Company Fund);

(xx) waived compliance with or failed to enforce any term of any Contract between any current or former owner, director, manager, officer and employee and any Company Group Entity with any restrictive covenants in favor of any Company Group Entity that remain in effect;

(xxi) taken any action or omitted to take any action that would result in a “key person” or “for cause” event (or similar concept) under any Fund Documentation;

(xxii) incurred any deferred rent;

(xxiii) made material changes to any compliance policies adopted under the Advisers Act; or

(xxiv) entered into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

Section 4.9 Assets. Except as would not be material to the Company Group Entities, taken as a whole, the Company Group Entities own and have (and immediately after giving effect to the consummation of the Transactions, the Company Group Entities will have) good, valid and marketable title to, or in the case of leased property have (and immediately after giving effect to the Transactions, the Company Group Entities will have) good and valid leasehold interests in, all of the properties and assets (real, personal or mixed, tangible or intangible) necessary for the conduct of, or otherwise material to the Business, in each case free and clear of any Encumbrance, other than the Permitted Encumbrances.

Section 4.10 Real Property.

(a) No Company Group Entity or Company Fund owns, nor during the three (3) years preceding the date of this Agreement has owned, any real property or any interest therein and no Company Fund leases any real property (other than in each case direct or indirect investments in real property made or effected by any Company Fund in accordance with its investment strategy).

(b) Schedule 4.10 identifies all of the real property (each, a “Leased Real Property”) leased, licensed or subleased by the Company Group Entities (including all amendments, modifications, guaranties and other agreements with respect thereto, the “Leases”). The Companies have made available or delivered to Acquiror true, correct and complete copies of all Leases set forth, or required to be set forth, on Schedule 4.10. The Leases constitute all of the real property leased, subleased, licensed or otherwise used in connection with the operation of the Business as presently conducted. There exists no default or any condition, or any state of facts or events which with the passage of time or giving of notice would constitute a default, in the performance of its obligations under any of the Leases by any Company Group Entity or, to the Knowledge of the Companies, by any other party to any of the Leases. Except as set forth on Schedule 4.10, no Company Group Entity has received any written notice from the other party to any of the Leases claiming that any Company Group Entity is in breach of its obligations under the respective Leases. Each of the Leases is the legal, valid and binding obligation of the Company Group Entities and, to the Knowledge of the Companies, each other party to such Lease and each of the Leases is in full force and effect and enforceable against a Company Group Entity and, to the Knowledge of the Companies, each other party to such Lease except as may be limited by the Bankruptcy and Equity Exception. Except as set forth on Schedule 4.10, each Company Group Entity is in sole possession of the Leased Real Property and has not assigned, transferred, sublet, mortgaged or otherwise conveyed or encumbered all or any portion of its respective interest in any of the Leases or the Leased Real Property. As of the date hereof, accrued and unpaid costs incurred in connection with construction, alteration or other leasehold improvement work with respect to any Leased Real Property do not exceed five hundred thousand dollars ($500,000) in the aggregate (other than routine maintenance work). With respect to each parcel of Leased Real Property: (i) no Company Group Entity has received any written notice of (x) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (y) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (z) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially adversely affect the ability to operate the Leased Real Property as currently operated; (ii) neither the whole nor any portion of any Leased Real Property has been materially damaged or destroyed by fire or other casualty; (iii) to the Knowledge of the Companies, each parcel of Leased Real Property is adequately served by proper utilities and other building services necessary for its current use; and (iv) to the Knowledge of the Companies, the existing uses of all Leased Real Properties comply in all material respects with all applicable Laws.

Section 4.11 Material Contracts.

(a) Schedule 4.11(a) contains a true and correct list of all Material Contracts in existence on the date of this Agreement (excluding Distribution Agreements and other Fund Documentation). The Companies have made available or delivered to Acquiror true and correct copies of all written Material Contracts, including any amendments thereto, and accurate and complete descriptions of all material terms of all oral Material Contracts.

(b) Each Material Contract is valid and binding on the applicable Company Group Entity and/or the applicable Company Fund, as applicable, and in full force and effect, and is enforceable against the applicable Company Group Entity or Company Fund and to the Knowledge of the Companies, each other party thereto in accordance with its terms except as may be limited by the Bankruptcy and Equity Exception. There are no existing material defaults of the applicable Company Group Entity and/or the applicable Company Fund or, to the Knowledge of the Companies, any other party thereto under any Material Contract. Each Material Contract has been performed in all respects by the applicable Company Group Entity and/or the applicable Company Fund in accordance with its terms in all respects, except as would not reasonably be expected to be material to the Company Group Entities, taken as a whole.

Section 4.12 Legal Proceedings. Except as set forth on Schedule 4.12, there are no, and for the past three (3) years there have been no, Proceedings or material disputes with Clients or investors in a Company Fund against or involving any Company Group Entity or, to the Knowledge of the Companies, any current or former officer, director, partner, employee, agent or Affiliate thereof (including any Alabama Partner) in connection with their status as such that are pending or, to the Knowledge of the Companies, threatened, excluding any Proceeding (x) that the Company Funds may be engaged in from time to time solely in the ordinary course of business or (y) where the amount in dispute is less than one million dollars ($1,000,000). Except as set forth on Schedule 4.12, no Company Group Entity is subject to any outstanding Order and, to the Knowledge of the Companies, there is no investigation against any Company Group Entity before any Governmental Authority or arbitrator which would, individually or in the aggregate, reasonably be expected to be material to the Company Group Entities, taken as a whole.

Section 4.13 Affiliate Transactions. Except as set forth on Schedule 4.13(a), there is not any agreement or arrangement between any Company Group Entity or Company Fund, on the one hand, and any Affiliate of any Company Group Entity (other than a Company Group Entity or Company Fund) or any officer, director, manager or employee of any Company Group Entity (each (other than as described in clauses (i)-(iii) below), a “Affiliate Agreement”), on the other hand, other than (i) those contained in this Agreement or the other Transaction Documents, (ii) those set forth in the Organizational Documents of the Company Funds, the Company Group Entities, the API Entities and/or any of their Affiliates (true, correct and complete copies of which have been provided to Acquiror), (iii) the provision of compensation, benefits, travel advances paid or made and related arrangements (other than loans) to officers, directors, managers or employees of the Company Group Entities (or independent contractors of the Company Group Entities) and powers of attorney and similar grants of authority, in each case, in the ordinary course of business consistent with past practice and (iv) agreements between any Company Group Entity or Company Fund, on the one hand, and any Alabama Partner, on the other hand, setting forth the terms of departure or admission of any Alabama Partner. Except as set forth on Schedule 4.13(b), to the Knowledge of the Companies, no Related Party (i) owns, directly or indirectly, any interest in any property (real, personal, or mixed and whether tangible or intangible) or asset used in or held for use in connection with or pertaining to the Business, (ii) serves as a trustee, officer, director or employee of any Person that is an investment of a Client (other than a Company Fund or an investment of a Company Fund) or a supplier, lessor, lessee or competitor of any Company Group Entity or Company Fund or (iii) receives any payment, compensation, equity-participation, revenue share, commission, fee or other similar economic benefit (other than compensation from or distributions by the Companies) from or in relation to any Client (other than from an investment of a Company Fund) or any services provided by any Company Group Entity.

Section 4.14 Compliance with Law; Government Regulation.

(a) Each Company Group Entity and each Company Fund has at all times in the three (3) years preceding the date of this Agreement complied with and is in compliance with all applicable Laws, except where the failure to comply would not reasonably be expected to be material to the Company Group Entities and the Company Funds, taken as a whole. Within the three (3) years preceding the date hereof, none of the Company Group Entities nor Company Funds has at any time received any oral or written notice asserting any material violation by any of them of any applicable Law.

(b) Each Company Group Entity and each Company Fund holds, and is in compliance with all requirements under, all licenses, registrations, consents, franchises, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorizations (collectively, “Permits”) that are required in order to permit the API GP or such Company Group Entity or Company Fund, as applicable, to own or lease its properties and assets and to conduct the Business as presently conducted in compliance with all applicable Laws, except where the failure to hold such Permit or comply with Law would not reasonably be expected to be material to the Company Group Entities and the Company Funds, taken as a whole. All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Companies, no such suspension, cancellation, modification or revocation or Proceeding is threatened except as would not reasonably be expected to be material to the Company Group Entities and the Company Funds, taken as a whole. Each Company Group Entity and Company Fund and, to the Knowledge of the Companies, each employee, officer, director, partner, member, or any “associated person” (as defined in the Advisers Act) of any Company Group Entity or any Company Fund (including the Alabama Partners) who is required to be registered, licensed, or qualified under applicable Law, is duly registered, licensed, or qualified as such, and such registration, license, or qualification is in full force and effect, except where the failure to so register or obtain a license or qualification would not be material.

(c) The Company Group Entities that are required to be registered as investment advisers under the Advisers Act, or, the laws of any state or other jurisdiction, are so registered. None of the Company Group Entities that is not registered as an investment adviser under the Advisers Act or the applicable Laws of any state or other jurisdiction is required to be registered as an investment adviser under the Advisers Act or the applicable Laws of any state or other jurisdiction. The Company Group Entities have timely filed all material forms, reports, registration statements, schedules and other documents (including the Form ADV and Form PF), together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority and have paid all fees and assessments due and payable in connection therewith, except where the failure to file would not reasonably be expected to be material to the Company Group Entities, taken as a whole. Except as set forth in Schedule 4.14(c), no Company Group Entity or Company Fund is required to register as an “investment company” or has elected treatment as a “business development company” under the Investment Company Act.

(d) Except as otherwise set forth on Schedule 4.14(d), for the past three (3) years, neither the API GP nor any Company Group Entity is or has been (i) a bank, trust company, broker-dealer, commodity broker-dealer, municipal advisor, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, exchange or transfer agent within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, broker-dealer, municipal advisor, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, exchange or transfer agent under any applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. No Company Group Entity has received notice (oral or written) of, and to the Knowledge of the Companies, there is no pending Proceeding concerning any failure by any Company Group Entity to obtain any bank, trust company, broker-dealer, municipal advisor, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, exchange or transfer agent registration, license or qualification.

(e) Except as otherwise set forth on Schedule 4.14(e), none of the Company Group Entities or any “associated person” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or “associated person” (as defined in the Advisers Act) of an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Companies, threatened by any Governmental Authority which would result in the ineligibility of any Company Group Entity or any “associated person” to serve in any such capacities.

(f) Except as otherwise set forth on Schedule 4.14(f), none of the Company Group Entities or, to the Knowledge of the Companies, any employee, officer, director, partner, member or “associated person” (as defined in the Advisers Act) of any of them is subject to a “statutory disqualification” (as such term is defined in the Securities Exchange Act) or is otherwise ineligible to serve as a broker-dealer or as an associated person of a broker-dealer under Section 15(b) of the Securities Exchange Act, nor is there any Proceeding pending or, to the Knowledge of the Companies, threatened by any Governmental Authority that would result in the ineligibility of any such Company Group Entity or employee, officer, director, partner, member or associated person to serve in such capacities.

(g) Neither any Company Group Entity or Company Fund nor, to the Knowledge of the Companies, any employee, officer, director, partner, member, or “associated person” (as defined in the Advisers Act) of any of them (including the Alabama Partners), is or at any time within the past three (3) years has been (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, (iii) subject to any order or directive by or (iv) a recipient of any supervisory letter from, in each case, any Governmental Authority, and, to the Knowledge of the Companies, none of them is threatened with the imposition or receipt of any of the foregoing.

(h) The Acquiror and its counsel have been provided with the opportunity to review copies of all material reports (if any) summarizing the results of any inspection, examination or investigation of any API GP or any Company Group Entity by any Governmental Authority. To the Knowledge of the API Entities, there is no current or pending examination of any API GPs or any Company Group Entity or any Company Fund by any Governmental Authority within the prior three (3) years. Further, except as set forth on Schedule 4.14(h), no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained in the past three (3) years, nor are any requests pending therefor, to the Knowledge of the Companies, with respect to the API GP or any Company Group Entity, or any officer, director, partner or employee of any of them (including the Alabama Partners), in connection with the Business.

(i) Except as set forth in Schedule 4.14(i), no Company Group Entity has, to the Knowledge of the Companies, been notified in writing of any material findings in internal audits or third-party compliance reviews, that have not been resolved.

(j) To the Knowledge of the Companies, there is no event that would require any API GP or Company Group Entity to give an affirmative response to any of the questions in Item 11 of Part 1 of the Form ADV (or any similar or successor form).

(k) Each Company Group Entity that is registered as an investment adviser under the Advisers Act or otherwise is required by applicable Law to have codes of ethics, insider trading policies, personal trading policies and other compliance policies and procedures pursuant the Advisers Act or other applicable Law has established and implemented codes of ethics, insider trading policies, personal trading policies and other compliance policies and procedures as may be required pursuant the Advisers Act or other applicable Law (or has such policies that are applicable to such Company Group Entity). In the past three (3) years, there have been no violations of the code of ethics, insider trading policies, personal trading policies and other material policies and procedures of any Company Group Entity, except for such violations as would not, and would not reasonably be expected to, be material to the Company Group Entities, taken as a whole.

(l) Any brokerage policies (if any) employed by the Company Group Entities are, and for the past three (3) years have been, in conformity in all material respects with the description set forth in the Form ADV of any Company Group Entity, and the only products or services obtained by the Company Group Entities through the use of brokerage commissions have been “brokerage and research” services within the meaning of § 28(e) of the Securities Exchange Act and the SEC and SEC staff interpretations thereunder, other than exceptions that would not, and would not reasonably be expected to, be material to the Company Group Entities, taken as a whole.

(m) Each Company Group Entity and each Company Fund owns or has a valid and sufficient license or other right, permission or consent to Process all Company Data used in or necessary for the conduct of their business as currently conducted, and will continue to have such rights immediately after the Closing, except where the failure to own or hold such license or other right, permission or consent would not reasonably be expected to be material to the Company Group Entities, taken as a whole.

(n) Each Company Group Entity and each Company Fund has for the past three (3) years complied and is currently in compliance with all Privacy Obligations, except as would not reasonably be expected to be material to the Company Group Entities, taken as a whole. Each Company Group Entity and each Company Fund has implemented controls, including policies and procedures, reasonably designed to ensure compliance with the Privacy Obligations, and has adopted and published privacy notices and policies that in all material respects accurately describe their privacy practices, and they have at all times complied, and are in compliance, in all material respects, with those notices and policies, except as would not reasonably be expected to be material to the Company Group Entities, taken as a whole. The execution, delivery, performance and consummation of the transactions contemplated hereunder (including the Processing of Personal Information in connection therewith) comply with all applicable Privacy Obligations, except as would not reasonably be expected to be material to the Company Group Entities, taken as a whole.

(o) Each Company Group Entity and each Company Fund has established and maintains a written information security program comprised of reasonable and appropriate administrative, technical and physical safeguards to protect the security, confidentiality, availability and integrity of Sensitive Data and the IT Assets that are reasonably consistent with (i) reasonable practices in the industry in which each Company Group Entity and each Company Fund operates, and (ii) the Privacy Obligations.

(p) Each Company Group Entity and each Company Fund will, immediately following the Closing Date continue, in all material respects, to be permitted to Process Personal Information on terms substantially identical to those in effect as of the date of this Agreement.

(q) No Company Group Entity or Company Fund has experienced any material (i) Data Security Breach or (ii) unauthorized access to or use of or loss of access to any of the IT Assets or other technology necessary for the operation of the business.

(r) Each Company Group Entity and Company Fund has taken commercially reasonable measures to conduct diligence with respect to the data security controls in place at all material third party service providers, outsourcers, processors, or other third parties Processing Sensitive Data, in each case on behalf of a Company Group Entity and Company Fund and has implemented a vendor management program that is reasonably designed to ensure that all risks are reviewed with respect to such third parties and required contractual terms with respect to data protection are in place.

(s) Except as otherwise set forth on Schedule 4.14(s), no Company Group Entity or Company Fund has during the past three (3) years been notified in writing, or been required by applicable Law, Governmental Authority or other Privacy Obligation to notify in writing, any Person of any Data Security Breach.    No Company Group Entity or Company Fund has during the past three (3) years received any written order, notification, allegation or claim alleging that it is in violation of or has not complied in any material respect with any Privacy Obligation. No Company Group Entity or Company Fund is currently and in each case has not been during the past three (3) years advised or notified in writing that it is under investigation or subject to any complaint, audit, proceeding, enforcement action, inquiry or claim, initiated by any (i) Governmental Authority, (ii) state, federal or foreign Self-Regulatory Organization, or (iii) any Person, alleging that the Processing of Personal Information by any Company Group Entity or Company Fund is in violation of any Privacy Obligation, except, in each case, as would not reasonably be expected to be material to the Company Group Entities, taken as a whole. To the Knowledge of the Companies, no Person has claimed or threatened to claim any material amount of compensation (or an offer for compensation) from any Company Group Entity or Company Fund under or in connection with any actual or alleged violation of any Privacy Obligation.

(t) Except as otherwise set forth on Schedule 4.14(s), none of Company Group Entities is a member of any exchange or clearing house or settlement system.

(u) To the Knowledge of the Companies, no employee, officer, director, partner or member of, or Person associated with (as such term is defined in the Advisers Act), any Company Group Entity (including the Alabama Partners) has committed or purported to commit any Company Group Entity to any Contract that is not in accordance with the authority given to such director, officer, agent or employee by the relevant Company Group Entity, as applicable, and, to the Knowledge of the Companies, no employee, officer, director, partner or member of or Person associated with (as such term is defined in the Advisers Act), any Company Group Entity (including the Alabama Partners) or any other Person has committed any fraud upon any Client or has misappropriated any property or assets or falsified any records of any Client.

(v) Each Company Group Entity complies in all material respects with its obligation to provide best execution to the Clients. No Company Group Entity has entered into a transaction on behalf of a Client relating to the shares, interests or units of a Company Fund with the objective of profiting from inefficiency in the pricing of such shares, interests or units (known as “market timing” trades); or facilitated or agreed to the issue of shares or units in a Company Fund otherwise than in accordance with the procedures set out in the relevant Fund Documentation.

(w) In the past three (3) years, all transactions executed for Clients have been properly allocated in accordance with applicable Laws and relevant internal procedures in all material respects, except where the failure to allocate would not reasonably be expected to be material to the Company Group Entities and the Company Funds, taken as a whole. Each Company Group Entity and Company Fund has adopted and operates, or is subject to, systems and controls reasonably designed to manage and control conflicts of interest and risks faced by it in its undertaking of its business in accordance with applicable Laws and has, to the Knowledge of the Companies, disclosed to its external auditors any significant deficiency in the design or operation of such systems and controls, any breach of such systems or controls and any fraud or breach of applicable Law that involves management or other employees who have a significant role in the Company Group Entity’s internal controls. There has not been any material pricing error or shortfall caused by a Company Group Entity or, to the Knowledge of the Companies, any other Person in respect of a Client.

(x) All of the Company Group Entities and the Company Funds have for the past three (3) years complied with all Anti-Money Laundering Laws, including by maintaining adequate “know your customer” and money laundering reporting procedures, and procedures for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators.

(y) None of the Company Group Entities or Company Funds and none of the directors, officers, nor to the Knowledge of the Companies, agents, partners, members or other persons acting on behalf of any of them (including the Alabama Partners) is a Sanctioned Party nor has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Party, nor has otherwise violated Sanctions.

(z) None of the Company Group Entities or Company Funds and none of the directors, officers, employees, nor, to the Knowledge of the Companies, agents partners, members or other persons acting on behalf of any of them (including the Alabama Partners) has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Person located, organized, or ordinarily resident in any Sanctioned Country, in each case directly or indirectly.

(aa) Prior to the acceptance of any subscription agreement from any investor in any Company Fund, a Company Group Entity (or a third-party designee thereof (e.g., an administrator)) has confirmed that such investor is not a Sanctioned Party or otherwise subject to Sanctions or owned or controlled by or acting on behalf of any Sanctioned Party.

(bb) In the past three (3) years, none of the Company Group Entities or any of the Company Funds has been subject to any enforcement or supervisory action, or any investigation or inquiry, by any Governmental Authority regarding actual or potential violations of Sanctions and, to the Knowledge of the Companies, no such investigation, inquiry, enforcement or supervisory action is pending or threatened.

(cc) In the past three (3) years, none of the Company Group Entities or Company Funds and, to the Knowledge of the Companies, none of the directors, officers, employees, agents, partners, members or other persons acting on behalf of any of them (including the Alabama Partners) have been (i) party to the use of any of the assets of the API GP or any Company Group Entity for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; (ii) party to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; (iii) party to the making of any false or fictitious entries in the books or records of any Company Group Entity or Company Fund; (iv) party to the making of any unlawful payment; or (v) subject to any investigation, inquiry, enforcement or supervisory action by any Governmental Authority regarding actual or potential violations of Anti-Corruption Laws and Anti-Money Laundering Laws and no such investigation, inquiry, enforcement or supervisory action is pending, or to the Knowledge of the Companies, threatened.

(dd) None of the Company Group Entities or the Company Funds or, to the Knowledge of the Companies, any of their respective Affiliates, employees, officers, directors, partners or members (including the Alabama Partners): (i) within the past five (5) years or as otherwise set forth on the Form ADV of any Company Group Entity, has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading, (ii) is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the business of the Company Group Entities as currently conducted, (iii) within the past three (3) years, was the subject of any investigation by any Governmental Authority, or (iv) has ever been denied any Permit materially affecting such Person’s ability to conduct any activity conducted as part of the Business.

(ee) In the past five (5) years, none of the Company Group Entities or Company Funds any employee, officer, director, or, to the Knowledge of the Companies, partner, member, any agent or other third party acting on behalf of any Company Group Entity or any Company Fund (including the Alabama Partners) has taken any action which would cause it to be in violation of Anti-Corruption Laws. There is not now any employment by the API GP or any of the Company Group Entities or Company Funds of, or any beneficial ownership in any Company Group Entity or Company Fund by, any governmental or political official in any country in the world, in each case, that would result in a violation of Anti-Corruption Laws.

(ff) In the past five (5) years, none of the Company Group Entities or Company Funds, employee, officer, director, and, to the Knowledge of the Companies, no partner or member or Affiliate, agent or other third party acting on behalf of any of them (including the Alabama Partners), has made, offered to make or promised to make any payments of money or other thing of value to any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest, in each case, that would result in a violation of Anti-Corruption Laws.

(gg) None of the Company Group Entities or the Company Funds, and, no employee, officer, director, and, to the Knowledge of the Companies, no partner or member, Affiliate, agent or other third party acting on behalf of any of them (including the Alabama Partners), is aware of any action, directly or indirectly, that has resulted in or could result in a violation by such persons of Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly, directly or indirectly, in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other offer, gift, promise to give, or authorization of the giving of anything of value to any government official in violation of Anti-Corruption Laws.

(hh) In the past three (3) years, none of the Company Group Entities or Company Funds, or any “covered associate” of any of them has made a contribution to an official of a government entity (as such terms are defined in Rule 206(4)-5 of the Advisers Act) that would result in a ban on the receipt of compensation under, or otherwise result in a material violation of, Rule 206(4)-5 of the Advisers Act.

(ii) None of the Company Group Entities or Company Funds, nor to the Knowledge of the Companies, no employee, officer, director, partner or member, Affiliate, agent or other third party acting on behalf of any of them, has: (i) induced a Person to enter into an agreement or arrangement with any Company Group Entity or Company Fund by means of an unlawful payment, contribution, gift or other inducement, (ii) offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee, or (iii) directly or indirectly made an unlawful contribution to a political activity. None of the Company Group Entities or any “principal” (as defined in U.S. Commodity Futures Trading Commission Rule 3.1(a) in 17 CFR 3.1(a)) of any Company Group Entity is subject to statutory disqualification pursuant to Section 8a(2) of the U.S. Commodity Exchange Act (the “CEA”), nor is there any proceeding or investigation pending or, to the Knowledge of the Companies, threatened by any Governmental Authority which would result in the statutory disqualification pursuant to Section 8a(2) of the CEA of any Company Group Entity or principal of any Company Group Entity.

(jj) Each Company Group Entity and Company Fund has filed all registrations, reports, prospectuses, proxy statements, financial statements, Marketing Literature, statements, notices and other filings and information required to be filed by it with any Governmental Authority, including all amendments or supplements to any of the above (the “Filings”), and such Filings are in compliance in all material respects with the requirements of applicable Law, except where the failure to file would not reasonably be expected to be material to the Company Group Entities and the Company Funds, taken as a whole. The Companies have made available complete and correct copies of (i) all material Filings made in the past three (3) years, (ii) all audit or inspection reports received by any Company Group Entity or any Company Fund from any Governmental Authority and all written responses thereto in the past three (3) years (other than routine audits and inspections in the ordinary course of business), (iii) all non-routine inspection reports provided to any Company Group Entity or any Company Fund by any Governmental Authority in the past three (3) years and (iv) all material correspondence relating to any investigation provided to or by any Company Group Entity or any Company Fund by any Governmental Authority in the past three (3) years.

(kk) The Base Date Assets Under Management for each Client as set forth in Schedule III has been calculated in a manner consistent with the definition thereof.

Section 4.15 Company Funds.

(a) Schedule 4.15(a)(i) sets forth a correct and complete list of each Company Fund as of the date of this Agreement, together with the jurisdiction of formation of each Company Fund (excluding any SMAs (and the Companies have provided to Acquiror Parties the investment management agreement or similar agreement relating to each such SMA with redacted client identifying information)). Except as set forth on Schedule 4.15(a)(ii) or with respect to any personal investment vehicles (including “family office” vehicles) and vehicles related to non-profit organizations, neither any Company Group Entities nor, to the Knowledge of the Companies, any owner or employee thereof (including any Non-Founder Partner) acts as the investment adviser, investment manager, investment sub-adviser, general partner, managing member, manager, or in any capacity similar to any of the foregoing, with respect to any Person (including any investment fund or other investment vehicle or separate account) other than the Company Funds so listed on Schedule 4.15(a)(i) and the other Clients. No Company Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other similar advisory role to such Company Fund (excluding any directors on the board of such Company Fund) other than a Company Group Entity, excluding any administrative management conducted by third parties in connection with the Alternative Investment Fund Managers Directive 2011/61/EU or other similar jurisdictions. Each Company Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to conduct its business as currently conducted, except where the failure to be so organized, existing and in good standing (or the equivalent thereof) or to have such power or authority would not reasonably be expected to be material to the Company Funds, taken as a whole. Each Company Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to be so qualified, licensed or registered would not reasonably be expected to be material to the Company Funds, taken as a whole. No Company Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act. Since the date of its inception, each Company Fund (except each Company Fund that is a BDC) has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof or otherwise is not an investment company within the meaning of Section 3(a)(1) or is excluded from the definition of an investment company under Section 3(c) of the Investment Company Act, and Schedule 4.15(a)(i) indicates the applicable exclusion or exemption being relied upon for each applicable Company Fund and, for any Company Fund relying on Section 3(c)(1) thereof, the number of “beneficial owners” (as determined under the Investment Company Act).

(b) The Companies have made available to Acquiror all material Fund Documentation in effect as of the date hereof. No Company Group Entity nor, to the Knowledge of the Companies, any investor of any Company Fund is or has been in non-compliance with any Fund Documentation, except where such non-compliance would not reasonably be expected to be material to the Company Funds, taken as a whole. No “event of default” exists under the indenture relating to any Collateralized Loan Vehicle. The Company has not received notice of redemption of any Collateralized Loan Vehicle.

(c) Each Company Fund has entered into a written Client Contract whereby one or more Company Group Entities serves as investment adviser to such Company Fund. Each such Client Contract is in full force and effect. Each Company Fund currently is operated in compliance with its respective investment objectives, policies and restrictions, as set forth in the applicable Organizational Document or Fund Documentation for such Company Fund, except where such non-compliance would not reasonably be expected to be material to the Company Funds, taken as a whole. Since their initial offering, the limited partner interests or other ownership interests of each Company Fund (except each Company Fund that is a BDC and has an effective registration statement under the Securities Act, with respect to the period since the effectiveness of such registration statement) have been offered for sale pursuant to, and in compliance with, an exemption under the securities laws of each jurisdiction in which they have been sold or offered for sale (including (i) the requirements of the private placement exemption in Section 4(a)(2) of the Securities Act, including Regulation S or Regulation D, as applicable, (ii) the requirements of Rule 506 under the Securities Act, as applicable and (iii) all applicable state Laws and regulations in connection with its offering of securities), except where such non-compliance would not reasonably be expected to be material to the Company Funds, taken as a whole. Each of the Company Funds has made all filings required to be made with each jurisdiction in which it has offered and sold securities, in each case, except as would not reasonably be expected to be material to the Company Funds, taken as a whole. All of the outstanding units or other ownership interests of each Company Fund (as applicable) are duly authorized and validly issued, and none of such limited partner interests or other ownership interests have been issued in violation of any applicable Law or Contract, except where such violation would not reasonably be expected to be material to the Company Funds, taken as a whole. The private placement memorandum or other offering document (as applicable and if any) of each Company Fund and each quarterly and annual report (as applicable and if any) to the investors in each Company Fund has at all times since the original offering of units or other ownership interests in such Company Fund (as applicable) complied in all material respects with all applicable Laws, except where such non-compliance would not reasonably be expected to be material to the Company Funds, taken as a whole. Each Company Fund is and has been since its inception, operated in compliance with all applicable Law in all material respects, except where such non-compliance would not reasonably be expected to be material to the Company Funds, taken as a whole.

(d) Each Company Group Entity and Company Fund maintains all documentation necessary to form the basis for, or demonstrate the calculation of, performance figures appearing in Fund Documentation or Marketing Literature as required by Rule 204-2 under the Advisers Act.

(e) The audited balance sheets of each Company Fund (to the extent such audited balance sheets exist), as of the last day of the most recent three (3) fiscal years (or, if applicable, such lesser number for which available) of such Company Fund, and the related income statements and statements of cash flows for the years then ended of each Company Fund, as of the last day of its most recent quarter (if subsequent to the last day of its most recent fiscal year) have been prepared in accordance with GAAP or IFRS, as applicable, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position and financial results of each Company Fund as of the dates thereof and for the periods then ended (subject to normal year-end adjustments in the case of any unaudited financial statements). The Companies have previously provided to Acquiror true and correct copies of such balance sheets and related financial statements. No Company Fund is subject to any Liabilities except (i) as and to the extent specifically disclosed in the audited balance sheet of such Company Fund as of the last day of its most recent fiscal year, (ii) executory contractual obligations that (A) were incurred after the date of such applicable audited balance sheet in the ordinary course of business consistent in nature and amount with past practice of the relevant Company Fund and (B) do not arise from any breach or violation of, or default under, such contracts, or (iii) are not individually or in the aggregate material to the Business.

(f) Except as set forth in Schedule 4.15(f), to the Knowledge of the Companies no Company Group Entity owns, controls or holds, in each case, directly or indirectly, any securities in any Collateralized Loan Vehicle.

(g) “Benefit plan investors” (as defined in Section 3(42) of ERISA) do not hold 25% or more of any class of equity interest of such Collateralized Loan Vehicle, as determined in accordance with the Plan Asset Regulations.

(h) There are no Contracts of the Company Group Entities or Company Funds that would result in the matters set forth on Schedule 4.15(h).

Section 4.16 Side Letters. Each Side Letter, including all amendments, modifications and supplements thereto (and/or summaries thereof), has been made available to the Acquiror Parties in the Data Room as of the date hereof, and is a valid and binding obligation of the applicable Company Fund and, to the Knowledge of the Companies, the other party or parties thereto, except as enforcement may be limited by the Bankruptcy and Equity Exception. No Company Fund or to the Knowledge of the Companies, any other party thereto: (i) has terminated, canceled or substantially modified, or threatened to terminate, cancel or substantially modify, any Side Letter or (ii) is in default under any Side Letter, except where such default would not reasonably be expected to be material to the Company Group Entities and the Company Funds, taken as a whole.

Section 4.17 ERISA Clients.

(a) No Company Group Entity holds Plan Assets or is subject to any state, local or other law, regulation, policy, procedure, judgment or order that is substantially similar to Title I of ERISA or Section 4975 of the Code (“Similar Law”). Except as set forth on Schedule 4.17(a), (i) no Client or Company Fund that is structured as a “hardwired” feeder vehicle (i.e., an ERISA Client formed for the purpose of investing in an underlying master fund and with respect to which no Company Group Entity is intended to be a “fiduciary” (as defined in Section 3(21) of ERISA) (an “ERISA Fiduciary”)) holds Plan Assets, (ii) other than a Client or Company Fund disclosed on Schedule 4.17(a) pursuant Section 4.17(a)(i), no portion of the assets of any Client or Company Fund constitutes (or has within the past six (6) years constituted) Plan Assets, (iii) no portion of the assets of any Client or Company Fund is (or has been) subject to any Similar Law, and (iv) no more than 24.99 percent of the value of any class of equity interests in any Company Fund is held by any “governmental plan” (as defined in Section 3(32) of ERISA). With respect to any Company Fund scheduled pursuant to Section 4.17(a)(iv), the applicable “governmental plan(s)” shall also be specified in Schedule 4.17(a)(iv).

(b) Except as set forth in Schedule 4.17(b), no Company Group Entity is acting as an ERISA Fiduciary with respect to any “employee benefit plan” subject to Title I of ERISA, “plan” subject to Section 4975 of the Code or other entity or account the assets of which are subject to Title I of ERISA and/or section 4975 of the Code. None of the Company Group Entities is (or has within the past six (6) years been) precluded from acting as an ERISA Fiduciary by operation of Section 411 of ERISA. Except as set forth in Schedule 4.17(b), (i) no Company Group Entity has been appointed as an “investment manager” (as defined in Section 3(38) of ERISA) with respect to any Client or Company Fund and (ii) no “benefit plan investor” (as defined in Section 3(42) of ERISA) holds 10% or more of any Company Fund set forth on Schedule 4.17(a).

(c) With respect to any Client or Company Fund subject to a standard of care that is substantially similar to ERISA’s “prudent person” standard of care (the “Prudent Person Standard”), the relevant Company Group Entities have complied with the Prudent Person Standard in connection with the provision of services to such Client or Company Fund.

(d) Each Company Group Entity providing services to an ERISA Client meets the conditions to qualify as (and will exercise such commercially reasonable efforts as may be required to continue to meet the conditions to qualify as) a “qualified professional asset manager” (within the meaning of Department of Labor Prohibited Transaction Class Exemption 84-14, as amended) (“PTCE 84-14”). PTCE 84-14 has not been unavailable to any Company Group Entity providing services to an ERISA Client in the past six (6) years and is not unavailable with respect to transactions involving the assets managed by any such Company Group Entity (i) by virtue of Section I(e) of PTCE 84-14 or (ii) by virtue of Section I(g) of PTCE 84-14, as in effect on the date hereof.

(e) In connection with the performance of services for each ERISA Client: (i) no Company Group Entity has engaged in a non-exempt “prohibited transaction” under ERISA and/or section 4975 of the Code within the last six (6) years; and (ii) each Company Group Entity has complied with the fiduciary and “prohibited transaction” rules under ERISA and/or section 4975 of the Code. No Company Group Entity engages in or has engaged in any revenue-sharing arrangements with respect to the assets of any ERISA Clients.

(f) In connection with the performance of services for any Client or Company Fund, no Company Group Entity has engaged in any transaction that would reasonably be expected to result in a violation of any law, regulation, policy, judgment or order (or a breach of any contractual obligation) applicable to such Client or Company Fund by reason of such Client or Company Fund being or constituting the assets of any such “governmental plan(s)” (as defined in Section 3(32) of ERISA).

(g) No Company Group Entity (i) maintains any “group trust” within the meaning of IRS Revenue Ruling 81-100, as clarified and modified by IRS Revenue Ruling 2004-67, collective investment trusts or similar accounts (in either case satisfying the conditions of Section 3(c)(11) of the Investment Company Act) whose assets are deemed to include Plan Assets, (ii) sponsors any master or prototype plans or individual retirement accounts, or (iii) has obtained (or is in the process of requesting) any “prohibited transaction” individual exemptions from the U.S. Department of Labor (the “DOL”).

(h) To the Knowledge of the Companies, there are no actions, suits, claims or disputes pending, or, threatened, anticipated or expected to be asserted against or with respect to any Company Group Entity or any of their Affiliates concerning its conduct of business with respect to any Client or Company Fund that is an ERISA Client or that is subject to Similar Law. No Company Group Entity nor any of their Affiliates has been the direct or indirect subject of any Department of Labor investigation or a non-audit or examination by any governmental agency in connection with the conduct of its business in respect of any Client or Company Fund concerning any ERISA Client or any Client that is subject to Similar Law.

(i) Except as otherwise set forth on Schedule 4.17(i), with respect to the assets of any ERISA Client as to which any Company Group Entity provides services, no such assets are invested in, or otherwise utilize any product or service sponsored or maintained by any Acquiror Party or any Affiliate thereof (i.e., one or more of any Acquiror Party’s and its Affiliates’ mutual funds, collective investment trusts, investment funds, cash sweep or other investment management or advisory services).

Section 4.18 Taxes.

(a) Each of the Company Group Entities and Company Funds has (i) duly and timely filed with the appropriate Taxing Authority all federal income and other material Tax Returns required to be filed by, or with respect to, it, and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid (or has had paid on its behalf) in full all material amounts of Taxes due and payable by it (whether or not reflected on any Tax Return).

(b) There are no material Encumbrances for Taxes upon the assets or properties of any Company Group Entity or of any Company Fund, except for Permitted Encumbrances. No agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes, in each case, of any Company Group Entity or Company Fund has been filed or entered into with any Taxing Authority and remains in effect with respect to any material Taxes or material Tax Returns.

(c) No jurisdiction in which any Company Group Entity or any Company Fund does not pay a particular Tax or file a particular Tax Return has made a written claim or written assertion that any Company Group Entity or any Company Fund is or may be subject to a particular Tax or required to file a particular Tax Return in such jurisdiction.

(d) There are no U.S. federal, state, local or non-U.S. audits or other Proceedings with regard to any material Taxes or material Tax Returns of or including any Company Group Entity or any Company Fund and no Company Group Entity or Company Fund has received written notification that such an audit or other Proceeding is threatened with respect to any material amount of Taxes owed by, or any material Tax Return filed by or with respect to, a Company Group Entity or Company Fund. No deficiencies or adjustments for any material amount of Taxes have been proposed, asserted, assessed or otherwise threatened in writing against any Company Group Entity or Company Fund that has not been paid in full.

(e) No Company Group Entity or Company Fund is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, other than a Tax Sharing Agreement the parties to which include only the Company Group Entities or the Company Funds.

(f) No Company Group Entity or Company Fund (or any predecessor of any of the foregoing) has been a member of any U.S. federal, state, local or non-U.S. consolidated, combined, unitary or similar group and no Company Group Entity or Company Fund has liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws, by operation of Law, by Contract or assumption.

(g) Each Company Group Entity and each Company Fund has complied in all material respects with (i) all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all material amounts required to be withheld and paid over under all applicable Laws and (ii) all Tax information reporting, collection and retention provisions of applicable Laws. All material amounts required to have been paid by a Company Group Entity or a Company Fund under Section 1446 of the Code have been timely paid, and no Company Group Entity or Company Fund is required to deduct and withhold any material amount under Section 1446(f)(4) of the Code.

(h) No Company Group Entity or Company Fund has (i) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar or comparable provision of state, local or non-U.S. law), or (ii) requested or received any Tax ruling, technical advice memorandum or similar document, transfer pricing agreement, or similar agreement or signed an agreement with any Taxing Authority.

(i) Since its formation (or such other date as set forth on Schedule 4.18(i)), each of the Company Group Entities has been classified for U.S. federal income tax purposes as set forth on Schedule 4.18(i). None of the Company Group Entities and Company Funds that is treated as a partnership for U.S. federal income tax purposes is or has been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code.

(j) No Company Group Entity or Company Fund has a deferred payment obligation pursuant to Section 965 of the Code.

(k) No Company Group Entity or Company Fund has sought any relief under, or taken any action in respect of, any provision of the CARES Act relating to Taxes.

(l) Each Company Group Entity has provided or made available to Acquiror true, correct and complete copies of (a) the Tax Returns of such Company Group Entity (including any amendments thereto) filed on or prior to the date of this Agreement for each taxable year beginning on or after January 1, 2020 and (b) all examination reports and statements of deficiencies, if an, relating to the audit of such Tax Returns by any Taxing Authority, for each taxable year beginning on or after January 1, 2020.

(m) No Company Group Entity or Company Fund has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n) To the Knowledge of the Companies, there are no interests in or securities issued by API, Founder Holdings A, Founder Holdings G, New API II or the Companies that were within the three (3) years preceding the date hereof acquired or issued by reason of employment or in connection with the performance of services and/or that are subject to vesting for which: (i) in respect of any ”United States person” within the meaning of Section 7701(a)(30) of the Code, no valid and timely election was filed pursuant to Section 83(b) of the Code; or (ii) in respect of any individual who is resident for tax purposes in the United Kingdom, or is otherwise subject to tax under the laws of the United Kingdom, either less than the initial unrestricted market value was paid for those interests or securities or no valid election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 was executed within the required timeframe in respect of those interests or securities.

Section 4.19 Benefit Plans; Employees.

(a) Schedule 4.19(a) lists each material Plan and indicates each such Plan that is a Non-U.S. Plan. For purposes of this Agreement, “Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right, phantom equity or other equity-based incentive, severance, termination, change in control, retention, employment, consulting, hospitalization or other medical, dental, vision, life or insurance, disability, paid vacation, paid sick time or other paid time off, fringe benefit or other welfare, supplemental unemployment benefits, profit-sharing, pension, retirement plan, defined benefit pension, retiree medical or welfare program, agreement or arrangement, and each other compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be maintained or contributed to by either a Company Group Entity or by any trade or business, whether or not incorporated, that together with any Company Group Entity would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any current or former member, director or other individual service provider of either a Company Group Entity or any ERISA Affiliate, or any of their respective dependents or beneficiaries, or with respect to which any a Company Group Entity has or could have any material liability (including joint, several or contingent liability), in each case, whether written or unwritten, qualified or nonqualified, funded or unfunded but excluding any statutory or government mandated plans (the “Plans”). With respect to each Plan listed on Schedule 4.19(a), the Companies have provided to Acquiror complete copies of, to the extent applicable (i) the Plan document, adoption agreement, and all amendments thereto (or if no written plan exists, a written summary of the material terms of such Plan), (ii) the summary plan description and summary of any material modifications; (iii) the most recent determination or opinion letter issued by the IRS; (iv) the most recent annual report filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto); (v) non-discrimination testing results for the most recent three (3) plan years; (vi) all trust agreements, insurance contracts and other funding agreements (including group annuity contracts, insurance policies, administrative services contracts and investment management agreements) related to such Plan and the most recent actuarial valuation or financial statements; and (vii) all material correspondence, and all non-routine filings made, with any Governmental Authority within the three (3) years preceding the date hereof.

(b) Except as disclosed on Schedule 4.19(b), at no time have either any Company Group Entity or any ERISA Affiliate (i) maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) incurred any liability or had a lien imposed under Title IV of ERISA or Section 412 of the Code.

(c) Except as disclosed on Schedule 4.19(c), within the last three (3) years, no Company Group Entity or any ERISA Affiliate thereof has maintained, sponsored, participated in or contributed to any Plan that is a (i) “multiemployer plan,” as defined in Section 3(37) of ERISA (each, a “Multiemployer Plan”), (ii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code.

(d) Except as would not result in material liability to the Company Group Entities taken as a whole, within the last three (3) years no Company Group Entity has engaged in a transaction or has taken or failed to take any action with respect to a Plan in connection with which the Company Group Entity would reasonably be expected to be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e) Except as would not result in material liability to the Company Group Entities taken as a whole, each of the Plans has been adopted, operated and administered in compliance with its terms and in compliance with applicable Laws, including ERISA and the Code.

(f) Except as would not result in material liability to the Company Group Entities taken as a whole, each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and to the Knowledge of the Companies, there are no circumstances that could reasonably be expected to adversely affect such qualification under Section 401(a) of the Code or result in the imposition of any liability, penalty or tax under ERISA or the Code.

(g) Except as would not result in material liability to the Company Group Entities taken as a whole or as disclosed on Schedule 4.19(g), no Plan provides death, life insurance or medical or welfare benefits (whether or not insured) with respect to current or former member, officer, director, employee or other individual service provider, or any beneficiary thereof, of any Company Group Entity or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Laws or (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA).

(h) Except as disclosed on Schedule 4.19(h), the consummation of the Transactions will not, either alone or in combination with any other event or the passage of time, (i) entitle any current or former member or partner of any Company Group Entity to transaction or special bonus payments, severance pay or any other similar bonus or termination payment under any Plan or otherwise or (ii) accelerate the time of payment, funding or vesting, or increase the amount of or otherwise enhance any benefit or compensation due any such member, employee, officer, director, independent contractor or consultant under any Plan.

(i) Except as disclosed on Schedule 4.19(i), no amount or benefit that will or may be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions by any member, employee, director or other individual service provider of any Company Group Entity under any Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. No Company Group Entity has any indemnity or gross-up obligation on or after the Closing Date for any Taxes imposed under Section 4999 or 409A of the Code.

(j) Except as would not result in material liability to the Company Group Entities taken as a whole, there are no pending, threatened or, to the Knowledge of the Companies, anticipated material claims by or on behalf of any Plan, by any participant, beneficiary or alternate payee under any such Plan or otherwise involving any such Plan (other than non-material routine claims for benefits).

(k) To the Knowledge of the Companies, except as would not result in material liability to the Company Group Entities taken as a whole, no Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or other Governmental Authority, nor to the Knowledge of the Companies, is any such audit or investigation pending or threatened.

(l) Except as would not result in material liability to the Company Group Entities taken as a whole, none of the performance fees or management fees to which any Company Group Entity is entitled have been deferred under a nonqualified deferred compensation plan of a nonqualified entity within the meaning of Section 457A of the Code.

(m) Except as would not result in material liability to the Company Group Entities taken as a whole, all payments required by each Plan or by Law (including all contributions, distributions, reimbursements, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the applicable Company Group Entity in accordance with the provisions of each of the Plans, applicable Law and GAAP.

(n) Except as would not reasonably be expected to be material to any Company Group Entity, taken as a whole, to the Knowledge of the Companies, (i) each Plan that is a health plan that is subject to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”) is in compliance therewith; (ii) the operation of each Plan that is a health plan that is subject to the 2010 Health Care Law has not, with respect to periods prior to the Closing Date, resulted in the incurrence of any penalty or Tax to any Company Group Entity pursuant to the 2010 Health Care Law; (iii) there is not, with respect to periods prior to the Closing Date, any liability or excise tax under Section 4980H(a) of the Code; and (iv) for periods prior to the Closing Date, it is not anticipated that any Company Group Entity will incur a penalty or excise tax under Section 4980H(b) of the Code or that any Company Group Entity has a reporting obligation or will incur a excise tax under Section 4980D of the Code. The Company Group Entities, or their designees, shall prepare, file and distribute all Forms 1094-C and 1095-C for 2023 and, at Closing, the Company Group Entities shall transfer to Acquiror all prior year and current year data required for reporting under Code Sections 6055 and 6056, as applicable, to the extent such transfer is permitted by Law.

(o) Except as set forth on Schedule 4.19(o), no Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any member, current or former employee, officer, director, independent contractor or consultant of any Company Group Entity, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any member, current or former employee, officer, director, independent contractor or consultant of any Company Group Entity, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(p) Except as would not result in material liability to the Company Group Entities taken as a whole, each Non-U.S. Plan has, to the extent intended or required to be qualified, approved or registered by or with a Governmental Authority, been so qualified, approved or registered by or with such Governmental Authority and, to the Knowledge of the Companies, no condition or circumstance exists that would reasonably be expected to jeopardize such qualification, approval or registration, as applicable. To the Knowledge of the Companies, there is no unfunded benefit liability attributable to any Non-U.S. Plan.

(q) Except as would not result in material liability to the Company Group Entities taken as a whole, (i) no current or former director, officer, employee, independent contractor or other individual service provider of any Company Group Entity has any rights in connection with an occupational pension scheme which have become obligations or liabilities of any Company Group Entity pursuant to the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or the Acquired Rights Directives (EC Directive 2001/23/EC), and (ii) no Company Group Entity has ever been an employer under, connected with or an associate of an employer under, or has any liability in relation to, an occupational pension scheme (such terms having the meanings given to them for the purposes of sections 38 to 51 of the UK Pensions Act 2004 other than a money purchase pension scheme (as such term is defined in the UK Pension Schemes Act 1993).

(r) There have been no loans made to or for the benefit of any current or former officer or employee of any Company Group Entity who is resident for tax purposes in the United Kingdom or is otherwise subject to tax under the laws of the United Kingdom (or anyone linked with such individual) by a third party which has given or could give rise to a charge under Part 7A of the Income Tax (Earnings and Pensions) Act 2003.

Section 4.20 Intellectual Property and Information Technology.

(a) Each Company Group Entity and Company Fund exclusively owns or otherwise has the valid and enforceable right to use all Intellectual Property Rights necessary for or used in the conduct of the Business as currently conducted, including with respect to the conduct and operation of the business of each Company Fund, and will continue to have such rights immediately after the Closing. Schedule 4.20(a) sets forth a true and correct list of all (i) registered and applied-for Intellectual Property Rights, including patents, trademarks, copyrights, domain names and social media accounts and handles, (ii) material unregistered trademarks, and (iii) material Software, in each case included in the Company IPR, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration and the status of application and/or registration.

(b) Each item of Company IPR required to be identified in Schedule 4.20(a)(i): (i) is registered and/or recorded in the name of a Company Group Entity or Company Fund, is in full force, has been duly applied for and registered in accordance with applicable Law, and is subsisting, valid and, to the Knowledge of the Companies, enforceable; and (ii) has not been and is not involved in any opposition, cancellation, interference, invalidity, inter partes review, reissue, reexamination or other similar proceeding. All required filings and fees related to each item of Company IPR required to be identified in Schedule 4.20(a)(i) have been timely filed with and paid (after giving effect to permitted extensions of relevant deadlines) to the relevant Governmental Authorities and authorized registrars. No Company Group Entity or Company Fund has taken any action or failed to take any action that has caused or will cause any material Company IPR to enter the public domain.

(c) Except as set forth in Schedule 4.20(c)(i), a Company Group Entity or Company Fund exclusively owns all right, title and interest in and to (i) all Company IPR, including the investment track records, of such Company Group Entity and (ii) all Intellectual Property Rights developed by employees or consultants for such Company Group Entity or Company Fund, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances and other licenses pursuant to IP Contracts listed on Schedule 4.20(c)(ii). With respect to Company IPR, including investment track records, that is not solely owned by the Company Group Entity or Company Fund, Schedule 4.20(c)(i) identifies all other owners and the nature of such ownership interest. The Company Group Entities and Company Funds have valid and enforceable rights to use the “Angelo, Gordon & Co.” name and Angelo Gordon trademark as that name and that trademark are currently being used by the Company Group Entities or Company Funds, subject to the terms of any IP Contract governing the use thereof.

(d) No Company IPR are or have been the subject of, any lawsuit, Proceeding, or other judicial, administrative or arbitral proceeding (“IPR Proceeding”) or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation that bars or limits the use of Company IPR or relating to its use of Intellectual Property Rights, including any IPR Proceeding involving any claim that any Company Group Entity or Company Fund is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any other Person.

(e) The conduct of the Business as currently conducted (including the current use of the “Angelo, Gordon & Co.” name and Angelo Gordon trademark) does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, and has not done so in the last three (3) years. There is no action pending or threatened in writing against any Company Group Entity or Company Fund (including any claim that any Company Group Entity or Company Fund must license or refrain from using any Intellectual Property Rights or IT Asset of any other Person) making such a claim. To the Knowledge of the Companies, no other Person has in the last three (3) years infringed on, misappropriated or otherwise violated, or is infringing on, misappropriating or otherwise violating any Company IPR.

(f) In the last three (3) years, the Company Group Entities and Company Funds have not received any written notice, complaint, demand, threat or other written communication stating, alleging or otherwise suggesting the possibility that any Company IPR or any IP Contracts are invalid or unenforceable, or challenging the Company Group Entities’ or Company Fund’s ownership of or right to use any Company IPR or Intellectual Property Rights under any IP Contracts, including any written cease and desist, invitation to license or other communication alleging, expressly or implicitly, that any Company Group Entity or Company Fund requires any license with respect to, or is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, the Intellectual Property Rights of any other Person. In the last three (3) years, the Company Group Entities and Company Funds have not sent any written notice or other written communication to or asserted or threatened in writing any Proceeding against any Person involving or relating to any Company IPR nor have the Company Group Entities or Company Funds acquiesced in any such potential action or claim.

(g) The Company Group Entities and the Company Funds take and have in the last three (3) years taken reasonable measures to protect and maintain all Company IPR, including the confidentiality of all Trade Secrets used or held for use by the Company Group Entities and Company Funds (including any Trade Secrets owned by any Person to whom the Company Group Entities or Company Funds have confidentiality obligations). No such Trade Secrets have been disclosed by any Company Group Entity or Company Fund, except pursuant to appropriate non-disclosure and/or license agreements. No Founder or current or former employee or consultant of any Company Group Entity or Company Fund has made any claims with respect to, or owns any rights in or to, any Company IPR. All material Company IPR was: (i) developed by employees of a Company Group Entity or Company Fund working within the scope of their employment, and constitutes a work for hire at the time of such development, or assigned to a Company Group Entity or Company Fund pursuant to a valid and enforceable written assignment agreement or (ii) developed by independent contractors or other third parties who have executed written instruments of assignment that have conveyed to a Company Group Entity or Company Fund ownership of all of his, her, or its rights, title, and interest in and to such Intellectual Property Rights.

(h) The IT Assets owned, used or held for use by the Company Group Entities and Company Funds (the “Business IT Assets”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business. In the past six (6) years, no Company Group Entity or Company Fund has experienced a material disruption of its respective business (including the Business) due to the malfunction, failure or other disruption of the Business IT Assets. The Business IT Assets are lawfully owned by, licensed by or leased by, the Company Group Entities and Company Funds, and the Company Group Entities and Company Funds will continue to have such rights immediately after the Closing. The Business IT Assets are (i) to the Knowledge of the Companies, free from material bugs and other defects, (ii) have not materially malfunctioned or failed within the past three (3) years, and (iii) do not contain any viruses, Trojan horses, malware or similar devices. The Company Group Entities and Company Funds have taken commercially reasonable steps to maintain and safeguard the internal and external integrity and security of the Business IT Assets and the data that such Business IT Assets contain (including the data of Clients). The Company Group Entities and the Company Funds have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of data and information used in their businesses and the Company Group Entities and Company Funds have implemented commercially reasonable backup, security and disaster recovery measures and technology consistent with industry practices, and, to the Knowledge of the Companies, no Person has obtained unauthorized access to any Business IT Assets. Neither the Company Group Entities nor the Company Funds have been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party IT Asset, nor received notice of intent to conduct any such audit.

(i) No Software included in Company IPR (“Company Software”) or tangible embodiments thereof have been placed in escrow. No Company Software was developed in whole or in part using any Open Source Software in a manner that would (i) require any portion of the Company Software to be disclosed, delivered, distributed, licensed or otherwise made available in source code form, (ii) limit the freedom of a Company Group Entity or Company Fund to seek full compensation in connection with the marketing, licensing or distribution of any of the products or services of any Company Group Entity or Company Fund, or (iii) authorize a third-party to decompile, disassemble or otherwise reverse engineer any Company Software (except to the extent permitted under applicable Laws). To the Knowledge of the Companies, the Company Group Entities and Company Funds are in compliance with their Contracts relating to Open Source Software, including attribution and notice obligations.

(j) With respect to all Company Software, a Company Group Entity or Company Fund (a) is in actual possession or control of the applicable source code, object code, code writes and all material notes, documentation and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Software, and is readily able to compile object code versions of all products and services of the Company Group Entities and Company Funds and (b) has the right to use all software development tools, library functions, compilers and other Software that is required to operate, modify, distribute and support such Company Software. To the Knowledge of the Companies, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure to a third party of or unauthorized access by a third party to any material, current source code for any product or service of a Company Group Entity or Company Fund. A Company Group Entity or Company Fund is the sole and exclusive owner of the source code for all Company Software and no other Person has any right, title or interest in or to any such source code. No Company Group Entity or Company Fund has disclosed source code for any Company Software to any Person (other than employees, contractors and service providers contributing to the development, enhancement, maintenance and service of such Company Software). None of the Company Software is subject to any Contract or obligation that would prevent the transfer of such Company Software or that would trigger an increased payment obligation as a result of the transactions contemplated herein.

Section 4.21 Insurance. Schedule 4.21 sets forth a true, correct and complete list of all material insurance policies and other self-insurance programs, bonds, fidelity bonds and similar arrangements maintained by the Company Group Entities on their properties, assets, products, business, professional services, management or personnel or with respect to which a Company Group Entity is an insured (the “Insurance Policies”). With respect to each Insurance Policy, (i) all of the Insurance Policies are in full force and effect, (ii) all premiums due and payable thereunder have been paid, (iii) no Company Group Entity or, to the Knowledge of the Companies, any other party to such Insurance Policy, is in default with respect to any provision contained in any Insurance Policy (including with respect to the payment or premiums or the giving of notices) or has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion, (iv) no notice of cancellation or termination or non-renewal of, or notice of any material alteration to the scope of coverage under, any Insurance Policy has been received by any Company Group Entity with respect to any such policy and (v) to the Knowledge of the Companies, there exists no event, occurrence, condition or act (including the Transactions) that, with the giving of notice or the lapse of time, would entitle any insurer to terminate or cancel any such policies. To the Knowledge of the Companies, there has been no threatened material premium increase with respect to any such Insurance Policies. There are no material pending insurance claims for the Company Group Entities or the Company Funds with respect to any of the Insurance Policies.

Section 4.22 Brokers and Finders. Except as set forth on Schedule 4.22, no agent, broker, Person, financial advisor or other intermediary acting on behalf of any Company Group Entity or Company Fund is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.

Section 4.23 Labor and Employment.

(a) Except as set forth on Schedule 4.23(a), except as otherwise required by law, (i) none of the employees of any of the Company Group Entities are represented by any labor union, labor organization, or similar Person; (ii) no Company Group Entity is party to any collective bargaining agreement or other Contract with any labor union, labor organization, or similar Person; (iii) to the Knowledge of the Companies, no union organization campaign is or has been in progress or threatened with respect to any employee or group of employees of the Company Group Entities; (iv) no labor dispute, walk out, strike, lockout, hand billing, slowdown, union election petition, demand for recognition, unfair labor practice, picketing, or work stoppage involving the employees of the Company Group Entities has occurred, is in progress or, to the Knowledge of the Companies, has been threatened in the past three (3) years; and (v) to the Knowledge of the Companies, there is no unfair labor practice charge or complaint, grievance, or labor arbitration pending or threatened against any of the Company Group Entities before the National Labor Relations Board or any Governmental Authority or arbitrator. All of the employees and other individual service providers who perform material services for the Business are employed or engaged by a Company Group Entity or an Affiliate.

(b) Except as would not reasonably be expected to be material to the Company Group Entities taken as a whole, each Company Group Entity is and has been in the past three (3) years in compliance, with all applicable Laws relating to labor, employment, and employment practices, including provisions thereof relating to wages, hours, overtime, pay statements, meal and rest breaks, terms and conditions of employment, equal employment opportunity, collective bargaining, worker classification (including classification of individuals as employees or independent contractors, and classification of employees as exempt or nonexempt), health and safety, reimbursements, record-keeping, paid time off, plant closings and mass layoffs, immigration, employment discrimination, sexual or other harassment, training (including harassment training), disability rights or benefits, retaliation, pay equity, employee privacy, drug testing, background checks, hirings, terminations, workers’ compensation, leaves of absence (including the Family and Medical Leave Act, paid sick and safe leave, and leave relating to COVID-19), COVID-19 Measures, employee benefits, unemployment insurance, and the payment of social security and other Taxes. Except as would not reasonably be expected to result in material liability to the Company Group Entities taken as a whole, each employee and partner of each Company Group Entity is authorized to work for the Company Group Entities under applicable immigration Law, and no employee or partner is, or has been in the past three (3) years, employed or engaged by any Company Group Entity in violation of any immigration or similar requirements under applicable Laws. Except as would not reasonably be expected to result in material liability to the Company Group Entities taken as a whole, the Company Group Entities have properly completed and retained a Form I-9 for each employee and partner of the Company Group Entities to the extent required by applicable Law. Except as would not reasonably be expected to result in material liability to the Company Group Entities taken as a whole, each individual who is or has been, in the past three (3) years, employed by any Company Group Entity is and has been accurately classified as overtime exempt or overtime nonexempt under all applicable Laws. Each individual who is rendering or has, in the past three (3) years, rendered services to a Company Group Entity is and has been accurately classified as an employee, independent contractor, or otherwise under all applicable Laws.

(c) Except as otherwise disclosed on Schedule 4.23(c), in the past three (3) years, no allegations of sexual or other harassment have been made to any Company Group Entity or Company Fund (or, to the Knowledge of the Companies, any other Person) against any Non-Founder Partner, or any other senior employee, director, officer, member, manager, or partner of any Company Group Entity, in each case, that has resulted or would be reasonably likely to result in material liability to any Company Group Entity or material damage to the reputation or business relationships of any Company Group Entity, and no Company Group Entity has entered into any settlement, consent decree, or other Contract resolving such allegations.

(d) Except as otherwise disclosed on Schedule 4.23(d), and except (i) for any employees who are subject to an employment agreement or other Contract or form thereof that has been provided to Acquiror, or (ii) as required by any generally applicable Laws (and not pursuant to any Contract between any Company Group Entity and such employee) with respect to any employees outside of the United States, the employment or engagement of each employee and partner of each Company Group Entity is terminable on 60 days’ notice or less without severance (other than compensation in respect of the notice period). Except as previously disclosed to the Acquiror Parties, no Alabama Partner has submitted his or her resignation or, to the Knowledge of the API Entities, intends to resign within the twelve (12) months following the Closing Date. Except as would not reasonably be expected to be material to the Company Group Entities taken as a whole, all amounts that are or have been due or owing for all salary, wages, bonuses, commissions, paid time off, compensation, reimbursements, and benefits under the Plans, applicable Law, Contracts, policies, or otherwise have been fully and timely paid.

(e) In the past three (3) years, no Company Group Entity has ordered or implemented a plant closing, mass layoff or similar event within the meaning of the Worker Adjustment and Retraining Notification Act or any similar Law with respect to which any material liability remains unsatisfied, and no plant closings, mass layoffs, or similar events are planned.

Section 4.24 Company Acknowledgment of Disclaimer of Other Representations and Warranties. The Companies acknowledge and agree that, except for the representations and warranties expressly made by the Acquiror Parties in Article V or in any other Transaction Document, (a) the Acquiror Parties do not make, and have not made, any representations or warranties, express or implied, at law or in equity, of any nature whatsoever relating to the Acquiror Parties, their Affiliates or their respective businesses or otherwise in connection with this Agreement, the other Transactions Agreements or the Transactions, including any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade, and such Company is not relying on any representation or warranty of any Person except for those expressly set forth in Article V or in any other Transaction Document, and (b) no Person has been authorized by Acquiror to make any representation or warranty relating to the Acquiror Parties, their Affiliates or their respective businesses or otherwise in connection with this Agreement, the other Transactions Agreements or the Transactions, and if made, such representation or warranty shall not be relied upon by such Company as having been authorized by such entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES

Except as (i) set forth in the Acquiror Disclosure Schedule (it being agreed that any matter disclosed in the Acquiror Party Disclosure Schedule with respect to any section of this Article V shall be deemed to have been disclosed for purposes of each other Section or subsection of this Article V to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter) and (ii) as disclosed in any publicly available PubCo SEC Document filed prior to the date hereof; provided that (x) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any PubCo SEC Document (other than historical facts) be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Acquiror and PubCo contained in this Agreement and (y) matters disclosed in such PubCo SEC Documents shall not be deemed disclosed for purposes of Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.6, Section 5.7 or Section 5.8), the Acquiror Parties hereby represent and warrant, severally and not jointly, to the API Entities and the Companies as follows:

Section 5.1 Organization. Each Acquiror Party is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, organized or incorporated. Each Acquiror Party has the requisite power and authority to carry on its business and to own all of its properties and assets as currently conducted and owned, except where the failure to have such power or authority would not reasonably be expected to be material to the Acquiror Parties, taken as a whole. Each Acquiror Party is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or operated by it makes such qualification necessary, except where the failure to have such qualification would not reasonably be expected to be material to the Acquiror Parties, taken as a whole.

Section 5.2 Authority; Validity of Agreements; No Violations.

(a) Each Acquiror Party has full power and authority to execute and deliver this Agreement and each other Transaction Document to which such Acquiror Party is a party, and to perform its obligations hereunder and thereunder. Subject to the receipt of the PubCo Stockholder Consent, this Agreement and each other Transaction Document to which such Acquiror Party is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, limited liability or similar action on the part of such Acquiror Party and no other corporate, limited liability or similar proceedings on the part of such Acquiror Party are necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which such Acquiror Party is or will be a party, and the consummation of the Transactions by such Acquiror Party. This Agreement and each other Transaction Document to which any Acquiror Party is a party constitute, or upon execution will constitute, a valid and legally binding obligation of such Acquiror Party, enforceable against such Acquiror Party in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exception.

(b) Assuming the truth and accuracy of the representations and warranties of the Company Entities set forth in Article IV, and subject to the receipt of the PubCo Stockholder Consent, none of the execution, delivery or performance of this Agreement or any other Transaction Document by the Acquiror Parties, nor the consummation by the Acquiror Parties of the Transactions, or compliance by the Acquiror Parties with any of the terms or provisions hereof and thereof or performance of their obligations hereunder and thereunder will, with or without the giving of notice, lapse of time or both: (i) violate any Law applicable to the Acquiror Parties; (ii) violate or result in a material breach of any of the Acquiror Parties’ Organizational Documents; (iii) require any Consent to be made or obtained by such Acquiror Parties; (iv) result in a violation or breach by such Acquiror Parties of any of the terms, conditions or provisions of any material Contract to which any Acquiror Party is a party, or by which any Acquiror Party or any of their material properties or assets may be bound; or (v) result in the creation of any Encumbrance upon Acquiror’s properties or assets, except in the case of clauses (iii), (iv) and (v), as would not reasonably be expected to be material to the Acquiror Parties, taken as a whole.

Section 5.3 Purchase for Own Account. Acquiror is acquiring the Acquired Interests for the purpose of investment for its own account, not as a nominee or agent, and not with a view to or for the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof. Acquiror acknowledges that the sale of the Acquired Interests hereunder has not been registered under the Securities Act or any state securities Laws, and that none of the Acquired Interests may be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of except pursuant to registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Acquiror represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 5.4 Investment Experience. Acquiror understands that the purchase of its Acquired Interests involves substantial risk. Acquiror acknowledges that it can bear the economic risk of its investment in the applicable Acquired Interests and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Acquired Interests.

Section 5.5 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Acquiror Parties, threatened in writing against any Acquiror Party which seek to prevent, restrict or prohibit the Transactions or that, individually or in the aggregate, would reasonably be expected to be material to the Acquiror Parties, taken as a whole.

Section 5.6 Brokers and Finders. Except as set forth on Schedule 5.6, no agent, broker, Person, financial advisor or other intermediary acting on behalf of any Acquiror Party is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.

Section 5.7 Capitalization.

(a) As of 5:00pm on May 12, 2023 (the “Capitalization Date”), the authorized capital stock of PubCo consists of (i) 2,240,000,000 shares of voting Class A Stock, (ii) 100,000,000 shares of nonvoting Class A Stock, (iii) 750,000,000 shares of Class B Stock (together with the Class A Stock, the “Common Stock”), and (iv) 25,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding. As of the Capitalization Date, there were (i) 72,252,574 shares of voting Class A Stock outstanding, (ii) 8,258,901 shares of nonvoting Class A Stock outstanding, (iii) 228,652,641 shares of Class B Stock outstanding, (iv) 27,811,302 shares of Class A Stock available for issuance under the TPG Inc. Omnibus Equity Incentive Plan (the “Omnibus Plan”), (v) 13,816,953 shares of Class A Stock subject to outstanding restricted stock units (the “PubCo Stock Units”), and (v) 1,237,286 shares of Class A Stock subject to outstanding performance share units (the “PubCo Performance Share Units”) assuming target-level achievement of all performance metrics (collectively, the “PubCo Issued Equity”).

(b) All PubCo Issued Equity has been, or upon issuance will be, duly authorized and validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable state and federal securities Laws and has not been, or upon issuance will not be issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Organizational Documents of PubCo or any Contract to which PubCo is a party or by which it is bound.

(c) Except as set forth in this Section 5.7 or Schedule 5.7(a), as of the Capitalization Date, there were no (i) outstanding securities of PubCo convertible into, exchangeable or exercisable for shares of capital stock of PubCo or other equity interests of PubCo, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from PubCo, or obligations of PubCo to issue or sell, any equity interests, including securities convertible into or exchangeable for equity interests of PubCo, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to PubCo, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of shares of Common Stock on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the equity interests of PubCo.

(d) As of the Capitalization Date, (i) the issued and outstanding ownership interests of Acquiror consist of 309,164,116 Common Units and the Promote Units (as defined in the Acquiror Partnership Agreement). There are no other ownership interests of Acquiror authorized, issued or outstanding or any equity or any equity-based interests, economic interests, voting interests or other voting trusts, irrevocable proxies or other Contracts to which the Acquiror is a party or is bound with respect to the voting or consent of any ownership interests of Acquiror other than the ownership interests set forth in this Section 5.7(d) or on Schedule 5.7(d), nor are there any debt or other interests outstanding that are convertible into or exchangeable or exercisable for any such equity, economic or voting interests.

(e) All of the issued and outstanding ownership interests of Acquiror have been, or upon issuance will be, duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of, or subject to, any Equity Rights, and have been offered, sold and delivered by Acquiror, as applicable, in compliance in all material respects with all applicable state and federal securities and other applicable Laws and Contracts.

Section 5.8 Issuance of Common Units and Class B Shares. Subject to the receipt of the PubCo Stockholder Consent, the issuance and delivery of the Common Units and Class B Stock in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of each Acquiror Party and, when issued as contemplated hereby, such Common Units and Class B Stock shall be duly authorized, duly and validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Acquiror Party’s Organizational Documents, as applicable, or any Contract to which any Acquiror Party or any of their respective Subsidiaries is a party or otherwise bound. The Common Units and Class B Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in the Transaction Documents and will not have been issued in violation of applicable Laws or applicable Nasdaq rules or regulations.

Section 5.9 Subsidiaries. Exhibit 21.1 of PubCo’s annual report on Form 10-K for the fiscal year ended December 31, 2022 sets forth a true, correct and complete list of the Acquiror Parties’ “significant subsidiaries,” as such term is defined in Rule 1-02 of Regulation S-X (“significant subsidiaries”). Each significant subsidiary is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or registered would not reasonably be expected to be material to the Acquiror Parties, taken as a whole. Each Organizational Document of each significant subsidiary is in full force and effect and no significant subsidiary is in default under or in violation of any provision of any of its Organizational Documents, except as would not reasonably be expected to be material to the Acquiror Parties, taken as a whole.

Section 5.10 SEC Filings and PubCo Financials.

(a) PubCo has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by PubCo with the SEC under the Securities Act and/or the Securities Exchange Act, together with any amendments, restatements or supplements thereto (the “Reporting Documents”). Each Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Exchange Act and the Securities Act, as applicable to such Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in (i) PubCo’s annual reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2022 and PubCo’s quarterly reports on Form 10-Q for each fiscal quarter during such periods that PubCo filed to disclose its quarterly financial results, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by PubCo with the SEC since the beginning of the first fiscal year referred to in clause (i) above (collectively, the “PubCo Financials”), fairly present in all material respects the condition, the consolidated statements of operations, changes in equity and cash flows of PubCo at the respective dates of and for the periods referred to in such financial statements, all in accordance with (A) GAAP applied on a consistent basis throughout the periods involved and (B) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). Except as set forth in the PubCo Financials, none of PubCo and the PubCo Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K.

Section 5.11 Taxes.

(a) Each Acquiror Party and their respective Subsidiaries have (i) duly and timely filed with the appropriate Taxing Authority all federal income and other material Tax Returns required to be filed by, or with respect to, it, and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid (or has had paid on its behalf) in full all material amounts of Taxes due and payable by it (whether or not reflected on any Tax Return).

(b) There are no material Encumbrances for Taxes upon the assets or properties of any Acquiror Party or any of their respective Subsidiaries, except for Permitted Encumbrances.

(c) No jurisdiction in which any Acquiror Party or any of their respective Subsidiaries does not pay a particular Tax or file a particular Tax Return has made a written claim or written assertion that any such Person is or may be subject to a particular Tax or required to file a particular Tax Return in such jurisdiction.

(d) There are no U.S. federal, state, local or non-U.S. audits or other Proceedings with regard to any material Taxes or Tax Returns of or including any Acquiror Party or any of their respective Subsidiaries and no Acquiror Party nor any of their respective Subsidiaries has received written notification that such an audit or other Proceeding is threatened with respect to any material amount of Taxes owed by, or any material Tax Return filed by or with respect to, any of them. No deficiencies or adjustments for any material amount of Taxes have been proposed, asserted, assessed or otherwise threatened in writing against any Acquiror Party or any of their respective Subsidiaries which has not been paid in full.

(e) Neither any Acquiror Party or any of their respective Subsidiaries is a party to, is bound by, or has any obligation under any Tax Sharing Agreement, other than a Tax Sharing Agreement the parties to which include only PubCo and its Subsidiaries.

(f) Neither any Acquiror Party nor any of their respective Subsidiaries has been a member of a U.S. federal, state, local or non-U.S. consolidated, combined, unitary or similar group (other than a group the parent of which is PubCo) and neither any Acquiror Party or any of their respective Subsidiaries has liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, by operation of Law, by Contract or assumption (other than liability for the Taxes of PubCo or any Subsidiary thereof).

(g) The Acquiror Parties and their respective Subsidiaries have complied in all material respects with (i) all applicable Laws relating to the payment and withholding of Taxes and have, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all material amounts required to be withheld and paid over under all applicable Laws and (ii) all material Tax information reporting, collection and retention provisions of applicable Laws. All material amounts required to have been paid by any Acquiror Party or any if their respective Subsidiaries under Section 1446 of the Code have been timely paid, and neither any Acquiror Party or any of their respective Subsidiaries is required to deduct and withhold any material amount under Section 1446(f)(4) of the Code.

(h) Neither any Acquiror Party or any of their respective Subsidiaries has (i) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar or comparable provision of state, local or non-U.S. law), or (ii) requested or received any Tax ruling, technical advice memorandum or similar document, transfer pricing agreement, or similar agreement or signed an agreement with any Taxing Authority.

(i) Since its formation, each of the Acquiror and TPG Operating Group I, L.P., TPG Operating Group III, L.P. and TPG Holdings II Sub, L.P. has been classified as a partnership for U.S. federal income tax purposes. No Subsidiary of any Acquiror Party that is treated as a partnership for U.S. federal income tax purposes is or has been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code.

(j) Neither any Acquiror Party or any Subsidiary thereof has a deferred payment obligation pursuant to Section 965 of the Code.

(k) Neither any Acquiror Party or any Subsidiary thereof has sought any relief under, or taken any action in respect of, any provision of the CARES Act relating to Taxes.

(l) Neither any Acquiror Party or any Subsidiary thereof has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code in the two (2) years prior to the date of this Agreement.

Section 5.12 Acquiror Party Benefit Plans.

(a) Other than as described in Schedule 5.12(a), none of the Acquiror Parties or any ERISA Affiliate thereof maintains, contributes to or has any liability under any (i) any Multiemployer Plan, (ii) plan that is subject to Section 412 of the Code or Section 302 of ERISA, (iii) “multiple employer plan,” as defined in Section 413(c) of the Code, (iv) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, or (v) plan or arrangement that provides for medical, life insurance, or other health and welfare benefits on a postemployment basis (other than as required by Part 5 of Subtitle B of Title I of ERISA or similar state Law).

(b) Except as would not result in material liability to the Acquiror Parties taken as a whole, with respect to any Plan maintained by any of the Acquiror Parties or their respective Subsidiaries that is a Multiemployer Plan, none of the Acquiror Parties or any ERISA Affiliate thereof (i) has any unsatisfied obligation for “withdrawal liability” or (ii) is reasonably expected to have any actual or contingent liability, in either case, as a result of such Person’s sponsorship, maintenance, administration, participation in or contributions to any Multiemployer Plan. Except as would not result in material liability to the Acquiror Parties taken as a whole, no condition exists that would be reasonably likely to subject (i) any of the Acquiror Parties or any ERISA Affiliate thereof to any direct or indirect liability under Title IV of ERISA or (ii) any of the Acquiror Parties to a civil penalty under Section 502 of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B or 4980F of the Code.

(c) Except as would not result in material liability to the Acquiror Parties taken as a whole, (i) each Acquiror Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; and (ii) each Acquiror Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification (or such Acquiror Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan), and to the Knowledge of the Acquiror Parties, nothing has occurred that could reasonably be expected to cause the loss of such qualification or result in the imposition of any liability, penalty or tax under ERISA or the Code.

(d) With respect to any Acquiror Plan, no actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Acquiror Parties, threatened in writing that would result in material liability to the Acquiror Parties taken as a whole. Except as would not result in material liability to the Acquiror Parties taken as a whole, all payments, distributions, reimbursements and/or contributions required to have been made with respect to any Acquiror Plan either have been timely made or have been properly accrued and reflected on the books of the Acquiror Parties in accordance with the terms of the applicable Acquiror Plan and applicable Law. Except as would not result in material liability to the Acquiror Parties as a whole, within the last six (6) years, no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code), no breach of fiduciary duty, and no reportable event, as defined in ERISA, has occurred in connection with any Acquiror Plan.

Section 5.13 Labor Relations.

(a) Except as would not result in material liability to the Acquiror Parties taken as a whole, (i) none of the Acquiror Parties or any of their respective Subsidiaries is experiencing or, during the past three (3) years has experienced, any work stoppage, labor strike, or other material labor dispute or claim of unfair labor practices, (ii) each Acquiror Party and each of their respective Subsidiaries is in and, during the past three (3) years has been in, compliance with all applicable Laws respecting labor and employment practices, terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, equal opportunity, discrimination, sexual harassment, immigration, work authorization, workers’ compensation, plant closures and mass layoffs, unemployment, collective bargaining, laws, regulations and guidance related to COVID-19, the payment and withholding of employment Taxes, the maintenance and handling of personnel records and occupational health and safety, (iii) during the past three (3) years, none of the Acquiror Parties or any of their respective Subsidiaries has engaged in any unfair labor practice, and (iv) during the past three (3) years, no unfair labor practice charges or complaints against any Acquiror Party or any of their respective Subsidiaries have been filed or are pending before the National Labor Relations Board or any similar state agency or other Governmental Authority.

(b) Except as would not result in material liability to the Acquiror Parties taken as a whole, during the last three (3) years, there have been no actual or, to the Knowledge of the Acquiror Parties, threatened actions against any Acquiror Party or any of their respective Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee alleging: (i) violation of any labor or employment Law; (ii) breach of any collective bargaining agreement or other contract with a labor union, trade union agreement or foreign works council contract or arrangement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; (v) sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of any Acquiror Party or any of their respective Subsidiaries relating to the foregoing involving any current or former officer, director, executive, or manager (in relation to his or her employment or engagement with an Acquiror Party or any of their respective Subsidiaries); or (vi) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission and any other Governmental Authority.

(c) Except as set forth on Schedule 5.13(c), none of the Acquiror Parties or their respective Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with or concerning a labor union, trade union or foreign works council.

Section 5.14 Intellectual Property and Information Technology.

(a) To the Knowledge of the Acquiror Parties, each Acquiror Party and each of their respective Subsidiaries owns or otherwise has the valid right to use all Intellectual Property Rights necessary for or used in the conduct of its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) To the Knowledge of the Acquiror Parties, in the last two (2) years, no material Tennessee IPR are or have been the subject of any IPR Proceeding involving any claim that any Acquiror Party or any Subsidiary thereof is materially infringing, misappropriating, diluting or otherwise violating, or has materially infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any other Person, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c) To the Knowledge of the Acquiror Parties, the conduct of the business of each Acquiror Party and each of their respective Subsidiaries as currently conducted does not materially infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, and has not done so in the last two (2) years, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of the Acquiror Parties, no other Person has in the last two (2) years infringed on, misappropriated or otherwise violated, or is infringing on, misappropriating or otherwise violating any Tennessee IPR, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(d) To Knowledge of the Acquiror Parties, in the last two (2) years, the Acquiror Parties and their respective Subsidiaries have not received any written notice, complaint, demand, threat, or other written communication stating that any Tennessee IPR is invalid or unenforceable, or challenging the ownership of or right to use any Tennessee IPR, including any written cease and desist, invitation to license or other communication alleging that any Acquiror Party or any of their respective Subsidiaries requires any license with respect to, or is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, the Intellectual Property Rights of any other Person, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of the Acquiror Parties, in the last two (2) years, neither the Acquiror Parties nor any of their respective Subsidiaries have sent any written notice or other written communication to or asserted or threatened in writing any Proceeding against any Person involving or relating to any Tennessee IPR, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(e) To the Knowledge of the Acquiror Parties, the Acquiror Parties and their Subsidiaries take commercially reasonable measures to protect and maintain all Tennessee IPR, including the confidentiality of all material Trade Secrets used or held for use by the Acquiror Parties and their Subsidiaries (including any Trade Secrets owned by any Person to whom any of them has confidentiality obligations), except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of the Acquiror Parties, no such Trade Secrets have been disclosed by any Acquiror Parties or any of their respective Subsidiaries, except pursuant to appropriate non-disclosure and/or license agreements, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.15 Data Privacy and Data Security.

(a) The Acquiror Parties and their respective Subsidiaries take at least industry standard steps to ensure that the Personal Information Processed by or on behalf of them are protected against loss and unauthorized access, use, modification, processing, disclosure or other misuse, including by implementing and monitoring compliance with appropriate technical and physical security measures, except as would not reasonably be expected to be material to the Acquiror Parties, taken as a whole.

(b) To the Knowledge of the Acquiror Parties, in connection with the Processing of Personal Information, the Acquiror Parties and their Subsidiaries are not in violation of (i) any Privacy and Data Security Laws; (ii) their written privacy and data security policies and notices; and (iii) the requirements related to data privacy or security of any Contract to which any of them is a party, except as would not reasonably be expected to be material to the Acquiror Parties, taken as a whole.

Section 5.16 Compliance with Law.

(a) Each Acquiror Party and each of their respective Subsidiaries have at all times in the three (3) years preceding the date of this Agreement complied with and are in compliance with all applicable Laws except where the failure to comply would not reasonably be expected to be material to the Acquiror Parties and their Subsidiaries, taken as a whole. Within the three (3) years preceding the date hereof, none of the Acquiror Parties nor any of their respective Subsidiaries has at any time received any written notice asserting any material violation by any of them of any applicable Law.

(b) Each Acquiror Party and their respective Affiliates are subject to and comply with adequate “know your customer” and money laundering reporting procedures, and procedures for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, including where required by applicable Anti-Money Laundering Laws. In the past three (3) years, no Acquiror Party or any Affiliate thereof has been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were deemed to be inadequate by such regulator and no such enforcement or supervisory action is pending or, to the Knowledge of the Acquiror Parties, threatened.

(c) In the past three (3) years, no Acquiror Party or any Affiliate thereof or, to the Knowledge of the Acquiror Parties, any employee, officer, director, partner or member of any of them has taken any action which would cause it to be in violation of the Anti-Corruption Laws. There is not now any employment by any Acquiror Party or any Affiliate thereof of, or, to the Knowledge of the Acquiror Parties, any beneficial ownership in any of them by, any governmental or political official in any country in the world, in each case, that would result in a violation of Anti-Corruption Laws. In the past three (3) years, no Acquiror Party or any Affiliate thereof, and to the Knowledge of the Acquiror Parties, no employee, officer, director, partner or member or Affiliate of any of them, has made, offered to make or promised to make any payments of money or other thing of value to any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest, in each case, that would result in a violation of Anti-Corruption Laws. No Acquiror Party or any Affiliate thereof, and to the Knowledge of the Acquiror Parties, no employee, officer, director, partner or member or Affiliate of any of them, is aware of any action, directly or indirectly, that has resulted in or could result in a violation by such persons of Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly, directly or indirectly, in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other offer, gift, promise to give, or authorization of the giving of anything of value to any government official in contravention of Anti-Corruption Laws.

Section 5.17 No Acquiror Material Adverse Effect. Since December 21, 2022 through the date of this Agreement, there has not occurred an Acquiror Material Adverse Effect.

Section 5.18 Sufficiency of Funds. As of the Closing Date and each other date that any additional payments are required to be made by Acquiror hereunder, Acquiror has or will have access to immediately available funds sufficient to consummate the Transactions to be consummated on such date and make all of the other payments required to be made under this Agreement on such date in full.

Section 5.19 Acquiror Party Acknowledgment of Disclaimer of Other Representations and Warranties. Each Acquiror Party acknowledges and agrees that, except for the representations and warranties expressly made by the API Sellers in Article III or in any other Transaction Document and the representations and warranties expressly made by the Companies in Article IV or in any other Transaction Document, (a) none of the API Entities or Companies makes, or has made, any representations or warranties, express or implied, at law or in equity, of any nature whatsoever relating to the API Entities, the Company Group Entities or its or their respective businesses or otherwise in connection with this Agreement, the other Transactions Documents or the Transactions, including any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade, and such Acquiror Party is not relying on any representation or warranty of any Person except for those expressly set forth in Article III, Article IV or in any other Transaction Document, and (b) no Person has been authorized by the API Entities or Companies to make any representation or warranty relating to the API Entities, the Company Group Entities or its or their respective businesses or otherwise in connection with this Agreement, the other Transactions Agreements or the Transactions, and if made, such representation or warranty shall not be relied upon by such Acquiror Party as having been authorized by such entity.

Section 5.20 Affiliate Transactions. Except for employment-related Contracts filed or incorporated by reference as an exhibit to the PubCo SEC Documents, there are no Contracts or arrangements that are in existence as of the date of this Agreement between an Acquiror Party or any Subsidiary thereof, on the one hand, and, on the other hand, any (i) executive officer or director of such Person, (ii) any Person that, to the Knowledge of the Acquiror Parties, is the record or beneficial owner of more than 5% of the shares of Class A Stock or Class B Stock or (iii) to the Knowledge of the Acquiror Parties, any Related Party of any such executive officer, director or owner (other than such Acquiror Party or any Subsidiary thereof), in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC that have not been so disclosed in the PubCo SEC Documents.

Section 5.21 Vote Required. The PubCo Stockholder Consent is the only approval of the holders of any class or series of shares of capital stock of PubCo required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein or in the other Transaction Documents.

Section 5.22 Acquiror Party Reliance. Each Acquiror Party acknowledges that none of API Sellers, the Company Group Entities or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Acquired Interests, the API Sellers or the Company Group Entities furnished or made available to each Acquiror Party or their respective representatives, except as expressly set forth in Article III or Article IV of this Agreement or in the other Transaction Documents, and neither the API Sellers, the Company Group Entities nor any other Person (including any officer, director, member or partner of any API Seller or Company Group Entity) shall have or be subject to any liability to any Acquiror Party or any other Person, resulting from any Acquiror Party’s use of any information, documents or material made available to such Acquiror Party in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Transactions. Each Acquiror Party acknowledges that, as of the Closing, Acquiror shall acquire the Acquired Interests without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article III or Article IV of this Agreement. Each Acquiror Party acknowledges that, except for the representations and warranties contained in Article III or Article IV of this Agreement or any other Transaction Document, none of the Company Group Entities, API Sellers or any other Person has made, and such Acquiror Party has not relied on any other express or implied representation or warranty by or on behalf of the Company Group Entities or the API Sellers. Each Acquiror Party acknowledges that none of the Company Group Entities, API Sellers, Alabama Partners or any other Person, directly or indirectly, has made, and such Acquiror Party has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements) of any API Seller or Company Group Entity, and such Acquiror Party will make no claim against any API Seller, Company Group Entity or Alabama Partner with respect thereto.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Companies.

(a) Except (i) as expressly contemplated by this Agreement or in connection with the repurchase of equity from the Founder Partners pursuant to Section 2.4.1 of the Founders’ Letter Agreement, (ii) pursuant to any applicable Law (including COVID-19 Measures), (iii) as otherwise set forth in Schedule 6.1 or (iv) in connection with the Pre-Closing Alabama Transactions, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), the Companies shall, and shall cause the Company Group Entities to, conduct their respective business and operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain their assets, properties and goodwill and relationships with their customers, vendors, resellers, partners, contractors, key employees, material business relations and Governmental Authorities and, without the prior written consent of Acquiror (such consent not to be unreasonably withheld), shall not undertake any action with respect to any Company Group Entity that would have been required to be disclosed against Section 4.8 (other than Section 4.8(c)(iii) (solely with respect to (x) tax distributions and distributions of carry and (y) cash distributions; provided that the Companies shall not make distributions (other than a Qualified Cash Distribution) that would reasonably be expected to cause (as determined by the Companies in good faith) the Balance Sheet Adjustment Amount to be less than zero (0) immediately after such distribution was made (calculated as if the date of such distribution was the Closing Date) or reasonably be expected to result in any Alabama Partner’s Alabama Partner Closing Cash Amount to be less than zero dollars ($0)), Section 4.8(c)(xvii) (solely with respect to the extension of loans to Alabama Partners (solely to the extent related to the foregoing) which will be settled prior to or in connection with the Closing), Section 4.8(c)(xxi) and Section 4.8(c)(xxiii)) had such action been taken prior to the date of this Agreement.

(b) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), the Companies will reasonably cooperate with Acquiror to provide information and/or reasonably take any steps that are necessary to ensure compliance with ERISA Title I, Section 4975 of the Code and/or any applicable Similar Law at the Effective Time.

(c) Except in the ordinary course of business (including in connection with engaging consultants and advisors and awarding “downstairs” carried interest in the ordinary course), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), the Companies shall not grant, and shall prohibit the Company Group Entities from granting, any Person an interest in the management fees, performance fees, carried interest, transaction fees, accounts receivable or other similar fees or revenue streams in respect of the Company Funds; provided, that the Company Group Entities may grant “downstairs” carried interest in the ordinary course so long as the aggregate amount of “downstairs” carried interest in respect of a Company Fund does not exceed fifty percent (50%) of the aggregate carried interest of such Company Fund (provided, that such 50% limitation shall not apply to any grants of “downstairs” carried interest made pursuant to arrangements in existence as if the date hereof that by their terms contemplate potential grants that could in aggregate be in excess of 50%).

(d) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), except in the ordinary course, the Companies shall not, and shall prohibit the Company Group Entities from (i) unless otherwise permitted by this Agreement, hire, terminate, or send a notice of the termination of, the employment or engagement of any Alabama Partner, (ii) establish, adopt, enter into, amend or terminated any Plan or collective bargaining agreement; (iii) (x) increase or grant any increase to the compensation, consulting fees or other benefits provided to any individual service provider of a Company Group Entity who earns in excess of $300,000 per year, or, with respect to any individual service provider, any increase in excess of 15% of the compensation, consulting fees or other benefits provided to the individual service provider, or (y) grant or pay any loan, bonus or incentive-based compensation, or severance, change of control or termination payments to, any individual service provider of a Company Group Entity; (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any Plan, or (v) loan or advance any money or any other property to any present or former member, director, officer, employee or individual service provider of any Company Group Entity.

(e) Notwithstanding anything to the contrary contained herein, (A) nothing contained in this Agreement will give Acquiror, directly or indirectly, rights to control or direct the business or operations of the Company Group Entities or the Company Funds prior to the Closing and (B) nothing contained in this Agreement shall operate to prevent or restrict any act or omission by the Companies or the Company Funds the taking of which is required by applicable Law. Prior to the Closing, the Company Group Entities and the Company Funds will exercise, consistent with the terms and conditions of this Agreement, control of their business and operations.

(f) Notwithstanding anything to the contrary herein, API shall have the right, at any time prior to five (5) days prior to the delivery of the Estimated Statement, subject to compliance with the last sentence of this Section 6.1(f), to effect the withdrawal from API of (A) no more than five (5) Alabama Partners who collectively represent no more than a five percent (5%) Ownership Percentage in the aggregate from API or (B) such other Alabama Partners as Acquiror shall consent to in writing (each such withdrawn Alabama Partner, a “Withdrawn Partner”), in each case, in accordance with the terms and conditions of the partnership agreement of API and in exchange for the amount of such Withdrawn Partner’s “OpCo Capital Account” (as defined therein), such that such Withdrawn Partner shall cease to hold any interest in API and shall not be an Alabama Partner for purposes of this Agreement; provided, that no such Withdrawn Partner shall be a Key Person or Other Senior Partner. Upon such withdrawal, the applicable Person shall cease to be an Alabama Partner hereunder. The Companies shall notify in writing and reasonably consult with Acquiror in good faith prior to effecting any such withdrawal, which notice shall include a schedule of the revised Ownership Percentage for each Alabama Partner after giving effect to such proposed withdrawal (which shall accrete to each remaining Alabama Partners pro rata in accordance with their respective Ownership Percentages).

(g) The Companies and the Acquiror acknowledge and agree to the matters set forth on Schedule 6.1(g).

Section 6.2 Conduct of the Business of the Acquiror Parties. The Acquiror Parties hereby covenant that, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), except (i) as contemplated by this Agreement, (ii) pursuant to any applicable Law (including COVID-19 Measures), or (iii) as consented to in writing or email by the API Entities (which consent shall not be unreasonably withheld, conditioned or delayed), the Acquiror shall not:

(a) Amend or restate the Organizational Documents of the Acquiror Parties or their Affiliates in a manner that would (i) have a disproportionate adverse effect on the API Entities or the Alabama Partners as compared to the other direct or indirect holders of Common Units or (ii) conflict with any provision of this Agreement or the other Transaction Documents;

(b) Declare or pay any dividend or other distribution with respect to the Common Units or Class B Stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Common Units or Class B Stock, except for (i) regular quarterly cash dividends by the Acquiror with customary record and payment dates on the Common Units, (ii) exchanges of Common Units pursuant to the terms and conditions of the Exchange Agreement, (iii) in connection with the settlement or issuances of PubCo Stock Units (or equivalent equity of PubCo), and (iv) repurchases of Common Units at then prevailing market prices pursuant to the Acquiror’s share repurchase program as in effect from time to time;

(c) Enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, in each case, of any Acquiror Party, unless equitable adjustments are made to the number of Closing Units and Class B Stock to the extent necessary to provide to the API Entities and the Alabama Partners the same economic effect as contemplated by this Agreement prior to such event; or

(d) Agree to issue any equity interests in PubCo for less than fair market value, based upon then-prevailing trading prices at the time such agreement is entered into (other than (x) in connection with an arms’-length transaction with a third party, (y) in connection with the settlement of PubCo Stock Units and PubCo Performance Share Units or (z) pursuant to the Omnibus Plan).

Section 6.3 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article IX (Termination), subject to the immediately following sentence, the Companies shall use commercially reasonable efforts to (i) give Acquiror and its Affiliates and respective authorized representatives reasonable access, during normal business hours to the books, records, information (including Tax information), relevant work papers (subject to proper execution of customary access letters) and other financial information, including in connection with their review of the Estimated Statement, and employees, officers (and an integration planning team of employees designated by the officers), representatives, systems, offices and other facilities and properties of the Company Group Entities as Acquiror, or its Affiliates or authorized representatives may from time to time reasonably request and (ii) furnish to Acquiror, its Affiliates and their respective authorized representatives such financial and operating data in the Companies’ possession as such Persons may reasonably request; provided, however, that Acquiror shall not conduct any invasive sampling or testing of building materials or the environment with respect to any real property and any such access shall (A) be conducted during normal business hours and under the supervision of personnel of the Company Group Entities, the Company Funds and their respective Affiliates, (B) be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company Group Entities, the Company Funds and their respective Affiliates, (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information and (D) be subject to Acquiror’s and its representatives’ execution of customary access letters. Notwithstanding anything to the contrary in this Agreement, neither the Company Group Entities, the Company Funds nor any of their respective Affiliates shall be required to disclose any information to the Acquiror Parties or their respective authorized representatives, if doing so would (i) violate any Contract or Law to which any of the Company Group Entities, the Company Funds or any of their respective Affiliates is a party or to which the Company Group Entities, the Company Funds or any of their respective Affiliates are subject or (ii) waive or otherwise compromise any attorney-client or other privilege, it being understood and agreed that the Company Group Entities, the Company Funds and their respective Affiliates, as applicable, shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that does not violate any such Contract, Law or attorney-client or other privilege.

(b) Any information provided to or obtained by Acquiror or its authorized representatives pursuant to Section 6.3(a) shall be “Confidential Information” (herein referred to as “Evaluation Material”) as defined in the Non-Disclosure Agreement, and shall be held by the Acquiror Parties and their respective representatives in accordance with and be subject to the terms of the Non-Disclosure Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Non-Disclosure Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Acquiror Parties shall comply with the terms and provisions of the Non-Disclosure Agreement, including returning or destroying all Evaluation Material and the non-soliciting of employees of the Companies and their Subsidiaries. The Non-Disclosure Agreement shall terminate on the Closing Date.

Section 6.4 Announcement; SEC Filings.

(a) As promptly as reasonably practicable following the execution of this Agreement, the Parties shall issue a joint press release to be mutually agreed upon by the Acquiror and the API Representative announcing the execution of this Agreement. Except as contemplated by the preceding sentence or as a Party reasonably believes is necessary to comply with applicable Law or applicable National Securities Exchange rules, each of the Parties hereby agree, and agree to cause their respective Affiliates and such Party’s and its Affiliates’ respective officers, directors, employees, agents and advisors (including accountants, lenders, counsel and investment bankers), not to issue any press release or other similar public announcement or communication divulging the existence of this Agreement or the Transactions without the prior written consent of Acquiror, on the one hand, and API Representative, on the other hand, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) As promptly as reasonably practicable, and in any event within four (4) Business Days, following the date of this Agreement, PubCo shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Signing Form 8-K”). PubCo shall provide the API Representative with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(c) The Acquiror Parties, the API Entities and the Companies shall also use their respective commercially reasonable efforts to take any other action required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the transactions contemplated by this Agreement.

(d) As promptly as reasonably practicable following the Closing Date, and in any event within four (4) Business Days following the Closing Date, PubCo shall prepare and file a Current Report on Form 8-K to report the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K under the Securities Exchange Act, which may be amended as permitted by Item 9.01 of Form 8-K (the “Closing Form 8-K”). As promptly as reasonably practicable following the Closing, PubCo shall issue a press release to be mutually agreed upon by PubCo and the API Representative announcing the consummation of the transactions contemplated by this Agreement.

(e) The API Entities and Company Group Entities shall use commercially reasonable efforts to deliver to Acquiror as promptly as reasonably practicable following the execution and delivery of this Agreement, (i) the audited balance sheets of the Companies, on a combined and consolidated basis, as of the two most recent fiscal years that have been completed at least sixty (60) days prior to the Closing Date and the related audited combined and consolidated of comprehensive income, changes in equity and cash flows for each three (3) fiscal years that have been completed at least 60 days prior to the Closing Date, together with the notes and schedules thereto, each prepared in accordance with Regulation S-X and GAAP applied on a consistent basis throughout the covered periods and together with related footnotes required under GAAP (the “Required Audited Financials”), (ii) the unaudited interim financial statements of the Companies, including the balance sheets of the Companies on a combined and consolidated basis, and the related combined and consolidated statements of comprehensive income, changes in equity and cash flows, as of and for the period ended a date that is at least forty (40) days prior to the Closing Date, and for the corresponding period in the prior fiscal year, together with all related notes and schedules thereto, prepared in accordance with Regulation S-X and GAAP applied on a consistent basis throughout the covered periods and reviewed by an independent auditor under AU Section 722 (the “Required Interim Financials”) and (iii) such additional financial and other reasonably pertinent information regarding the Companies as is reasonably requested by Acquiror regarding such periods in connection with preparing information that is required to be disclosed in the Closing Form 8-K, including certain non-GAAP financial information and operating metrics. The API Entities and Company Group Entities shall reasonably cooperate with PubCo in connection with the preparation of pro forma financial statements required to be included in the Closing Form 8-K.

Section 6.5 Filings and Authorizations; Consummation.

(a) Each of the Parties shall, if required by applicable Law, within twenty (20) Business Days following the date hereof other than provided below, file or supply (and not withdraw), or cause to be filed or supplied (and not withdrawn) in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. The Acquiror shall pay, or cause to be paid, and be solely responsible for the payment of one hundred percent (100%) of all filing fees for the filing under the HSR Act and any other filings and submissions under applicable Law; provided, that the API Entities shall be solely responsible as a Transaction Expense for the payment of one hundred percent (100%) of the filings, if any, made under the HSR Act with respect to their (or their Affiliates) receipts of any PubCo stock.

(b) Each of the Parties, as promptly as practicable following the date hereof shall make, or cause to be made, all other filings and submissions under Law, including Antitrust Laws, applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the Transactions and use its reasonable best efforts (which shall not require a Party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate the Transactions. The Parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 6.5. The Parties shall supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.

(c) The Acquiror Parties shall, and shall cause their Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper, or advisable to effect the consummation of the transactions contemplated in this Agreement, including but not limited to offering, negotiating, committing to or effect any sale, divestiture, license or other disposition, restriction, or arrangement to hold separate any of the equity securities, assets, rights, products or businesses of the Company Group Entities; provided that the Acquiror Parties shall not be required to (and the Company Group Entities shall not, without the prior written consent of the Acquiror Parties) offer, negotiate, commit to or effect any sale, divestiture, license or other disposition, restriction, or arrangement to hold separate with respect to any of the equity securities, assets, rights, products or businesses of (i) the Acquiror Parties (excluding the Company Group Entities) or (ii) the Company Group Entities, if such action, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the Company Group Entities. The Acquiror Parties shall use reasonable best efforts in defending, contesting or otherwise resisting any action or Order challenging the transactions contemplated hereby in order to avoid entry of, or to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, nothing in this Section 6.5 shall require the Company Group Entities or any of their respective Affiliates to agree to any condition, take any measure or action or enter into any agreement that is not contingent on the Closing or that would be effective prior to the Closing.

(d) The Acquiror Parties shall not, and shall not permit any of its Affiliates to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to a commercial or strategic relationship with any Person, if such action would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or Order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby.

(e) Each Party shall promptly inform the other Parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response to such request. The Acquiror Parties will not make or enter into any understandings, undertakings or agreements (oral or written) with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement without the prior written consent of the Companies (not to be unreasonably withheld, conditioned or delayed), and will give the Companies a reasonable opportunity to review and comment on any documentation with respect thereto and to attend and participate at any meetings with respect thereto.

Section 6.6 Employee Matters.

(a) For a period of at least 12 months following the Effective Time (the “Benefit Continuation Period”), the Acquiror Parties shall provide each employee of the Company Group Entities (collectively, the “Continuing Employees”) with, as applicable, (i) a base salary or base wages that, in each case, are no less favorable than the base salary or base wages that were provided to such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits that are substantially equivalent in the aggregate to the employee benefits that were provided to such Continuing Employee immediately prior to the Effective Time (excluding, for the avoidance of doubt, the Active Lifestyle Reimbursement program and post-termination welfare benefits). For the duration of the Benefit Continuation Period, the Acquiror Parties shall maintain for the benefit of each Continuing Employee a severance and separation program no less favorable than the Company’s severance policies and programs disclosed to the Acquiror Parties prior to the date hereof (it being understood that the Acquiror Parties have been provided with the customary historical ordinary course range of severance and separation agreement practices (in addition to the severance policy) of the Company Group Entities, and that the Parties agree to work in good faith following the Closing to determine the appropriate separation compensation and benefits packages for any Continuing Employees whose employment is terminated involuntarily without “Cause,“ taking into account, among other things, the circumstances of the Continuing Employee’s termination and the other sources of termination compensation (including continued vesting of PubCo restricted stock unit awards), and recognizing, as in other day-to-day business matters, that, except as provided herein or as the Acquiror Parties may have agreed elsewhere to consultation or consent requirements, the Acquiror Parties will have full discretionary authority over personnel matters). This Section 6.6(a) shall not apply to Continuing Employees who are Alabama Partners who have entered into a Partner Acknowledgement and Joinder Agreement.

(b) The Acquiror Parties shall use commercially reasonable efforts to cause service rendered by the Continuing Employees to a Company Group Entity prior to the Closing Date to be taken into account for purposes of participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies, contracts and arrangements (excluding equity, phantom equity compensation, long-term incentive compensation, non-qualified deferred compensation or, other than as set forth on Schedule 6.6(b), other post-termination welfare benefits, and change in control or retention benefits, and defined benefit pension plans, programs, policies, contracts, or arrangements) of PubCo and the PubCo Subsidiaries (including each Company Group Entity) that each such Continuing Employee may participate in as of the Closing Date, to the same extent as such service was taken into account under corresponding plans of each Company Group Entity for such purposes; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in the duplication of any benefits for the same period of service, (ii) such service was not recognized under the corresponding Plan for the same purposes or was expressly excluded from the corresponding Plan, in each case prior to the Closing Date, or (iii) such recognition would conflict with any purposes for which prior service must be credited under applicable Law. Without limiting the foregoing, the Acquiror Parties shall use commercially reasonable efforts to cause any pre-existing condition or limitation under any health or welfare plan of PubCo and its Subsidiaries (including each Company Group Entity) offered to a Continuing Employee to the extent that such condition or limitation was waived or satisfied under the corresponding plan of each Company Group Entity in which such employee participated immediately prior to the Closing Date for the plan year in which the Closing Date occurs, as applicable. The Acquiror Parties shall use commercially reasonable efforts to cause each Continuing Employee to be given credit for the plan year in which the Closing Date occurs under any such plans for co-payments made, deductibles and other similar covered out-of-pocket payments, as applicable, satisfied, prior to the Closing Date under the corresponding Plan during the plan year in which the Closing Date occurs. Without limiting the generality of Section 6.6(a), the Acquiror Parties shall cause each Continuing Employee who participates in an Angelo Gordon health benefit Plan (including medical, dental and vision Plans) immediately prior to the Effective Time to continue to be covered by such Plan or an equivalent thereof (with the same provider network and deductible terms as would have applied had the original Plan continued in effect) until the later to occur of (x) January 1, 2024 and (y) the date such Continuing Employee becomes covered by a corresponding health benefit plan of the Acquiror Parties.

(c) Following the Closing, the rights and obligations with respect to a Continuing Employee’s points or other interests (in the Company Group Entities’ carried interest programs and carry equivalent programs) granted prior to the Closing and all amounts deferred prior to the Closing under the Company Group Entities’ bonus deferral program shall not be impacted by the Closing and, following the Closing, shall not be modified without the prior written consent of the Continuing Employee.

(d) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who are based outside of the United States or are covered by a collective bargaining agreement, the Acquiror Parties shall comply with any obligations under the applicable Laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based and with the applicable collective bargaining agreement, as applicable.

(e) The Acquiror Parties shall, or shall cause its applicable Subsidiaries to, assume and honor all Plans, including any Plan subject to Section 409A of the Code (each, a “Deferred Compensation Plan”), in accordance with their terms; provided that nothing contained herein shall require the Acquiror Parties to permit any Person to make any additional deferrals under any Deferred Compensation Plan following the Closing. Following the Closing Date, each Acquiror Party agrees that (i) irrevocable action shall not be taken within the 30-day period before the Closing Date or within the 12-month period following the Closing Date to terminate any Deferred Compensation Plan in connection with the Closing (i.e., a plan termination in connection with a “change in control event” as described under Treasury Regulation Section 1.409A-3(j)(4)(ix)(B)), (ii) the forms of available distribution options under such Deferred Compensation Plan may not be reduced on or after the Closing Date, and (iii) if such Deferred Compensation Plan is an account balance plan, the aggregate quality of the available investment alternatives may not be reduced on or after the Closing Date.

(f) With respect to annual incentive awards for the performance year in which the Closing occurs, (i) the Company Group Entities shall, immediately prior to the Closing, make, to each Alabama Partner set forth on Schedule 6.6(f), a cash payment equal to the Alabama Partner’s accrued annual cash incentive award with respect to the performance year in which the Closing occurs and, following the Closing, any additional annual incentive for such performance year shall be paid in the discretion of the Acquiror Parties and (ii) the Acquiror Parties shall pay to each other Continuing Employee at the time annual incentives are paid to similarly situated employees of the Acquiror Parties, a cash payment in an amount to be determined by the Acquiror Parties; provided, that a Continuing Employee shall not receive any payment pursuant to this Section 6.6(f)(ii) if he or she is not employed by Acquiror Parties or their Affiliates on the date such payment is made, and provided, further, that, notwithstanding the preceding proviso, the aggregate amount payable pursuant to this Section 6.6(f)(ii) shall be no less than the Accrued Bonus Amount (as defined below). All payments to be made by the Acquiror Parties pursuant to this Section 6.6(f)(ii) shall be subject to applicable withholding Taxes, in accordance with the Acquiror Parties’ customary payroll practices. “Accrued Bonus Amount” means the amount included as a liability in Working Capital that is intended to be used for payment of amounts due under the annual bonus program of the Company Group Entities. No later than ten (10) days prior to the Closing, the Company Group Entities shall provide to the Acquiror Parties a schedule setting forth the Company Group Entities’ determination of each Continuing Employee’s potential portion of the Accrued Bonus Amount. The Parties hereto acknowledge and agree that amounts payable following the Closing to an Alabama Partner with respect to any guaranteed bonus or replacement award shall solely be sourced from the Discretionary Sharing Program.

(g) Retention Pool. Effective as of the Closing, the Acquiror Parties shall implement the retention program described on Section 6.6(g).

(h) The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee or other individual service provider of any Company Group Entity or any other individual associated therewith shall be regarded for any purposes as a third party beneficiary of this Agreement, and nothing herein shall be construed as (i) an amendment to or establishment or termination of any Plan or (ii) the creation of any right to continued employment or engagement with any Company Group Entity, the Acquiror Parties or their respective Affiliates. Nothing in this Section 6.6 shall be construed to limit any rights that any Company Group Entity or the Acquiror Parties have under any plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement or to terminate the employment of any employee of any Company Group Entity for any reason.

(i) The Company Group Entities shall, as of the Closing Date, take such actions as set forth on Schedule 6.6(i).

Section 6.7 Officer and Director Indemnification and Insurance.

(a) During the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, Acquiror will (and Acquiror will cause the Company Group Entities, the Company Funds and their Affiliates to) cause the certificates of incorporation, operating agreements, bylaws and other similar organizational documents of the Company Group Entities, the Company Funds and their Affiliates to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company Group Entities, the Company Funds and their Affiliates as of the date of this Agreement, except as not permitted by the mandatory requirements of applicable Law. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner that would be adverse to the current or former directors, managers, officers or employees of the Company Group Entities, the Company Funds and their respective Affiliates, as applicable (each, and “Indemnified Party” and collectively, the “Indemnified Parties”), except as required by the mandatory requirements of applicable Law.

(b) On the Closing Date, the Acquiror shall pay, or cause to be paid, one hundred percent (100%) of the costs of a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company Group Entities, the Company Funds and their Affiliates on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company Group Entities, the Company Funds and their Affiliates. This provision does not apply to the directors’ and officers’ liability coverage maintained by AG Twin Brook BDC, Inc. or AG Mortgage Investment Trust, Inc. which coverage shall remain in place, subject to its terms and conditions, at and after the Closing Date.

(c) The covenants contained in this Section 6.7 (Officer and Director Indemnification and Insurance) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. In the event that the Acquiror Parties or the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Acquiror Parties shall use reasonable best efforts to cause the definitive transaction documents to provide that the successors or assigns of the Acquiror Parties or the Companies, as the case may be, shall succeed to the obligations set forth in this Section 6.7 (Officer and Director Indemnification and Insurance).

Section 6.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of the Parties agrees to pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, including the fees and expenses of counsel to such Party; provided that all Transaction Expenses shall be paid in accordance with Section 2.3(a)(iv).

Section 6.9 Waiver of Conflicts Regarding Representation.

(a) Recognizing that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss” or the “API Transaction Advisor”) has acted as legal counsel to the API Sellers, the API Representative and their respective Affiliates (collectively, the “API Entity Parties”), and may be deemed to have acted as legal counsel to the Company Group Entities, the Company Funds and their Affiliates prior to the Closing, and that the API Transaction Advisor intend to act as legal counsel and/or advisors to the API Entity Parties and/or Alabama Partners after the Closing, (i) the Companies hereby waive, on their own behalf and agree to cause their Affiliates to waive, any conflicts that may arise in connection with the API Transaction Advisor representing the API Entity Parties or any Alabama Partner after the Closing in matters related to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (a “Covered Matter”), and (ii) in the event that a transactional matter or a dispute arises after the Closing, between or among the Acquiror Parties or any of their Affiliates (including, after the Closing, the Company Group Entities, the Company Funds and their Affiliates), on one hand, and any API Entity Party or any Alabama Partner, on the other, (x) each of the Acquiror Parties agree that the API Transaction Advisor may represent such API Entity Party or such Alabama Partner in such transactional matter or dispute even though the interests of such API Entity Party or Alabama Partner may be directly adverse to an Acquiror Party or any of its Affiliates (including, after the Closing, the Company Group Entities, the Company Funds and their Affiliates), and (y) even though the API Transaction Advisor may have represented the Company Group Entities, the Company Funds or their Affiliates in a matter substantially related to such transactional matter or dispute, or may be handling ongoing matters for the API Entity Parties, each of the Acquiror Parties and, after the Closing, the Companies, waive, on behalf of themselves, the Company Group Entities and the Company Funds and each of their respective Affiliates, any conflict of interest in connection with such representation by the API Transaction Advisor. Notwithstanding the foregoing, this Section 6.9(a) shall not authorize the API Transaction Advisor to act as litigation counsel to any Alabama Partner or API Entity in connection with any Proceeding arising under this Agreement, the other Transaction Documents, and the transactions contemplated herein and therein. Notwithstanding the foregoing, this Section 6.9 shall not constitute a waiver by any Acquiror Party of any legal conflict to the extent of authorizing the API Transaction Advisors to serve as litigation counsel in connection with any dispute.

(b) The Acquiror Parties and, after the Closing, the Companies, further agree that, as to all communications among the API Transaction Advisor, the Company Group Entities, the Company Funds and their Affiliates, and all attorney work product, in each case that relate in any way to the Covered Matter, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong solely to the API Entity Parties and shall solely be controlled by the API Entity Parties and shall not pass to or be claimed by Acquiror Parties or, after the Closing, the Company Group Entities, the Company Funds or any of their Affiliates, it being the intention of the parties hereto that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) vested solely in such API Entity Parties; provided that the API Entity Parties shall not be entitled to voluntarily waive such privilege as to third parties with respect to information relating to the Company Group Entities without the consent of the applicable Company Group Entity. Except as provided in the previous sentence, All communications among the API Transaction Advisor, the Company Group Entities, the Company Funds and their Affiliates, and all attorney work product, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege shall pass to and be claimed by the Company Group Entities, the Company Funds or any of their Affiliates (including after the Closing, the Acquiror Parties), it being the intention of the parties hereto that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall, as of the Closing Date, be transferred to, and vested solely in, such Company Group Entities, the Company Funds and their Affiliates (including after the Closing, the Acquiror Parties).

(c) Recognizing that Weil, Gotshal & Manges LLP (“Weil”), Davis Polk & Wardwell LLP (“Davis Polk”) and Shearman & Sterling LLP (“Shearman”) (collectively, the “Acquiror Transaction Advisors” and together with the API Transaction Advisor, the “Transaction Advisors”) have acted as legal counsel to the Acquiror Parties and their respective Affiliates (collectively, the “Acquiror Entity Parties”), and that the Acquiror Transaction Advisors intend to act as legal counsel and/or advisors to the Acquiror Entity Parties and/or the Company Group Entities after the Closing, (i) the API Sellers and the Companies hereby waive, on their own behalf and agree to cause their Affiliates to waive, any conflicts that may arise in connection with the Acquiror Transaction Advisors representing the Company Group Entities after the Closing in matters related to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and (ii) in the event that a transactional matter or a dispute (but not a Proceeding) arises after the Closing between or among the Acquiror Parties or any of their Affiliates (including, after the Closing, the Company Group Entities, the Company Funds and their Affiliates) and any API Entity Party or any Alabama Partner, (x) each of the API Entity Parties agree that the Acquiror Transaction Advisors may represent such Acquiror Entity Party or such Company Group Entity in such transactional matter or dispute even though the interests of such Acquiror Entity Party or such Company Group Entity may be directly adverse to an API Entity Party or any of its Affiliates, and (y) even though the Acquiror Transaction Advisors may have represented the Acquiror Entity Parties in a matter substantially related to such transactional matter or dispute, or may be handling ongoing matters for the Acquiror Entity Parties (and, after the Closing, Company Group Entities, the Company Funds or their Affiliates), the API Sellers and, after the Closing, the Companies, waive, on behalf of themselves, the Company Group Entities and the Company Funds and each of their respective Affiliates, any conflict of interest in connection with such representation by the Acquiror Transaction Advisors. Notwithstanding the foregoing, this Section 6.9(c) shall not authorize Weil, Davis Polk or Shearman to act as litigation counsel to any Acquiror Party in connection with any Proceeding arising under this Agreement, the other Transaction Documents, and the transactions contemplated herein and therein. Notwithstanding the foregoing, this Section 6.9 shall not constitute a waiver by any API Entity Party of any legal conflict to the extent of authorizing the Acquiror Transaction Advisors to serve as litigation counsel in connection with any dispute.

(d) The Parties agree to take, and to cause their respective Affiliates to take, commercially reasonable steps necessary to implement the intent of this Section 6.9. Each API Seller acknowledges and agrees, on behalf of itself the Company Group Entities, the Company Funds and their Affiliates, and each Acquiror Party acknowledges and agrees, on behalf of itself and, after the Closing, the Company Group Entities, the Company Funds and their Affiliates, that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Transaction Advisors. This Section 6.9 is for the benefit of the Transaction Advisors (including its partners and employees), which are intended third-party beneficiaries of this Section 6.9.

Section 6.10 Further Assurances. Each Party to this Agreement agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the other Transaction Documents. Prior to the earlier of the Closing and the termination of this Agreement in accordance with Article IX (Termination), the Parties will cooperate to give effect to the Pre-Closing Transactions, including with respect to any modifications thereto mutually and reasonably agreed between the Acquiror Parties and the API Representative. Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the other Transaction Documents.

Section 6.11 R&W Policy. On or prior to the date hereof, the Acquiror (or an Affiliate thereof) has delivered to the API Representative a copy of the binder agreement to the R&W Policy, along with a copy of the substantially final form of the R&W Policy to be issued in the name of and for the benefit of Acquiror (or an Affiliate thereof, as applicable). The Acquiror shall bear the premium, underwriting fee, and Taxes and other directly related expenses due and payable pursuant to the terms of the R&W Policy (the “R&W Policy Expenses”). The Acquiror Parties will promptly pay the R&W Policy Expenses when due and payable under the R&W Policy, and will use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to cause the R&W Policy to become effective and to comply in all material respects with its obligations under the R&W Policy including requiring final issuance of such R&W Policy. There shall be no subrogation against the API Entities or their Affiliates or representatives for any claims made by Acquiror or any other Person under the R&W Policy, except in the event of Fraud. Without the API Representative’s prior written consent (such consent to not be unreasonably conditioned, delayed or withheld), the Acquiror Parties shall not amend the provisions of the R&W Policy in any manner that would be materially prejudicial to or would increase the liability of the API Entities or Alabama Partners hereunder. The Companies, the API Representative and API Entities shall use commercially reasonable efforts to cooperate with the underwriting, binding and issuance of the R&W Policy, including with respect to executing a customary inception no-claims declaration and a customary closing no-claims declaration as the underwriter of the R&W Policy may require.

Section 6.12 Tax Matters.

(a) Tax Returns.

(i) Following Closing, the API Representative shall prepare (or cause to be prepared) each Alabama-Prepared Tax Return that is required to be filed after the Closing Date. Except as required by law, each Alabama-Prepared Tax Return shall be prepared in a manner consistent with the past practice. The API Representative shall use commercially reasonable efforts to cause any Alabama-Prepared Tax Returns to be prepared by the same accounting firms that have historically prepared such Tax Returns, provided, for the avoidance of doubt, with respect to Income Tax Returns either or both Andersen Tax LLC and KPMG LLP, a Delaware limited liability partnership, shall be considered an accounting firm that has historically prepared such Tax Returns. The API Representative shall (and shall cause the firms preparing the Alabama-Prepared Tax Returns to) regularly consult with the Acquiror regarding the content and status of each Alabama-Prepared Tax Return and provide the Acquiror with any drafts of the Alabama-Prepared Tax Returns. The API Representative shall use commercially reasonable efforts to deliver (or cause to be delivered) to the Acquiror a draft of each Alabama-Prepared Tax Return for its review and comment at least thirty (30) days prior to the date on which such Alabama-Prepared Tax Return is required to be filed (taking into account extensions). The API Representative shall cause the firms that prepared the Alabama-Prepared Tax Returns to be reasonably available to discuss the Alabama-Prepared Tax Returns with the Acquiror and any questions of the Acquiror about the Alabama-Prepared Tax Returns. The Acquiror shall provide any comments to any such Alabama-Prepared Tax Returns within fifteen (15) days after the receipt of such Alabama-Prepared Tax Return. The API Representative shall consider in good faith any reasonable comments from the Acquiror to any such Alabama-Prepared Tax Returns. If the Acquiror and the API Representative cannot agree upon the contents of any Alabama-Prepared Tax Return, such disagreement shall be resolved by the Accounting Expert in accordance with the procedural principles set forth in Section 2.4. If the contents of any Alabama-Prepared Tax Return have not been resolved at least two (2) days prior to the date on which such Alabama-Prepared Tax Return is required to be filed (taking into account applicable extensions), such Alabama-Prepared Tax Return shall be filed in the manner prepared by the API Representative and amended (if necessary) to reflect the final resolution of the contents of such Alabama-Prepared Tax Return by the Accounting Expert.

(ii) The Acquiror shall prepare (or cause to be prepared) any Covered Tax Return. Except as required by law, each Covered Tax Return shall be prepared in a manner consistent with the past practice. Acquiror shall use commercially reasonable efforts to cause any Covered Tax Returns to be prepared by the same accounting firms that have historically prepared such Tax Returns, provided, for the avoidance of doubt, with respect to Income Tax Returns either or both Andersen Tax LLC and KPMG LLP, a Delaware limited liability partnership shall be considered an accounting firm that has historically prepared such Tax Returns. Acquiror shall (and shall cause the firms preparing the Covered Tax Returns to) regularly consult with the API Representative regarding the content and status of each Covered Tax Return and provide the Acquiror with any drafts of the Covered Tax Returns. Acquiror shall use commercially reasonable efforts to deliver (or cause to be delivered) to the API Representative a draft of each Covered Tax Return for its review and comment at least thirty (30) days prior to the date on which such Covered Tax Return is required to be filed (taking into account extensions). Acquiror shall cause the firms that prepared the Covered Tax Returns to be reasonably available to discuss the Covered Tax Returns with the API Representative and any questions of the API Representative about the Covered Tax Returns. The API Representative shall provide any comments to any such Covered Tax Returns within fifteen (15) days after the receipt of such Covered Tax Return. The Acquiror shall consider in good faith any reasonable comments from the API Representative to any such Covered Tax Returns. If the Acquiror and the API Representative cannot agree upon the contents of any Covered Tax Return, such disagreement shall be resolved by the Accounting Expert in accordance with the procedural principles set forth in Section 2.4. If the contents of such Covered Tax Return have not been resolved at least two (2) days prior to the date on which such Covered Tax Return is required to be filed (taking into account applicable extensions), such Covered Tax Return shall be filed in the manner prepared by the Acquiror and amended (if necessary) to reflect the final resolution of the contents of such Covered Tax Return by the Accounting Expert.

(iii) Notwithstanding anything herein to the contrary, absent the consent of the API Representative, each Company Group Entity will adopt the “closing of the books” method under Section 706 of the Code with respect to the (direct and indirect) transfers of Acquired Interests pursuant to this Agreement, except to the extent necessary to allow alignment of the Tax allocation of an item with the sharing of economic benefits or burdens under this Agreement.

(iv) Following Closing, except as required by applicable Law, as required by a final determination of a Governmental Authority or with the consent of the API Representative (not to be unreasonably withheld, conditioned or delayed), the Acquiror Parties shall not, and shall not permit any of their respective Subsidiaries to, amend any Tax Return of a Company Group Entity that was filed prior to Closing.

(v) API shall prepare each Income Tax Return of API, Alabama OpCo and their respective wholly owned Subsidiaries that will be filed before Closing in a manner consistent with past practice. API shall use commercially reasonable efforts to deliver (or cause to be delivered) to the Acquiror a draft of each such Income Tax Return at least ten (10) days prior to the date on which such Income Tax Return is required to be filed (taking into account extensions). The API Representative shall consider in good faith any reasonable comments provided by Acquiror with respect to such draft Income Tax Returns.

(vi) If (x) the amount described in clause (i) of Company Group Tax Amount (as taken into account in determining the Final Closing Indebtedness) exceeds (y) the Income Taxes payable by the Company Group Entities after Closing for Pre-Closing Tax Periods for which a Tax Return was not be filed prior to Closing, the Acquiror shall pay an amount equal to such excess to the Alabama Partners in the same manner as the payment would have been made under Section 2.4(i)(i) if such excess were a Positive Cash Adjustment Amount.

(b) Tax Contests.

(i) The Acquiror shall promptly notify the API Representative following the receipt by any Acquiror Party or any of its Subsidiaries of a written notice of any Tax Contest involving the Taxes of API or any Company Group Entity for any Pre-Closing Tax Period. The failure to promptly notify the API Representative shall not affect the rights and obligations relating to the indemnification pursuant to Section 6.12(j) except to the extent the failure to provide prompt notification actually prejudices the indemnifying person.

(ii) In the case of a Tax Contest of an Income Tax Return of API or a Company Group Entity for a taxable period that ends on or before the Closing Date, the API Representative shall control the portion of such Tax Contest with respect to which an API Entity or Alabama Partner could reasonably be expected to be liable for a material amount of Taxes, including pursuant to Section 6.12(j) as a result of such Tax Contest (an “Alabama Tax Contest Portion”); provided, however, that to the extent permitted by law, (A) the API Representative shall keep the Acquiror informed with respect to the conduct of such Alabama Tax Contest Portion, (B) the Acquiror shall have the right to participate (or designate a person to participate) in all aspects of such Alabama Tax Contest Portion (which right shall include the right to receive copies of all documents furnished to or received by the API Representative in connection with the Alabama Tax Contest Portion, the right to be involved in any oral communications, where practical, between any representative of the API Representative and the Taxing Authority, the right to consult with the Acquiror about all significant decisions regarding the conduct of the Alabama Tax Contest Portion, and the opportunity to provide input to the representatives of the API Representative regarding all such significant decisions) and (C) the API Representative shall not settle (or permit to be settled) any such Alabama Tax Contest Portion without the consent of the Acquiror, which consent will not be unreasonably withheld, conditioned or delayed.

(iii) In the case of a Tax Contest of a Tax Return of API or a Company Group Entity relating to a Pre-Closing Tax Period (including any Straddle Period), Acquiror shall control the portion of such Tax Contest that is not an Alabama Tax Contest Portion (“Acquiror Tax Contest Portion”); provided, however, that if any API Entity or Alabama Partner could reasonably be expected to be liable for a material amount of Taxes, including pursuant to Section 6.12(j), as a result of any Acquiror Tax Contest Portion, to the extent permitted by law, (A) the Acquiror shall keep the API Representative informed with respect to the conduct of such Acquiror Tax Contest Portion, (B) the API Representative shall have the right to participate (or designate a person to participate) in all aspects of such Acquiror Tax Contest Portion (which right shall include the right to receive copies of all documents furnished to or received by the Acquiror in connection with the Acquiror Tax Contest Portion, the right to be involved in any oral communications, where practical, between any representative of the Acquiror and the Taxing Authority, the right to consult with the Acquiror about all significant decisions regarding the conduct of the Acquiror Tax Contest Portion, and the opportunity to provide input to the representatives of the Acquiror regarding all such significant decisions) and (C) the Acquiror Parties shall not settle any such Acquiror Tax Contest Portion without the consent of the API Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(iv) The Parties shall take such actions as are necessary to (A) allow the person or persons designated (at any time or from time to time) by Acquiror to be the Taxpayer Representative of API or any Company Group Entity and (B) perfect the designation of such Taxpayer Representative, in each case for any taxable year beginning on or before the Closing Date, provided, however, Acquiror shall cause the Taxpayer Representative to be bound by, and to comply with, the provisions applicable to the “API Representative” or the “Acquiror,” as applicable, under this Section 6.12 in the same manner as if the Taxpayer Representative were a Party to this Agreement. Absent the consent of the API Representative after Closing, a Push Out Election shall not be made by any Company Group Entity for any taxable year ending on or before the Closing Date. The API Representative and API shall cooperate with the Acquiror and each Taxpayer Representative in connection with any Alabama Tax Contests or Acquiror Tax Contests.

(v) In the event of any conflict between the provisions of the R&W Policy and the provisions of this Section 6.12(b) in each case as they apply to the defense, settlement and/or compromise of a Tax Contest, the provisions of the R&W Policy shall govern.

(c) Straddle Periods. For purposes of this Agreement, with respect to any Straddle Period, (x) in the case of any real property or personal property Tax or other Tax calculated on a periodic basis, the portion of such Tax allocable to the Pre-Closing Tax Period shall be deemed to include the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any other Tax, the portion of such Tax allocable to the Pre-Closing Tax Period shall be computed as if the relevant Straddle Period ended on and included the Closing Date.

(d) Transfer Taxes. Each applicable API Entity, on the one hand, and Acquiror, on the other hand, shall be responsible for fifty percent (50%) of all Transfer Taxes imposed on the transaction effected at Closing pursuant to Article II (excluding, for the avoidance of doubt, any Transfer Taxes imposed on the Pre-Closing Transactions). Acquiror and the API Entities shall cooperate in the preparation and filing of any Tax Returns or other filings relating to any such Transfer Taxes. Acquiror shall be responsible for all Transfer Taxes imposed on the Pre-Closing Tennessee Transactions, and the API Entities shall be responsible for all Transfer Taxes imposed on the Pre-Closing Alabama Transactions.

(e) Cooperation. The Parties hereto shall cooperate fully, as and to the extent reasonably requested by the other Party (and at such requesting party’s expense), in connection with (i) the filing of Tax Returns pursuant to Section 6.12(a), and (ii) any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f) Section 754 Elections. Without the consent of the Acquiror, API shall not cause or permit any Company Fund to make for the first time an election under Section 754 of the Code.

(g) Tax Sharing Agreements. Any and all Tax Sharing Agreement between an API Entity, a Founder Partner or a Non-Founder Partner, on the one hand, and a Company Group Entity, on the other hand, shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, the Company Group Entities shall not have any further rights or liabilities thereunder.

(h) Tax Reporting. Except as otherwise agreed between the Acquiror and the API Representative (not to be unreasonably withheld), the Parties and the Alabama Partners shall, and shall cause their respective Subsidiaries to, report the Transactions for tax purposes consistent with Schedule 6.12(h) and shall not take any position inconsistent therewith on any Tax Return.

(i) Section 704(c). Notwithstanding anything to the contrary in the Acquiror Partnership Agreement, the Acquiror shall use the traditional allocation method described in Treasury Regulations Section 1.704-3(b) solely for purposes of allocating, under Section 704(c) of the Code for taxable years ending after the Closing Date, any “Section 704(c) gain” resulting from the Closing Transactions, unless otherwise agreed by the API Representative (such agreement not to be unreasonably withheld, conditioned or delayed); provided, notwithstanding the foregoing, the Acquiror may adopt the curative method with respect to any Section 704(c) gain (including, for the avoidance of doubt, any forward or reverse Code Section 704(c) amounts) with respect to the sale of any one or more assets of the Acquiror, but (i) limited to curing a ceiling rule limitation upon sale with items of gain or loss on sale of one or more assets with the same character and (ii) not to exceed an amount necessary to cause the gain of a direct or indirect partner of the Acquiror on sale of its Common Units to equal (to the extent possible) the buyer’s Section 743(b) adjustment resulting from such sale.

(j) Tax Indemnity. From and after the Closing, each of the Alabama Partners shall indemnify, defend and hold harmless each of the Acquiror Indemnities from and against such matters expressly set forth on Schedule 6.12(j) hereto. Notwithstanding any other provision of Article X to the contrary, the provisions of Article X (other than Section 10.1(a), Section 10.3(a), Section 10.3(d), Section 10.5, Section 10.6 and Section 10.7 (excluding Section 10.7(a) and Section 10.7(b)(i) and solely to the extent set forth therein) shall not apply to indemnification under this Section 6.12(j). Prior to Closing, the Acquiror shall cooperate with API and the API Entities in the API Entities obtaining insurance for all or a portion of the amounts covered by the indemnity in this Section 6.12(j). Notwithstanding any other provision of this Agreement, the covenants in Section 6.12(j) and Schedule 6.12(j) shall not terminate.

(k) TRA. Following the date of this Agreement, Acquiror shall use commercially reasonable efforts to develop policies and procedures of general application as to the provision of information to the TRA Parties (as defined in the TRA) pursuant to Section 6.03 of the TRA, including with respect to the timing, scope and form of the information to be provided.

Section 6.13 Payoff Letters. At least two (2) Business Days prior to the Closing Date, the API Representative shall deliver to Acquiror payoff letters from the lenders and other counterparties under each item of Specified Indebtedness, each of which shall state the outstanding amount of such Specified Indebtedness as of the Closing, provide for the automatic (i) termination of definitive documents, including guarantees, in respect of such Specified Indebtedness (subject only to customary surviving provisions) and (ii) release of all Encumbrances securing such Specified Indebtedness, in each case upon payment in full of such Specified Indebtedness and otherwise be in form and substance reasonably satisfactory to Acquiror (the “Payoff Letters”).

Section 6.14 Intentionally Omitted.

Section 6.15 Release.

(a) Effective as of the Closing, each of the API Sellers, on behalf of themselves and their Affiliates and their respective officers, directors, employees, investors, partners, equityholders, agents, representatives, successors and assigns (in each case to the extent claiming through the rights of the API Sellers, collectively, the “API Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Companies and the other Company Group Entities, their Affiliates (including, following the Closing, the Acquiror Parties) and each of their respective officers, directors, employees (including the Alabama Partners), investors, partners, equityholders, agents, representatives, successors and assigns (in their capacities as such, the “Company Released Parties”) from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, which any API Seller Releasing Party has had, currently has, or may have in the future against any of the Company Released Parties, in each case, whether known or unknown, suspected or unsuspected, absolute or contingent, or direct or indirect, and whether at law or in equity, arising from any actions or omissions or other conduct occurring prior to and including the Closing, in each case, to the extent relating to or arising out of any API Seller Releasing Parties’ direct or indirect ownership of equity interests in Company Group Entities, including Acquired Interests (the “API Seller Released Claims”); provided, that nothing contained in this Section 6.15 shall extend to, and API Seller Released Claims shall not include, any claims, charges, complaints, causes of action, damages, agreements or liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, against the Company Released Parties in connection with (w) any rights with respect to limited partner interests in the Carry Vehicles set forth on Schedule 6.15 (including with respect to any Points (as defined in the Carry Vehicles) awarded prior to the date of this Agreement, and “carry equivalents” in in respect of similar vehicles or instruments to the extent such rights existed prior to the date of this Agreement, (x) the Fraud of any such Company Released Party, (y) the respective representations, warranties, obligations, covenants, agreements and liabilities of any Company Released Party under this Agreement or any other Transaction Document to the extent such respective representations, warranties, obligations, covenants, agreements and liabilities expressly by their terms survive the Closing or (z) any rights to indemnification, advancement of expenses, insurance or similar rights that any API Seller Releasing Party may be entitled to as a manager, director or officer of the Company Group Entities pursuant to applicable Law or under any of the Organizational Documents of any Company Group Entity, any Company Fund or any of their Affiliates.

(b) Effective as of the Closing, each of the Companies on behalf of themselves and their Affiliates and their respective officers, directors, employees, investors, partners, equityholders, agents, representatives, successors and assigns (in each case to the extent claiming through the rights of the Companies, collectively, the “Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the API Seller Releasing Parties from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, which any Company Releasing Party has had, currently has, or may have in the future against any of the API Seller Releasing Parties, in each case, whether known or unknown, suspected or unsuspected, absolute or contingent, or direct or indirect, and whether at law or in equity, arising from any actions or omissions or other conduct occurring prior to the Closing, in each case, to the extent relating to or arising out of any API Seller Releasing Parties’ direct or indirect ownership of equity interests in Company Group Entities, including Acquired Interests (the “Company Released Claims”); provided, that nothing contained in this Section 6.15 shall extend to, and Company Released Claims shall not include, any claims, charges, complaints, causes of action, damages, agreements or liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, against the API Seller Releasing Parties in connection with (x) the Fraud of any such API Seller Releasing Party, (y) the respective representations, warranties, obligations, covenants, agreements and liabilities of any API Seller Releasing Party under this Agreement or any other Transaction Document to the extent such respective representations, warranties, obligations, covenants, agreements and liabilities expressly by their terms survive the Closing or (z) any outstanding indebtedness owed by an API Seller Releasing Party to a Company Releasing Party.

Section 6.16 Confidentiality. Subject to Section 6.4, Section 6.17, Section 6.19 and the provisions of this Section 6.16, no Party shall, and each Party shall not permit its Affiliates or its or their respective officers, directors, employees, advisors, agents or representatives to, disclose the existence, terms or provisions of (i) the Annexes, Exhibits or Schedules of this Agreement or (ii) any of the other Transaction Documents without the prior written consent of Acquiror and the API Representative. Subject to Section 6.4, Section 6.17 and Section 6.19, other than the Acquiror and the API Representative and their respective advisers, no Party or other person shall be entitled to receive a copy of the Annexes, Exhibits or Schedules to this Agreement without the prior written consent of the Acquiror and the API Representative and any Party or Person to whom such Annexes, Exhibits or Schedules are provided shall keep such Annexes, Exhibits or Schedules strictly confidential. Notwithstanding the foregoing, each Party may disclose the terms of the Annexes, Exhibits or Schedules of this Agreement (x) to the extent required by Law or legal process, provided that such Party shall, (A) to the extent permitted by applicable Law, and other than as part of any routine request of any Governmental Authority not specifically directed at the Company Group Entities, first provide the other Parties with prompt written notice of any such anticipated disclosure such that any of them may seek (with the cooperation of the first Party) a protective order or other remedy limiting such disclosure at their sole cost and expense, (B) disclose only such information that is necessary to comply with applicable Law or applicable National Securities Exchange rules, and (C) exercise commercially reasonable efforts to ensure that any such disclosed information will be afforded confidential treatment, (y) in connection with the enforcement by any Party of any term or provision of this Agreement (including pursuant to Section 6.17) or any other Transaction Document and exercise of their rights related thereto (in which case such Party shall (A) disclose only such information that is necessary to enforce this Agreement or such other Transaction Document or exercise such Party’s rights related thereto, and (B) exercise commercially reasonable efforts to ensure that any such disclosed information will be afforded confidential treatment) and (z) to such Party’s Affiliates, officers, directors, employees, advisors, agents and representatives.

Section 6.17 Client Consents.

(a) With respect to each Client (other than a BDC, which is addressed in Section 6.17(e)), the Companies shall use commercially reasonable efforts to obtain the applicable Client Consent. In furtherance of the foregoing, the Companies shall send a written notice informing the appropriate consenting party of such Clients of the transactions contemplated by this Agreement and requesting the applicable Client Consent from such consenting party of such Clients.

(b) Acquiror shall reasonably cooperate in good faith with the Companies, the Company Group Entities and their Affiliates in connection with obtaining Client Consents and BDC Consents under this Section 6.17. Without limiting the generality of the foregoing, upon the request of the Companies, Acquiror shall use its commercially reasonable efforts in connection with the obtaining of Client Consents and BDC Consents under this Section 6.17, including, if reasonably requested by the Companies in writing, participating with the Companies in calls and meetings with any Client, its advisory committee or any investor therein. With respect to any Person that becomes a Client after the date of this Agreement but prior to Closing, the Companies shall obtain the written consent of such Person, including such Client’s investors, if applicable, to the transactions contemplated hereunder prior to entering into a Client Contract. The Companies shall, with respect to seeking Client Consents of the applicable real estate Company Funds, seek amendments to certain provisions set forth on Schedule 6.17(b) of the Fund Documentation of such Company Funds, and the Companies and their Affiliates shall take reasonable steps to keep Acquiror reasonably informed upon request of the status of the Companies and their Affiliates’ efforts to obtain the Client Consents and BDC Consents, including requests to receive copies of any material written communications with any Client relating to obtaining Client Consent or BDC Consent (excluding any written communications previously reviewed by Acquiror, unless such communications were materially revised following such review). For the avoidance of doubt and without limiting the generality of the foregoing, Acquiror shall have the right and reasonable opportunity to review drafts of any consent solicitation materials in advance of dissemination of such materials to the applicable recipients thereof (including, with respect to the applicable real estate Company Funds, certain proposed amendments set forth on Schedule 6.17(b) to the Fund Documentation of such Company Funds, which amendments must be acceptable in form and substance to the Acquiror Parties acting reasonably and in good faith), including any materials that incorporate information regarding the transactions contemplated by this Agreement or Acquiror or its Affiliates, in each case, other than materials that are substantively similar to prior materials already provided to Acquiror. Acquiror shall have the right to provide comments on such materials, which the Companies shall reasonably consider in good faith.

(c) None of Acquiror or its Affiliates shall take any action with the intent that the taking of such action would result in any of the Companies’ inability to obtain a Client Consent.

(d) Except as otherwise expressly provided in this Section 6.17 (including, for the avoidance of doubt, Section 6.17(b)), the Companies shall solely control the process of obtaining Client Consents and BDC Consents in connection with the transactions contemplated hereby; provided, that, without the prior written consent of Acquiror, neither the Company Group Entities nor any of their Affiliates shall offer or enter into any, or amend any existing, fee waiver, fee reduction, fee modification, expense waiver or similar arrangement with respect to a Client pursuant to a Client Contract or otherwise offer or make any payment or concession that would otherwise adversely affect the economic value of such Client relationship or materially modify any other term, in each case, for the purpose of obtaining such Client’s Client Consent or BDC Consent, except as consented to by Acquiror in writing. Except as requested by the Companies in writing, no Acquiror Party nor any officer, director, employee or other agent or representative of any Acquiror Party shall (x) communicate with any Client, any officer, director, managing member or general partner of any Client, any advisory committee or similar body with respect to, or investor in, any Client, in each case for the purpose of soliciting Client Consents or BDC Consents or (y) propose any fee waiver, fee offset or other concessions to any Person listed in the foregoing clause (x) in connection with the solicitation of Client Consents or BDC Consents or seek to induce to any such Person to withhold a Client Consent a BDC Consent. The foregoing shall in no way be construed to prohibit communication between any Acquiror Party, their respective Affiliates’ or any officer, director, employee or other agent or representative of any Acquiror Party or their respective Affiliates from communicating with any investor in any Client who is also an investor in Acquiror’s or its Affiliates’ existing funds regarding the Transactions generally; provided, that, at the request of the Company Group Entities, the Acquiror shall provide the Company Group Entities with copies of any material written communications with any such investors relating the Transaction (excluding any written communications previously reviewed by the Company Group Entities).

(e) The Companies shall use their commercially reasonable efforts to cause the trustees / directors of each BDC (including at least a majority of the trustees/ directors of the BDC who are not “interested persons”, as defined in Section 2(a)(19) of the Investment Company Act, of the BDC) to approve a new advisory agreement with the same Affiliate of Alabama OpCo that provides investment management or investment advisory services to such BDC as of the date hereof to take effect upon the Closing on terms not less favorable in any material respect in the aggregate to such Affiliate of Alabama OpCo (and no less favorable to such Affiliate of Alabama OpCo with respect to fee rates and any other economic terms) than the terms of the existing advisory agreement between such Affiliate of Alabama OpCo and the BDC; and to call a special meeting of the shareholders of each BDC for purposes of obtaining the BDC Consent. In connection therewith, the Companies and each of their Affiliates will use commercially reasonable efforts to (i) cause each BDC to prepare and file with the SEC proxy solicitation materials that comply in all material respects with the applicable provisions of Section 14 of the Securities Exchange Act and Section 20 of the Investment Company Act (which shall be subject to Acquiror’s rights to review and comment pursuant to Section 6.17(b)), (ii) mail such proxy solicitation materials and (iii) submit or cause to be submitted, to the shareholders of each BDC for a vote at a shareholder meeting the proposals described in the first sentence of this paragraph. Acquiror and the Companies agree to provide promptly in writing all information concerning themselves and their respective Affiliates required to be included in a BDC’s proxy statements under the Securities Exchange Act or other applicable Law. Acquiror and the Companies agree to promptly correct such information if and to the extent that such information becomes false or misleading in any respect.

(f) The Companies shall use commercially reasonable efforts to ensure that all disclosure, notice or consent materials to be provided by or on behalf of any Company or a BDC to any investor in the BDC or to the board of trustees/directors of the BDC in connection with the Transactions, at the time such information is provided and at the time such information is used, will be true and correct and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (including without limitation to the extent revised information is necessary to correct any statement in any earlier communication that has become false or misleading); provided, however, that (i) the Company Group Entities assume no responsibility with respect to any information supplied by or on behalf of any Acquiror Party or their respective representatives for inclusion or incorporation by reference in the disclosure, notice or consent materials and (ii) the Acquiror Parties assume no responsibility with respect to any information supplied by or on behalf of the Company Group Entities or their respective representatives for inclusion or incorporation by reference in the disclosure, notice or consent materials.

Section 6.18 PubCo Governance. PubCo shall take all such actions necessary to, no later than promptly following the Effective Time, (a) cause one (1) Key Person as mutually agreed by Acquiror and API Representative to be appointed to the PubCo Board and the Executive Committee thereof for consecutive one-year terms lasting until the earlier of the two (2) annual meetings of PubCo stockholders following the Closing and the Sunset (the “Term Expiration”), subject to earlier removal for Cause (as defined in the Partner Holdings Partnership Agreement or upon such Non-Founder Partner ceasing to be an active partner of the Company Group Entities following the Closing; provided, that, in the event such nominee resigns or is removed in accordance with the immediately preceding sentence or otherwise ceases to serve on the PubCo Board, the Co-Managing Partners shall have the right to nominate a replacement until the Term Expiration and (b) designate thirteen (13) Non-Founder Partners to the management committee of PubCo until the expiration of the Earnout Measurement Period. This Section 6.18 is for the benefit of the Co-Managing Partners, which are intended third-party beneficiaries of this Section 6.18.

Section 6.19 PubCo Stockholder Consent and Information Statement.

(a) As promptly as reasonably practicable following the execution and delivery of this Agreement, PubCo shall deliver to the API Representative the PubCo Stockholder Consent in accordance with applicable Law and PubCo’s Organizational Documents.

(b) Subject to receipt of the Information Statement Financials pursuant to Section 6.19(c), PubCo shall use commercially reasonable efforts to, with the assistance of the API Entities reasonably necessary in connection therewith, as promptly as reasonably practicable following the execution and delivery of this Agreement, and in any event no later than 120 days following the Closing (it being understood and agreed that such 120 day period may be equitably extended for delays caused by the API Entities), (i) prepare, with the assistance of the API Entities in connection therewith and (ii) file with the SEC, the Information Statement in preliminary form (such date, the “Information Statement Date”). Each of the PubCo and the API Entities shall use commercially reasonable efforts to ensure that none of the information supplied by it, any of its Affiliates or its or their respective representatives for inclusion or incorporation by reference in the Information Statement shall, at the date of mailing to PubCo stockholders or of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (x) PubCo assumes no responsibility with respect to information supplied by or on behalf of the API Entities or their respective representatives for inclusion or incorporation by reference in the Information Statement, and (y) the API Entities and the Company Group Entities assume no responsibility with respect to any information supplied by or on behalf of any Acquiror Party or their respective representatives for inclusion or incorporation by reference in the Information Statement.

(c) The API Entities and Company Group Entities shall use commercially reasonable efforts to deliver to PubCo, as promptly as reasonably practicable following the execution and delivery of this Agreement, (i) the Required Audited Financials in accordance with Section 6.4(e)(i) (substituting Information Statement Date for Closing Date in clause (i) thereof), (ii) the Required Interim Financials in accordance with
Section 6.4(e)(ii) (substituting Information Statement Date for Closing Date in clause (ii) thereof) (together with the Required Audited Financials in clause (i), the “Information Statement Financials”) and (iii) such additional financial and other reasonably pertinent information regarding the Companies as is reasonably requested by Acquiror regarding such periods in connection with preparing information that is required to be disclosed in the Information Statement, including certain non-GAAP financial information and operating metrics.

(d) The API Entities and Company Group Entities shall reasonably cooperate with PubCo in connection with the preparation of pro forma financial statements and the information with respect to the API Entities and Company Group Entities to be included pursuant to Item 301 of Regulation S-K, in each case, as required to be included in the Information Statement.

(e) PubCo shall promptly notify the API Representative of the receipt of any comments of the staff of the SEC with respect to the Information Statement and of any request by the staff of the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide the API Representative with copies of all correspondence between the PubCo and the SEC with respect to the Information Statement. Each of PubCo and the API Entities shall use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Information Statement. Prior to the submission to the SEC of the Information Statement (including, for the avoidance of doubt, any supplement or amendment thereto) and any responses to the SEC, PubCo shall reasonably cooperate and provide the API Representative and its legal counsel with a reasonable opportunity to review and comment on the Proxy Statement and any responses to the SEC and consider the API Representative’s comments in good faith.

(f) As promptly as reasonably practicable after the earliest of (i) receipt of oral or written confirmation from the SEC that it has no further comments on the Information Statement in the event the SEC reviews the Information Statement and (ii) expiration of the ten (10) day period after the preliminary Information Statement in the event the SEC does not review the Information Statement, PubCo shall cause the Information Statement to be (A) filed with the SEC in definitive form as contemplated by Rule 14c-5 under the Securities Exchange Act and (B) mailed to the requisite PubCo stockholders.

(g) If any event, circumstance or information relating to PubCo, the other Acquiror Parties, the API Entities, the Company Group Entities, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Information Statement so that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event, circumstance or information shall promptly inform the other parties and an appropriate amendment or supplement describing such event, circumstance or information shall be promptly filed with the SEC and disseminated to the PubCo stockholders to the extent required by Law.

Section 6.20 Reductions of Forfeited Common Units. In the event that, following the Closing, units in New API II are forfeited by a partner of New API II, then Acquiror shall be permitted to reduce the number of Common Units issued to and held by New API II pursuant to this Agreement (including Closing Units or any Common Units issued to New API II pursuant to Section 2.7 (Earnout)) by the corresponding number of units in New API II so forfeited, but only if and to the extent that the Chief Executive Officer of PubCo determines following reasonable and good faith consultation with the Co-Managing Partners: (a) that the business of the Company Group Entities has been impaired as a result of any departures by Non-Founder Partners listed on Schedule 6.20 where such Non-Founder Partners forfeited units and (b) to issue (or cause an Affiliate to issue) PubCo Stock Units (or equivalent equity of PubCo) to one or more employees of the Company Group Entities that devote substantially all of their time and attention to the business of the Company Group Entities and have responsibilities comparable with those of a person listed on Schedule 6.20.

Section 6.21 Financing Cooperation.

(a) Prior to earlier to occur of (x) the Closing Date and (y) the termination of this Agreement in accordance with its terms, subject to the limitations set forth in Section 6.21(b), the API Entities and Companies shall, and shall cause the Company Group Entities and their respective representatives to, use their respective commercially reasonable efforts to provide Acquiror and PubCo with customary cooperation in connection with the arrangement of any Debt Financing as may be reasonably requested by Acquiror. Such cooperation shall include using commercially reasonable efforts to take the following actions: (i)(A) furnishing Acquiror and its Debt Financing Sources with such financial and other reasonably pertinent information regarding the Company Group Entities as is reasonably requested by Acquiror to the extent such information is of the type and form customarily included in, and (B) reasonably assisting in the preparation of, in each case, offering memoranda, private placement memoranda, prospectuses, rating agency presentations, bank information memoranda, “public” and “private” marketing materials and similar documents customarily prepared for transactions of the type contemplated by the Debt Financing, including the Required Audited Financials and the Required Interim Financials, (ii) providing customary information and financial data regarding the Company Group Entities reasonably requested by Acquiror in connection with the preparation by Acquiror of (A) pro forma financial information, and (B) projections or other forward looking statements, in each case, of the type customarily included in any offering memoranda, private placement memoranda, prospectuses, rating agency presentations, bank information memoranda, “public” and “private” marketing materials and similar documents customarily prepared for transactions of the type contemplated by the Debt Financing (it being understood that PubCo and the Acquiror shall remain responsible for the preparation of all such pro forma financial information, projections and other forward looking statements and, for the avoidance of doubt, certain non-GAAP financial information and operating metrics required for the preparation by Acquiror of pro forma financial information shall be deemed customary to the extent that the Company Group Entities can reasonably prepare or provide such information without undue burden); (iii) execution and delivery of authorization letters (solely as they relate to the Companies and the other Company Group Entities) reasonably requested by the Debt Financing Sources and customary for transactions of the type contemplated by the Debt Financing; (iv) making appropriate officers and executive employees of the Company Group Entities reasonably available to participate in a reasonable number of meetings, conference calls, presentations, due diligence sessions, road shows and drafting sessions to the extent customary for transactions of the type contemplated by the Debt Financing at reasonable times and locations to be mutually agreed; (v) providing Acquiror, at least four (4) Business Days prior to the Closing Date, with customary information with respect to the Company Group Entities to the extent reasonably requested in writing by Acquiror at least ten (10) Business Days prior to the Closing Date in connection with any Debt Financing and required in connection with applicable “know-your-customer” and AML/Sanctions laws and regulations; (vi) assisting in the preparation and delivering of any pledge and security agreements and other definitive documentation for the Debt Financing (including, to the extent reasonably requested by Acquiror, the preparation of schedules thereto); (vii) to the extent required in connection with an offering of debt securities as part of the Debt Financing, requesting assistance (including, consistent with customary practice, consenting to the use of their audit reports in materials relating to the Debt Financing and issuing “comfort letters”, in each case, on customary terms) from the Company Group Entities’ independent accountants with respect to financial information customarily derived from the financial statements of the Company Group Entities and other financial information relating to the Company Group Entities customarily included in an offering document therefor; (viii) cooperating in the replacement or backstop of any applicable outstanding letters of credit issued for the benefit of any Company Group Entities and (ix) taking reasonable corporate or organizational actions reasonably necessary to permit the consummation of the Financing.

(b) Notwithstanding anything which may be to the contrary in Section 6.21(a), none of the API Entities, the Companies or the Company Group Entities, nor any of their respective representatives, shall be required to take any of the following actions pursuant to such Section or otherwise pursuant to any other provision of this Agreement in connection with the Debt Financing: (a) any action, effort or undertaking that would (i) unreasonably interfere with the ongoing normal business operations of such persons, (ii) reasonably be expected to cause material competitive harm to the business of any of such person, (iii) breach any confidentiality obligations applicable to any such person or create a reasonable risk of damage or destruction to any material property or assets of any Company Group Entity or (iv) change any fiscal period of such person; (b) the adoption of resolutions or consents by any board of directors, manager, member, general partner or other governing body of any Company Group Entity to approve or authorize the Debt Financing or the execution and delivery of any agreement, instrument, certificate or other document in connection therewith, in each case that are not contingent upon the occurrence of the Closing or that would be effective prior to the Closing; (c) the execution or delivery of any certificate, document, instrument or agreement, including any definitive documentation for the Debt Financing, in each case that is not contingent upon the occurrence of the Closing or that would be effective prior to the Effective Time (other than prepayment or similar notices with respect to indebtedness of any Company Group Entity and customary authorization letters referred to in Section 6.21(a)); (d) any action, effort or undertaking that would, or would reasonably be expected to, result in any representation or warranty of any such person in this Agreement being breached; (e) the payment of any commitment or other similar fee or the incurrence of any other expense, liability or obligation, in each case, arising from the Debt Financing and other than those solely payable following the Closing or that are advanced by Acquiror; (f) any action, effort or undertaking that would, or would reasonably be expected to result in, any officer or representative of any such person incurring any personal liability; (g) any action, effort or undertaking that would, or would reasonably be expected to, cause any closing condition set forth in Article VII or Article VIII to fail to be satisfied or result in any breach of the Organizational Documents of any Company Group Entity, any applicable Law, or any Material Contract (including this Agreement); (h) the preparation of any financial statements or other financial or other information that is not readily available to such persons or prepared in the ordinary course of business of the Company Group Entities at the time requested obtain review of any financial or other information by its accountants or advisors (except for those expressly contemplated by Section 6.4(d), Section 6.19 and this Section 6.21); (i) the provision of access to or disclosure of any information where such access or disclosure (i) would reasonably be expected (as reasonably determined by the applicable API Entity or Company Group Entity) to jeopardize the privilege of any API Entity or Company Group Entity with respect to attorney-client communications or attorney work product or (ii) is with respect to information or materials that relate to the proposed sale of the business of the Company Group Entities or the negotiation, execution and delivery of this Agreement; (j) delivery by any Company Group Entity or any of their respective representatives of any certificate that it reasonably believes in good faith contains any untrue certifications; (k) waiver or amendment by any API Entity or any Company Group Entity of any term of this Agreement; (l) delivery of any certificate of any representatives of any API Entity or Company Group Entity prior to the Effective Time (other than any customary authorization letters contemplated by the Debt Financing referred to in Section 6.21(a)); or (m) preparation by any Group Company or any of their respective representatives of information that constitutes post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing financial information.

(c) If Acquiror shall request any cooperation under this Section 6.21 in connection with any Debt Financing, Acquiror shall provide to the API Representative true, complete and correct copies of each commitment letter, engagement letter, fee letter and other similar agreement related to such Debt Financing (including all exhibits, schedules and annexes thereto, collectively, the “Debt Financing Letters”); provided that copies of such fee letters may be redacted to omit fee amounts, pricing caps and other commercially sensitive economic terms. Promptly upon request of any API Entity, any Company or their respective counsel, Acquiror shall inform the API Representative, such Company and their counsel, in reasonable detail, of the status of its efforts to arrange, document and consummate the Debt Financing and of all material developments in respect of the Debt Financing. Acquiror shall provide the API Representative with copies of any amendment, amendment and restatement, supplement or other modification of any Debt Financing Letter promptly upon execution thereof, subject to redaction in the same manner as set forth above.

(d) The Acquiror shall reasonably promptly reimburse the API Entities, the Companies and the Company Group Entities for any reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by them in connection with the cooperation contemplated by Section 6.21(a). Notwithstanding the foregoing, Acquiror shall not be responsible for amounts that would have been incurred in connection with the Transactions had the Debt Financing not been incurred or contemplated. The Acquiror shall indemnify and hold harmless the API Entities, the Companies, the Company Group Entities and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement (with Acquiror’s prior written consent (not to be unreasonably withheld, conditioned or delayed)) suffered or incurred by them in connection with (i) the Debt Financing and any action taken by them at the request of Acquiror pursuant to this Section 6.21 and (ii) any information used in connection therewith (other than (x) information provided to the Acquiror in writing by any such person for inclusion in any offering or marketing materials relating to the Debt Financing or (y) to the extent resulting from the bad faith or willful misconduct of any such person).

(e) The Acquiror confirms and acknowledges that it is not a condition to the Closing or to any of the other obligations under this Agreement that Acquiror or any of its Affiliates obtain any funds or financing (including any Debt Financing) and, for the avoidance of doubt, if the Debt Financing has not been obtained, Acquiror, PubCo and Tennessee GP shall continue to be obligated to consummate the Transactions (including the Merger) and make all payments contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, a breach of any or all of their respective obligations under this Section 6.21 shall not cause any API Entity, the API Representative or any Company Group Entity to be in material breach of any agreement or covenant required by this Agreement to be performed and complied with by such API Entity, API Representative or such Company Group Entity prior to or on the Closing Date for purposes of Section 7.2.

Section 6.22 No Shop. During the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, the Companies shall not, and shall cause the Company Group Entities and their and such Company Group Entities’ respective officers, directors, employees and representatives not to, directly or indirectly, (a) enter into any (i) merger, consolidation or business combination, (ii) disposition of any material assets of the Company Group Entities (other than dispositions of assets expressly permitted by this Agreement and excluding, for the avoidance of doubt, any dispositions of underlying Client investments) or (iii) any sale of the equity securities of any of the Company Group Entities, or, in each case, any similar transaction involving the Company Group Entities, in each case, other than the transactions contemplated by this Agreement or in connection with the repurchase of equity from the Founder Partners pursuant to Section 2.4.1 of the Founders’ Letter Agreement, (b) take any actions in furtherance of an initial public offering of, or other listing on a national securities exchange of, securities of a Company Group Entity or any successor offeror (the transactions described in clauses (a) or (b), an “Alternative Transaction”), (c) initiate, solicit proposals or offers, knowingly encourage or engage in discussions or negotiations with any Person with respect to an Alternative Transaction, (d) furnish to any Person any information concerning or relating to any Alternative Transaction, (e) knowingly assist or participate in, or facilitate, any effort or attempt by any Person (other than Acquiror and its Affiliates and authorized representatives) to do or seek to do any of the foregoing; or (f) enter into any letter of intent, agreement in principle, acquisition agreement or any other contract (including any confidentiality agreement) with respect to an Alternative Transaction. The Companies shall, shall cause the Company Group Entities and their and such Company Group Entities’ respective officers, directors and employees to, and shall direct their authorized representatives to, immediately cease and cause to be terminated any of the foregoing actions relating to an Alternative Transaction (including ceasing any discussions related to any Alternative Transaction), to use reasonable best efforts to enforce any confidentiality or similar agreement relating to an Alternative Transaction and to cause the return or destruction of any confidential or nonpublic information or data provided to any person other than the Acquiror with respect to any Alternative Transaction. From and after the date of this Agreement, the Companies shall promptly advise Acquiror in writing of any inquiry, expression of interest, request for information or access to property, books or records, proposal or offer relating to an Alternative Transaction, and the material terms and conditions of such inquiry, proposal or offer (and such Alternative Transaction relating thereto) and, unless restricted by Law or Contract, the identity of the Person making such inquiry, proposal or offer. The Companies shall keep Acquiror informed, as promptly as practicable, in all material respects of the status and details (including material amendments or proposed amendments) of any such inquiry, proposal or offer.

Section 6.23 Restrictive Legends.

(a) The certificates representing the Common Units to be issued and delivered at Closing in accordance with this Agreement shall bear the following legends (it being agreed that if the Common Units are not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):

LEGEND A – 33’ ACT LEGEND

THE COMMON UNITS EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

LEGEND B – LOCK-UP LEGEND

THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT THAT RESTRICTS THE TRANSFER OF THESE COMMON UNITS BEGINNING ON OR ABOUT [•]. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST OF THE SECRETARY OF THE COMPANY.

LEGEND C – IRA LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED [•] , BY AND AMONG THE ISSUER AND THE PARTIES THERETO. A COPY OF SUCH DOCUMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

(b) The certificates representing the Class B Shares to be issued and delivered at Closing in accordance with this Agreement shall bear the following legends (it being agreed that if the Class B Shares are not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):

LEGEND A – 33’ ACT LEGEND

THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

LEGEND B – LOCK-UP LEGEND

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT THAT RESTRICTS THE TRANSFER OF THESE SHARES BEGINNING ON OR ABOUT [•]. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST OF THE SECRETARY OF THE COMPANY.

LEGEND C – IRA LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED [•], BY AND AMONG THE ISSUER AND THE PARTIES THERETO. A COPY OF SUCH DOCUMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

Section 6.24 Stock Transactions. Promptly following the date of this Agreement and during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), the Companies shall restrict trading in securities of PubCo for directors, officers and employees of the Company Group Entities in accordance with the standard practices of the Company Group Entities.

Section 6.25 Investment Committee Review Matter. As of the Closing Date, the principles set forth on Schedule 6.25 shall apply to any Company Fund that has held a closing with third party investors and is actively investing capital prior to the date hereof.

Section 6.26 Certain Deconsolidation Matters. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), each of the Company Group Entities and API Entities shall use commercially reasonable efforts to take, or cause to be taken, the actions set forth on Schedule 6.26.

Section 6.27 Termination of Affiliate Agreements. At or prior to the Closing, except as set forth on Schedule 6.27, the API Entities and the Companies shall cause all of the Affiliate Agreements to be terminated, in each case, without any Liability to the Acquiror Parties or their respective Affiliates following the Closing Date.

Section 6.28 Resignations. At or prior to the Closing, the API Representative will deliver to the Acquiror duly executed letters of resignation on forms reasonably acceptable to Acquiror, effective as of the Closing, of each director and officer of each Company Group Entity, other than any continuing directors or officers whom the Acquiror may specify in writing to the API Representative no later than five (5) Business Days prior to the Closing.

Section 6.29 Exchange Agreement. Prior to the Closing, the Acquiror Parties and the Applicable API Entities shall cooperate in good faith to amend the form of Exchange Agreement attached hereto as Exhibit I to provide for mutually agreeable procedures through which an Alabama Partner party thereto may effect a redemption of units in the Applicable API Entity in exchange for a distribution of Common Units held, directly or indirectly, by the Applicable API Entity to the extent of an exchange thereunder.

Section 6.30 Essential Housing II. During the period (i) from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), the Parties agree to take, or cause to be taken and (ii) following the Closing, the Acquiror and the Co-Managing Partners agree to take, or cause to be taken, the applicable actions set forth on Schedule 6.30 as it relates to Essential Housing II.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIROR PARTIES

The obligations of the Acquiror Parties under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by Acquiror:

Section 7.1 Representations and Warranties. Each of (a) the API Entity Fundamental Representations and the Company Fundamental Representations (other than Section 3.3 (Title) and Section 4.2(a) (Capital Structure)) and the representations and warranties contained in Section 4.2(b) shall be true and correct in all material respects, (b) the representations and warranties in Section 3.3 (Title)) and Section 4.2(a) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies), (c) the representation and warranty of the Companies contained in Section 4.8(b) (Absence of Certain Changes (No MAE)) shall be true and correct in all respects, and (d) the remaining representations and warranties of the API Entities contained in Article III (Representations and Warranties of API Entities) and the remaining representations and warranties of the Companies contained in Article IV (Representations and Warranties regarding the Company Group Entities) or in any certificate or other writing delivered by the API Entities or any Company pursuant hereto (other than the representations and warranties described in the foregoing clauses (a) through (c)) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” or similar qualifiers contained therein), except where the failure of such representations or warranties described in this clause (d) to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, an Alabama Material Adverse Effect, in each case of the foregoing clauses (a), (b), (c) and (d), as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).

Section 7.2 Performance. The API Entities and the Companies shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

Section 7.3 Officer’s Certificate. The API Representative shall have delivered to Acquiror a certificate, signed by an executive officer of the Companies, dated as of the Closing Date, certifying the matters set forth in Section 7.1 (Representations and Warranties), Section 7.2 (Performance), Section 7.6 (No Alabama Material Adverse Effect) and Section 7.8 (Client Consent Percentage) have each been satisfied.

Section 7.4 Antitrust Laws. (a) All required filings under the HSR Act shall have been made and all applicable waiting periods (and any extensions thereof) thereunder shall have terminated or expired, and (b) all required filings with any Governmental Authority or pursuant to any Antitrust Laws, in each case, set forth on Schedule 7.4 shall have been made, and all approvals, consents, authorizations, clearances or waiting periods (and any extensions thereof) thereunder shall have been obtained and be in full force and effect (in the case of approvals, consents, authorizations or clearances) or shall have expired or terminated (in the case of waiting periods and extensions thereof), as the case may be.

Section 7.5 No Injunction. There shall not be in effect any Law, injunction or other Order by a Governmental Authority restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Section 7.6 No Alabama Material Adverse Effect. Since the date of this Agreement, no Alabama Material Adverse Effect shall have occurred and be continuing.

Section 7.7 Certain Consents. Each consent set forth on Schedule 7.7 shall have been obtained.

Section 7.8 Client Consent Percentage. The Client Consent Percentage as of the Closing shall be at least eighty-five percent (85%).

Section 7.9 Key Persons. Each Key Person has executed a Partner Acknowledgement and Joinder Agreement and, as of the Closing, each such Partner Acknowledgement and Joinder Agreement shall be in full force and effect, and each of the Key Persons shall continue to be employed by the Company Group Entities (and not have given written notice that such Key Person intends to terminate his or her employment) and, except during any period of disability, shall have actively and continuously devoted their business time and attention to the affairs of the Company Group Entities substantially consistent with such service as of immediately prior to the date hereof.

Section 7.10 Other Employee Waivers. Each Other Senior Partner has executed a Partner Acknowledgement and Joinder Agreement and, as of the Closing, at least Eighty Percent (80%) of the Other Senior Partners shall be party to a Partner Acknowledgement and Joinder Agreement that is in full force and effect, and (ii) continue to be employed by the Company Group Entities (and not have given written notice that such Other Senior Partner intends to terminate his or her employment) and, except during any period of disability, shall have actively and continuously devoted their business time and attention to the affairs of the Company Group Entities substantially consistent with such service as of immediately prior to the date hereof.

Section 7.11 Pre-Closing Transactions. The Pre-Closing Alabama Transactions shall have been effectuated in all material respects on the terms described in Exhibit A-1.

Section 7.12 Other Transaction Documents. Each of the Founders, Alabama Partners, Companies, API Entities and their respective Related Partners (other than any Withdrawn Partners), as applicable, shall have duly executed and delivered to Acquiror a Partner Acknowledgement and Joinder Agreement and, in the case of the Founders, the Founders’ Letter Agreement and the Founders’ Name Rights Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE API ENTITIES AND THE COMPANIES

The obligation of the API Entities and the Companies to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the API Representative:

Section 8.1 Representations and Warranties. Each of (a) the Acquiror Party Fundamental Representations other than Section 5.7(a) (Capitalization) shall be true and correct in all material respects, (b) the representations and warranties in Section 5.7(a) (Capitalization) shall be true and correct in all respects (other than de minimis inaccuracies), (c) the representation and warranty of the Acquiror Parties contained in Section 5.17 (No Acquiror Material Adverse Effect)) shall be true and correct in all respects, and (d) the remaining representations and warranties of the Acquiror Parties contained in Article V (Representations and Warranties of the Acquiror Parties) or in any certificate or other writing delivered by Acquiror pursuant hereto (other than the representations and warranties described in the foregoing clauses (a), (b) and (c)) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” or similar qualifiers contained therein), except where the failure of such representations or warranties described in this clause (d) to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, in each case of the foregoing clauses (a), (b), (c) and (d), as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).

Section 8.2 Performance. The Acquiror Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

Section 8.3 Officer Certificate. Acquiror shall have delivered to the API Representative a certificate, signed by an executive officer of the Acquiror Parties in his or her capacity as such on behalf of the Acquiror Parties, dated as of the Closing Date, certifying the matters set forth in Section 8.1 (Representations and Warranties), Section 8.2 (Performance) and Section 8.6 (No Acquiror Material Adverse Effect) have each been satisfied.

Section 8.4 Antitrust Laws. (a) All required filings under the HSR Act shall have been made and all applicable waiting periods (and any extensions thereof) thereunder shall have terminated or expired, and (b) all required filings with any Governmental Authority or pursuant to any Antitrust Laws, in each case, set forth on Schedule 7.4 shall have been made and all applicable approvals, consents, authorizations, clearances or waiting periods (and any extensions thereof) thereunder shall have been obtained and be in full force and effect (in the case of approvals, consents, authorizations or clearances) or shall have expired or terminated (in the case of waiting periods and extensions thereof), as the case may be.

Section 8.5 No Injunction. There shall not be in effect any Law, injunction or other Order by a Governmental Authority restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Section 8.6 No Acquiror Material Adverse Effect. Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred and be continuing.

Section 8.7 Certain Consents. Each consent set forth on Schedule 8.7 shall have been obtained.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated on or prior to the Closing as follows:

(a) Acquiror and API Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Either Acquiror or API Representative may terminate this Agreement, upon written notice to the other Party, if any Governmental Authority shall have issued an Order, enacted, or enforced a Law, or taken any other action permanently preventing, prohibiting, restraining, or enjoining the Closing and such Order, Law, or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the issuance, enactment, or enforcement of such Order, Law, or other action;

(c) Acquiror may terminate this Agreement, upon written notice to the API Representative, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the API Entities or the Companies contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1 (Representations and Warranties) or Section 7.2 (Performance) not to be satisfied or to become incapable of being satisfied, and, in each case, such violation, breach or inaccuracy has not been waived by Acquiror or cured by the API Entities or the Companies within the earlier of (x) the Termination Date and (y) twenty (20) Business Days after receipt by the API Entities of written notice thereof from Acquiror or is not capable of being cured prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Acquiror if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Acquiror Parties which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1 (Representations and Warranties) or Section 8.2 (Performance) not to be satisfied;

(d) The API Representative may terminate this Agreement, upon written notice to Acquiror, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of any Acquiror Party contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1 (Representations and Warranties) or Section 8.2 (Performance) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the API Representative or cured by the Acquiror Party within the earlier of (x) the Termination Date and (y) twenty (20) Business Days after receipt by Acquiror of written notice thereof from the API Entities or is not capable of being cured prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the API Representative if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the API Entities or the Companies which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1 (Representations and Warranties) or Section 7.2 (Performance) not to be satisfied;

(e) The API Representative may terminate this Agreement, upon written notice to Acquiror, if the PubCo Stockholder Consent is not delivered to the API Representative within two (2) Business Days after the execution and delivery of this Agreement; or

(f) Either Acquiror or API Representative may terminate this Agreement, upon written notice to the other Party, if the Closing Date shall not have occurred on or before 11:59 p.m., Eastern Time, on April 1, 2024 (the “Termination Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the Closing Date having not occurred on or before the Termination Date, and (ii) this Section 9.1(f) (Termination) shall not be available to any Party during the pendency of any Proceeding by the other Party for specific performance of this Agreement as provided by Section 11.8.

Section 9.2 Effect of Termination. If this Agreement is terminated by the Parties in accordance with Section 9.1 (Termination) hereof, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of Section 3.9 (API Entity Acknowledgment of Disclaimer of Other Representations and Warranties), Section 4.24 (Company Acknowledgment of Disclaimer of Other Representations and Warranties), Section 5.19 (Acquiror Party Acknowledgment of Disclaimer of Other Representations and Warranties ), Section 5.22 (Acquiror Party Reliance), Section 6.4(a) (Announcement), Section 6.8 (Expenses), Section 6.16 (Confidentiality), this Section 9.2 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and (ii) termination shall not relieve any Party from liability for any Fraud or Willful Breach. The Non-Disclosure Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 9.2 (Effect of Termination) shall be construed to discharge or relieve any party to the Non-Disclosure Agreement of its obligations thereunder.

ARTICLE X

SURVIVAL; POST-CLOSING OBLIGATIONS

Section 10.1 Expiration of Representations, Warranties and Covenants.

(a) Each covenant set forth in Section 6.1 and Section 6.2 shall survive for twelve (12) months following the Closing, but each other covenant or agreement herein to be performed at or prior to the Closing shall not survive the Closing. Each covenant or agreement herein to be performed following the Closing shall survive the Closing hereunder in accordance with its terms. The indemnification right pursuant to Section 10.2(a)(iii) shall expire four (4) years following the Closing, the indemnification right with respect to such matters expressly set forth on set forth on Schedule 10.2(a)(iv)(1) shall survive indefinitely, the indemnification right with respect to such matters expressly set forth on set forth on Schedule 10.2(a) (iv)(2) shall survive until the expiration of the applicable statute of limitations, the indemnification right with respect to such matters expressly set forth on Schedule 10.2(a)(iv)(3) and Schedule 10.2(a)(iv)(4) shall expire eighteen (18) months following the Closing and the indemnification right with respect to such matters expressly set forth in Section 6.12(j) shall survive until the expiration of the applicable statute of limitations.

(b) Notwithstanding anything to the contrary in this Section 10.1, (i) if a Claims Notice for indemnification under this Article X is delivered pursuant to Section 10.4 in good faith on or prior to the applicable survival date described in this Section 10.1, then the claims specifically set forth in the Claims Notice shall survive until such time as such claim is fully and finally resolved.

Section 10.2 Indemnification.

(a) Subject to the limitations set forth in, and the other provisions of, this Article X, from and after the Closing, each of the Alabama Partners (severally and not jointly in accordance with their respective relative Reference Percentage) shall indemnify, defend and hold harmless Acquiror, each of Acquiror’s Affiliates (including, following the Closing, the Company Group Entities) and each of its and their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (the “Acquiror Indemnitees”) from and against any and all liabilities, obligations, claims, Taxes, losses, penalties, damages including diminution in value, consequential damages (but only to the extent such consequential damages are reasonably foreseeable, or finally determined by a court of competent jurisdiction to be due and owing and actually paid to a third party pursuant to a Third Party Claim), damages based on a multiple, but excluding punitive damages, except to the extent finally determined by a court of competent jurisdiction to be due and owing and actually paid to a third party pursuant to a Third Party Claim or as a result of Fraud (against the Party that committed Fraud), costs, charges, interest, settlement payments, awards, judgments, fines, assessments, deficiencies and expenses (including all reasonable attorneys’ fees and disbursements), in each case, whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Acquiror Indemnitees to the extent resulting from or arising out of (i) the pre-Closing breach of any covenant or agreement of any API Entity contained in this Agreement that survives the Closing, (ii) the breach of any covenant or agreement by the API Representative or any pre-Closing covenant of any Company contained in this Agreement that survives the Closing, (iii) any Fraud by any Company or by any API Entity, or (iv) such matters expressly set forth on Schedule 10.2(a)(iv) hereto.

(b) Subject to the limitations set forth in, and the other provisions of, this Article X, from and after the Closing, Acquiror shall indemnify, defend and hold harmless the API Entities, the Alabama Partners and their respective Affiliates, directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (the “API Entity Indemnitees”) from and against any and all Losses incurred or suffered by any of them to the extent resulting from or arising out of (i) the breach of any covenant or agreement of any Acquiror Party contained in this Agreement that survives the Closing, (ii) a breach of any post-closing Covenant of any Company contained in this Agreement and (iii) any Fraud of any Acquiror Party.

Section 10.3 Limitations.

(a) Notwithstanding anything contained herein to the contrary, each Alabama Partner’s aggregate liability in respect of any indemnification obligation for Losses under Section 6.12(j) and Section 10.2(a) shall not exceed such Alabama Partner’s respective Indemnity Cap Amount.

(b) Notwithstanding anything contained herein to the contrary, the Acquiror Parties’ aggregate liability in respect of any indemnification obligation for Losses under and Section 10.2(b) shall not exceed an amount equal to the aggregate amount of consideration paid by Acquiror pursuant to Section 2.3, Section 2.4, Section 2.6 and Section 2.7 (which, in the case of (x) Common Units issued pursuant to Section 2.3 and Section 2.4, shall be valued at the Reference Price and (y) Common Units issued pursuant to Section 2.7, shall be valued at the Earnout Unit Price).

(c) Notwithstanding anything contained herein to the contrary, any Indemnitee seeking indemnification under this Article X shall, after becoming aware of any event that would reasonably be expected to give rise to any Losses hereunder, use such Person’s (i) commercially reasonable efforts to mitigate any Losses which form the basis of an indemnification claim hereunder, including taking any actions reasonably requested by the Indemnifying Party, and (ii) reasonable best efforts to obtain any insurance proceeds or proceeds from other sources of indemnification available to such party in respect of the Losses which form the basis of an indemnification claim hereunder (including, the R&W Policy if the claim is of a type for which recovery would be available, which, for the avoidance of doubt, shall not include any claims with respect to Section 6.12(j)). Notwithstanding anything contained herein to the contrary, the amount of any Loss for which indemnification is provided under this Article X shall be (A) net of any reserves, liability accruals or other provisions for such Losses on the Company Financial Statements (to the extent such reserves, liability accruals or other provisions actually reduced Final Consideration (as finally determined) or other amounts explicitly taken into account in determining the Total Consideration) and (B) net of any after-Tax amounts recoverable by any Indemnitee under insurance policies (including the R&W Policy, after taking into account the retention amount thereunder, which, for the avoidance of doubt, shall not include any claims with respect to Section 6.12(j)) or any other source of indemnification available to such Indemnitee with respect to such Loss (determined by applying an assumed 50% Tax rate to the extent such amounts recoverable under insurance policies or other sources are actually taxable). If any insurance proceeds or other recoveries from third parties are actually realized in cash (in each case calculated net of the reasonable third party out-of-pocket costs and expenses associated with such recoveries, including any increased premiums resulting from such recoveries) by an Indemnitee subsequent to the receipt by such Indemnitee of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third-party recoveries relate, the Indemnitee shall hold such amounts in trust and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

(d) Notwithstanding anything contained herein to the contrary, all Losses shall be determined without duplication of recovery under other provisions of this Agreement, any other Transaction Document or any of the other documents or agreements delivered in connection with this Agreement. Without limiting the generality of the prior sentence, no Indemnifying Party shall be obligated to indemnify any Indemnitee for any Losses to the extent such Losses are specifically included in the calculation of the Total Common Unit Consideration, the Total Cash Consideration or any adjustment thereto pursuant to Section 2.4 (to the extent so included).

(e) Notwithstanding anything contained herein to the contrary, except in the case of Fraud, no party hereto shall be obligated to indemnify any other Person with respect to any Losses for which a Claims Notice was not duly delivered prior to the applicable survival date set forth in Section 10.1.

(f) Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, except as provided in Section 10.2(a)(iii), only the Party who committed a Fraud shall be responsible for such Fraud and only to the Party that suffered from such Fraud.

Section 10.4 Claims Notice.

(a) All claims for indemnification by either an Acquiror Indemnitee or API Entity Indemnitee under this Article X shall be asserted and resolved in accordance with this Section 10.4.

(b) Except with respect to Third Party Claims covered by Section 10.4(c), any Acquiror Indemnitee or API Entity Indemnitee who is entitled to, and wishes to, make a claim for indemnification for a Loss pursuant to Section 10.2 (an “Indemnitee”) shall give written notice to, in the case of an Acquiror Indemnitee, the API Representative, or in the case of an API Entity Indemnitee, the Acquiror, on behalf of each Person from whom such indemnification is being claimed under this Article X (an “Indemnifying Party”) as promptly as practicable, but in no event more than fifteen (15) calendar days after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss, describing such claim in reasonable detail and the amount or estimated amount (if ascertainable) of such Loss (the “Claims Notice”), which Claims Notice shall also (i) state that the Indemnitee has paid or properly accrued Losses or anticipates in good faith that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) if paid or accrued, state the date such item was paid or accrued. The failure to make timely delivery of such Claims Notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually and materially prejudiced by failure to give such notice. The Indemnitee shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnification by the Indemnitee and in otherwise resolving such matters. Together with such Claims Notice, the Indemnitee shall provide the Indemnifying Party with reasonable access to and copies of such information, records and documents as the Indemnitee has in its possession regarding such claim and all material pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, including any limitations in this Article X that apply to such Loss and provide reasonable legal and business assistance with respect to such claim. The Indemnifying Party shall have a period of thirty (30) days from the date of receipt by the Indemnifying Party of the applicable Claims Notice and such evidence to agree to the payment of the Loss to the Indemnitee, subject to such limitations. If the Indemnifying Party does not agree in writing to the payment of the Loss within such 30-day period, then the Indemnifying Party shall be deemed not to have accepted the Loss and the Parties shall negotiate in good faith to seek a resolution of such dispute within fifteen (15) days thereafter. If the dispute is not resolved through such negotiations, then such dispute (including as to whether a Loss exists) shall be resolved in accordance with Section 11.11. If the Indemnifying Party agrees in writing to the payment of the Loss set forth in the Claim Notice (subject to any limitations set forth in this Article X that apply to such Loss) within the 30-day period described above, then it shall, within ten (10) Business Days after providing such written agreement, pay to the Indemnitee the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article X.

(c) If any claim or action at law or suit in equity is instituted by a third party against an Indemnitee (each, a “Third Party Claim”) with respect to which such Indemnitee is entitled to, and wishes to, make a claim for indemnification for a Loss under Section 10.2, then such Indemnitee shall promptly, and in any event within fifteen (15) calendar days after such Indemnitee has knowledge of an assertion of liability from such third party with respect to such Third Party Claim, deliver to the Indemnifying Party a Claims Notice. The failure to make timely delivery of such Claims Notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually and materially prejudiced by failure to give such timely notice. In any event, delivery of such Claims Notice shall be accompanied by any and all material information, records and documents in such Indemnitee’s possession related to such Third Party Claim. The Indemnifying Party shall be entitled to participate in such claim, action or suit in connection with such Third Party Claim, and may, subject to the other provisions of this Section 10.4, settle, compromise or assume the control of defense or prosecution of, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel of its choice, any such Third Party Claim; provided, that no Indemnifying Party shall be entitled to assume and control the defense and settlement of any Third Party Claim: (i) seeking any criminal penalties or indictment against Indemnitee; (ii) seeking material injunctive or other material equitable relief against a Indemnitee; (iii) involving any material client or business relationship of Indemnitee; (iv) reasonably likely to involve Losses in excess of any permitted recovery by the Indemnitee under this Article X; or (v) where the Indemnitee has been advised by counsel in writing that a conflict exists under applicable standards of professional conduct between the Indemnitee and such Indemnifying Party in connection with the defense of such Third Party Claim such that such Indemnifying Party cannot adequately represent the interests of the Indemnitee. In any of the cases set forth in the preceding clauses (i) through (v), the Indemnitee shall be entitled to assume, retain and control the defense and settlement of the Third Party Claim with counsel of its choosing. The Indemnitee shall reasonably consult with the Indemnifying Parties as requested with respect to the handling of such Third Party Claim. The Indemnifying Parties shall be entitled at any time, at their own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing.

(d) If the Indemnifying Party shall elect to settle, compromise or assume the control of defense or prosecution of such asserted Third Party Claim, then it shall, within thirty (30) days after such election or sooner, if the nature of the asserted liability so requires, notify the Indemnitee of its intention to do so and the Indemnitee shall cooperate to the fullest extent possible, at the request and reasonable expense of the Indemnifying Party, in the settlement or compromise of, or defense against or prosecution of, such asserted liability and the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party; provided, that no settlement or compromise of any Third Party Claim by the Indemnifying Party shall be made without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, except that such consent shall not be required where such settlement or compromise involves only the payment of money and the full and unconditional release of any and all claims against the Indemnitee and only to the extent that such money is paid by the Indemnifying Party. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to such asserted claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to, or injunctive relief against, or other obligation of the Indemnitee. If the Indemnifying Party elects to assume the control of the defense or prosecution of such Third Party Claim, the Indemnitee shall have the right to participate in, at its own expense, the defense, compromise or settlement of any such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest such that counsel to the Indemnifying Party could not, in the reasonable good faith judgment of legal counsel to the Indemnitee, adequately represent both the Indemnitee and the Indemnifying Party, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee reasonably determines counsel is required, and the fees and expenses of one (1) such counsel, plus one (1) local counsel, shall be paid by the Indemnifying Party. If the Indemnifying Party shall choose to assume the control of the defense or prosecution of any claim, then the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control or possession that relate to the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors and other personnel available or otherwise render reasonable assistance to, the Indemnifying Party and its agents. Whether or not the Indemnifying Party has assumed the defense or prosecution of such Third Party Claim, the Indemnitee may not settle any Third Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). The Indemnitee may, subject to the other provisions of this Section 10.4, upon written notice to the Indemnifying Party, control the defense, compromise or settlement of such Third Party Claim if the Indemnifying Party does not elect to assume such control or is not permitted to assume such control pursuant to the terms of this Section 10.4; provided, however, that the Indemnifying Party (x) shall in all cases have the right to participate in the defense or prosecution of the Third Party Claim at its sole cost and expense and (y) may at any time thereafter (unless not permitted to assume such control pursuant to the terms of this Section 10.4) elect to assume the control of the defense or prosecution of the Third Party Claim, in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnifying Party of defense of the Third Party Claim.

(e) If an Acquiror Indemnitee is not the Indemnitee, the Acquiror shall, and shall cause the Company Group Entities to, reasonably cooperate with the Indemnitees and Indemnifying Parties, in each case, to the extent pertaining to or in connection with the matters described in this Section 10.4, including, if and as requested by such Indemnitees and/or Indemnifying Parties, by providing any documents or other information relevant to a claim for indemnification hereunder, making its directors, officers, employees and other representatives reasonably available in connection with the investigation, defense, prosecution settlement or compromise of any such claim, and assisting as necessary in connection with the investigation, defense, prosecution settlement or compromise of any Third Party Claim; provided, that such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company Group Entities.

Section 10.5 Exclusive Remedy. Following the Closing, the Parties hereby agree that no Party shall have any liability, and no Party shall make any claim for any Loss or other matter under, relating to or arising out of this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise, except (a) as expressly provided in this Article X (subject to the limitations set forth herein), (b) as expressly provided in Section 6.12(j) (subject to the limitations set forth therein), (c) in connection with a dispute arising under Section 2.4, Section 2.6 or Section 2.7 (which shall be governed exclusively by such Sections), (d) in respect of claims against a Party for Fraud of such Party, (e) the right to seek specific performance pursuant to and in accordance with Section 11.8 for a breach of a covenant or agreement to be performed by a Party hereto, (f) the rights and remedies of the Acquiror Indemnitees under the R&W Policy, (g) with respect to Taxes governed by other agreements or applicable law, (h) claims in respect of any covenant or agreement that by its terms contemplates performance after the Closing and (i) pursuant to the terms of any other Transaction Document (other than this Agreement). Notwithstanding anything to the contrary in this Article X, nothing in this Agreement shall limit the rights of any Acquiror Indemnitee with respect to the R&W Policy, which rights shall be governed solely thereunder.

Section 10.6 Tax Treatment. Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to Section 6.12(j) or this Article X as an adjustment to the purchase price for all Tax purposes.

Section 10.7 Indemnity Payment.

(a) Any payment made by any Indemnifying Party pursuant to this Article X shall be made promptly, and in any event no later than ten (10) Business Days following (i) settlement of any claim in accordance with Section 10.4 or (ii) upon entry by a court of competent jurisdiction of an Order.

(b) Without limitation to Section 10.7(a), with respect to any indemnification obligation required to be satisfied by any Alabama Partner hereunder, such applicable indemnification obligation shall be satisfied in the following order of priority, without duplication (and subject to the limitations on liability set forth in Section 10.3):

(i) First, other than with respect to any indemnification obligation required to be satisfied by any Alabama Partner pursuant to Section 6.12(j), under the R&W Policy, if applicable (and the Acquiror, for the avoidance of doubt, shall bear the applicable retention amount thereunder which shall not be deemed to be a “Loss” hereunder).

(ii) Second, to the extent such Alabama Partner is a limited partner in an Applicable API Entity, through the surrender and forfeiture for cancelation, (1) by the Applicable API Entity, on behalf of such Alabama Partner, of Common Units, together with an equivalent number of shares of Class B Stock (or rights thereto, to the extent the PubCo COI Date has not occurred as of such time) with respect to Common Units and Class B Stock (or rights thereto) indirectly owned by such Alabama Partner, and (2) by such Alabama Partner, of (x) its limited partnership interests in the Applicable API Entity corresponding to such Common Units and Class B Stock (or rights thereto), until such time as such Alabama Partner no longer holds any limited partnership interests in the applicable API Entity or (y) such Common Units and Class B Stock (or rights thereto) to the extent directly owned by such Alabama Partner;

(iii) Third, if, as of the time an indemnification obligation is required to be satisfied, an Alabama Partner has exchanged any Common Units indirectly owned by such Alabama Partner through the Applicable API Entity into either cash or shares of Class A Stock, then directly from such Alabama Partner solely up to the aggregate amount of such cash plus the VWAP of such shares of Class A Stock for the twenty (20) trading days prior to the date of such exchange out of such cash or shares of Class A Stock; and

(iv) Fourth, directly from such Alabama Partner, up to an amount in cash equal to the sum of (1) the cash proceeds actually received from the Alabama Partner Total Cash Amount with respect to such Alabama Partner, net of amounts repaid pursuant to Section 2.4, (2) the aggregate amount of cash proceeds actually received by such Alabama Partner in respect of the Earnout Amount, and (3) the aggregate amount of cash actually received by such Alabama Partner from (x) the sale of any Common Units directly or indirectly received from the Alabama Partner Total Merger Consideration and the Earnout Amount and (y) the sale of any Common Shares obtained upon the exchange of such Common Units.

(c) Any Common Units indirectly owned by any Alabama Partner through the Applicable API Entity and such Alabama Partner’s limited partnership interests in the Applicable API Entity corresponding to such Common Units, in each case, required to be surrendered or cancelled pursuant to this Section 10.7 shall be surrendered or cancelled (as applicable) proportionately among any applicable vesting classes (e.g., if 30% of such Alabama Partner’s limited partnership interests in the Applicable API Entity are vested and 70% are unvested, with 50% of such unvested limited partnership interests subject to vesting in one (1) year and 50% of such unvested limited partnership interests subject to vesting in two (2) years, then the limited partnership interests required to be surrendered by such Alabama Partner hereunder shall be (x) 30% in the form of vested limited partnership interests, and (y) 70% in the form of unvested limited partnership interests (with 50% of such unvested limited partnership interests being those that are subject to vesting in one (1) year and 50% being those that are subject to vesting in two (2) years)).

(d) All Common Units (and Class A Stock exchanged in respect of Common Units) required to be surrendered pursuant to this Section 10.7 shall be valued at the VWAP of Class A Stock for the twenty (20) trading days prior to the date such Common Units are surrendered.

(e) Notwithstanding the foregoing provisions of this Section 10.7 or anything else to the contrary contained herein, (i) if any Indemnifying Party fails to timely settle any indemnification obligation that has been finally adjudicated as due and owing by such party, such unpaid amount shall incur penalty interest at a rate of interest equal to (1) the rate of interest published on the date of determination in the Wall Street Journal, Eastern Edition, and designated as the prime rate plus (2) five percent (5%), compounding annually, until paid in full, and (ii) if the Indemnifying Party is an Applicable API Entity on behalf of an Alabama Partner and such Applicable API Entity has failed to satisfy the applicable indemnification obligation within thirty (30) days of when such indemnification obligation has become due and payable hereunder, the Indemnitee shall be entitled to satisfy such unpaid indemnification obligation in full through a surrender of Common Units indirectly owned by such Alabama Partners who are partners through the Applicable API Entity, together with an equivalent number of shares of Class B Stock (or rights thereto, to the extent the PubCo COI Date has not occurred as of such time) and cancellation of limited partnership interests in the Applicable API Entity corresponding to such Common Units); provided, that in no event shall the number of Common Units and Class B Stock (or rights thereto, to the extent the PubCo COI Date has not occurred as of such time) and limited partnership interests in the Applicable API Entity corresponding to such Common Units) so surrendered by any Alabama Partner exceed such Alabama Partner’s pro rata indirect ownership of Common Units (as determined based on its ownership of the Applicable API Entity).

(f) In order to secure the indemnification obligations of an Alabama Partner, Related Partners of such Alabama Partner shall be jointly and severally liable for the obligations of such Alabama Partner pursuant to this Agreement, but only to the extent they actually received, directly or indirectly, any interest in any of the cash, limited partnership interests in any API Entity, any Common Units, or any Class A Common that directly or indirectly related to the consideration received by such Alabama Partner pursuant to this Agreement.

(g) If (i) any payment or equity forfeiture is made by the Alabama Partners in respect of an obligation for indemnification pursuant to Section 10.2 or Section 6.12(j) prior to completion of all payments required by Section 2.5, Section 2.6 and Section 2.7 and (ii) a payment is required to be made pursuant to any such Section that would change the Reference Percentages applicable at the time of such indemnification payment (as changed, the “Modified Reference Percentage”), then the allocation of such payments to the Alabama Partners shall be adjusted, as determined reasonably and in good faith by the API Representative (and provided in a written notice to the Acquiror and each Alabama Partner), such that each Alabama Partner net payment in respect of such indemnification obligation is economically substantially what it would have been based on the Modified Reference Percentage. The API Representative shall have the discretion, acting reasonably and in good faith, to determine when the adjustments contemplated by the immediately preceding sentence will be made based on the API Representative’s expectations of the timing of payments and reducing the administrative burden of such adjustments. For the avoidance of doubt, the preceding two sentences shall not alter the obligations pursuant to Section 10.2(a) as between any Alabama Partner and the Acquiror Indemnitees and the Acquiror Parties shall have no liability to any Alabama Partner as a result of complying with the API Representative’s instructions as provided in such sentences.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments; Extension; Waiver. Subject to Section 2.11 (Pre-Closing Transactions), this Agreement may not be amended, altered or modified except by written instrument executed by Acquiror and the API Representative. The failure or delay by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may only be waived in a writing by the Party that will lose the benefit of such provision as a result of such waiver.

Section 11.2 Entire Agreement. This Agreement, including the Schedules and any Annexes and Exhibits hereto, each other Transaction Document and any other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant to this Agreement or thereto constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and supersede all prior discussions, negotiations, proposals, understandings, understandings or agreements, whether oral or written (including the Non-Disclosure Agreement) among the Parties with respect to such subject matter.

Section 11.3 Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days; provided, however, that if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement. The terms “Dollars” and “$” mean United States Dollars unless otherwise expressly stated. References to “written” or “in writing” include in electronic form. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References to any Person include the successors and permitted assigns of that Person. The use of the words “or” and “any” shall not be exclusive. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. References herein to any Law or any Contract mean such Law or Contract as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; provided that with respect to any Contract listed on the API Entity and Company Disclosure Schedule, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder. To the extent that any documents or other materials were present in the online data room maintained by Intralinks for purposes of the Transactions (the “Data Room”) at least one (1) Business Days prior to the date hereof, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Acquiror for all purposes of this Agreement (and the Company shall deliver within five (5) Business Days after the date hereof a CD, DVD, flash drive or similar electronic storage medium to the Acquiror containing readable copies of the contents of the Data Room as of two (2) Business Days prior to the date hereof).

Section 11.4 Severability. Should any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance be held by a court of competent jurisdiction to be invalid, void or unenforceable by Law to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 11.5 Notices. All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives confirmation, if delivered by facsimile or email (with read receipt requested), (c) two (2) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to Acquiror, or, after the Closing, the Companies:

TPG Operating Group II, L.P.

c/o TPG Inc.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Office of the General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Harvey M. Eisenberg
Brian Parness
Email:	[***]
[***]

If to the API Entities, API Representative or, prior to the Closing, the Companies:

c/o Angelo Gordon

245 Park Avenue

New York, New York 10167

Attn:	Christopher Moore, General Counsel &
Secretary
Email:	[***]

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn:                 Steven J. Williams

                          Samuel J. Welt

E-mail:             [***]

                          [***]

Section 11.6 Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party without the prior written consent of Acquiror and the API Representative and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that neither the consent of the API Representative or any other Person shall be required for an assignment by Acquiror to (a) one or more Affiliates of Acquiror, (b) one or more financing sources of Acquiror or (c) one or more representation and warranty insurers or the agents of any such representation and warranty insurer; provided, that no such assignment in any of clauses (a), (b) or (c) above shall relieve any Acquiror Party of its obligations under this Agreement. Notwithstanding the foregoing, upon the Closing, API Representative, LLC shall succeed API GP as the API Representative and shall be entitled to all rights, remedies and defenses, and subject to the obligations of, the API Representative hereunder.

Section 11.7 Counterparts. This Agreement may be executed by facsimile or.pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.

Section 11.8 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 11.9 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Acquiror Indemnitees (solely in their capacity as indemnified parties hereunder), the API Entity Indemnitees (solely in their capacity as indemnified parties hereunder), the Persons identified in Section 2.13 (Discretionary Sharing Program), Section 6.7 (Officer and Director Indemnification and Insurance), Section 6.9 (Waiver of Conflicts Regarding Representation), Section 6.18 (PubCo Governance) or Section 11.2 (Limitation on Recourse), and, in each case, their respective successors and permitted assigns.

Section 11.10 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, shall in all respects be governed by, and interpreted and construed in accordance with, the substantive and procedural Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

Section 11.11 Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, any state or federal court within New Castle County, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Court of Chancery of the State of Delaware or (b) any state or federal court within New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

Section 11.12 Limitation on Recourse. Notwithstanding anything in this Agreement or at Law to the contrary, other than pursuant to the terms of any other Transaction Documents to which it is a party or, with respect to the Alabama Partners, to the extent expressly provided in Article X, no representative or Affiliate of any Party shall have any personal liability to any other Party or any other Person resulting from, arising out of or related to this Agreement, under any Law, any other Transaction Document (of which it is not a party), or the Transactions, and this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the Persons that are expressly identified herein as Parties to this Agreement. No Affiliate of a Party, or any Party’s or its Affiliates’ respective former, current and future officers, directors, managers, employees, advisors, equityholders, members, managers, partners, agents, representatives, successors or assigns that is not a Party to this Agreement (collectively, “Non-Recourse Parties”) shall have any liability for any liabilities or obligations of the applicable Parties for any action or Proceeding (whether in tort, contract or otherwise) for breach of this Agreement, any other Transaction Document (of which it is not a party) or in respect of any written or oral representations or warranties made or alleged to be made in connection herewith, and the other Parties shall have no rights of recovery in respect hereof against any other Party’s Non-Recourse Party and no personal liability shall attach to any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise, in each case, other than pursuant to the terms of any other Transaction Documents to which it is a party or, with respect to the Alabama Partners, to the extent expressly provided in Article X.

Section 11.13 API Representative.

(a) Each API Seller and each Alabama Partner, on behalf of such API Entity or Alabama Partner and such API Seller’s or Alabama Partner’s successors, heirs and permitted assigns, hereby irrevocably appoints the API Representative as such API Seller’s or Alabama Partner’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such API Seller’s or Alabama Partner’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement and by any other Transaction Documents, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the transactions contemplated hereby and thereby, as fully to all intents and purposes as such API Entity or Alabama Partner might or could do in person, including the full power and authority: (i) to consummate the transactions to be consummated by the API Sellers or Alabama Partners under this Agreement or any other Transaction Document, (ii) to disburse any funds or other consideration received hereunder or under any other Transaction Document or the API Representative Reserve Amount to the Alabama Partners, (iii) to agree to resolution of all claims and disputes hereunder or under any other Transaction Document, including any Tax Contest in accordance with Section 6.12(b), (iv) to retain legal counsel and other professional services, at the expense of the API Sellers and Alabama Partners, in connection with the performance by the API Representative of its duties under, or exercise of its rights under, this Agreement or any other Transaction Document, including any Tax Contest in accordance with Section 6.12(b), (v) to make any amendments to, or grant any waivers under, this Agreement or any other Transaction Document on behalf of any or all of the API Sellers or Alabama Partners, (vi) to make all decisions with respect to the determination of any amounts under Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration), Section 2.6 (Annual Cash Holdback Payment) and Section 2.7 (Earnout), (vii) to determine whether the conditions to Closing in Article VIII (Conditions Precedent to Obligations of the API Sellers and the Companies) have been satisfied and supervising the Closing, including determining the satisfaction of, or waiving, any condition, as determined by the API Representative, in its sole discretion, (viii) to take any action that may be necessary or desirable, as determined by the API Representative in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX (Termination), (ix) to accept notices on behalf of any or all of the API Sellers or Alabama Partners in accordance with Section 11.5 (Notices) or otherwise pursuant to any other Transaction Document, (x) to take any and all actions that may be necessary or desirable, as determined by the API Representative in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article X (Survival; Post-Closing Obligations) hereof, (xi) to execute and deliver, on behalf of any or all of the API Entities or Alabama Partners, any and all notices, documents or certificates to be executed by any API Seller or Alabama Partner, in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, (xii) to grant any consent or approval on behalf of any or all of the API Sellers or Alabama Partners under this Agreement or any other Transaction Document, and (xiii) to take any and all actions that may be necessary or desirable, as determined by the API Representative, in its sole discretion, in connection with the Escrow Agent, including any amendment to the Escrow Agreement; provided, that the API Representative shall not take any action that would adversely change the rights or obligations of any API Seller or Alabama Partner in a manner that is adverse and materially disproportionate to the change effected to the other API Sellers or Alabama Partners, without the prior written consent of a majority in Ownership Percentage of the API Sellers or Alabama Partners to be so disproportionately and adversely affected. All such actions shall be binding on the API Sellers and Alabama Partners.

(b) The appointment of the API Representative as the attorney-in-fact for the API Sellers and Alabama Partners as set forth in this Section 11.13 (API Representative) and all authority hereby conferred are granted and conferred in consideration of the interest of the other API Sellers and Alabama Partners, is therefore coupled with an interest and is and will be irrevocable and will neither be terminated nor otherwise affected by any act of any API Seller or Alabama Partner or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such API Seller or Alabama Partner or by the occurrence of any other event. If, after the execution of this Agreement, any API Seller or Alabama Partner dies, dissolves or liquidates or becomes incapacitated or incompetent, the API Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 11.13 (API Representative) as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. Except for the succession of API Representative, LLC as the API Representative hereunder as provided in Section 11.6 and subject to Section 2.2 of the Founders’ Letter Agreement, in the event that the API GP or API Representative, LLC ceases to be the API Representative for any reason, each API Seller and Alabama Partner agrees that the Alabama Partners representing a majority in Ownership Percentage shall be solely authorized to appoint a replacement API Representative (and, until the designation of a replacement API Representative, all actions requiring approval of the API Representative may be taken with the approval of Alabama Partners representing a majority in Ownership Percentage); provided, that all of the members of the governing body of the API Representative shall be comprised of individuals who are actively involved in the Business.

(c) The API Representative may resign at any time and, and subject to Section 2.2 of the Founders’ Letter Agreement, a successor representative shall be appointed by the Alabama Partners representing a majority in Ownership Percentage as of such time (including in the event of the death, disability or other incapacity of a API Representative that is an individual), and, following the provision of at least 10 days’ prior written notice to Acquiror, the newly appointed representative shall be the API Representative for all purposes hereunder. For the avoidance of doubt, at no point shall more than one Person (which may be a committee comprised of individuals) serve as the API Representative. Neither the resignation of, nor the appointment of a successor to, the API Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior API Representative, which shall continue to be effective and binding on the API Sellers, the Alabama Partners and any successor API Representative, as applicable.

(d) The API Representative, in its capacity as such, shall have no liability to the Acquiror Parties or any other Person for any default under this Agreement or any other Transaction Document by any API Seller, Alabama Partner or any Company Group Entity. The Acquiror Parties hereby agree that the API Representative shall not, in its capacity as such, have any liability to the Acquiror Parties or their Affiliates whatsoever with respect to its actions, decisions or determinations.

(e) As contemplated by Section 2.3 (Deliveries at Closing), each party hereto agrees that the API Representative shall be paid, at the Closing, an amount equal to the API Representative Reserve Amount, which shall be held by the API Representative to pay for any out-of-pocket fees, costs and expenses of the API Representative, including fees and expenses of counsel and other advisors to the API Representative, incurred (at the discretion of the API Representative) in connection with the performance of its duties and obligations under this Agreement or any Transaction Document. If the API Representative incurs, or in its discretion expects to incur, any out-of-pocket fees, costs or expenses in excess of the API Representative Reserve Amount, the API Representative shall be reimbursed for such fees, costs and expenses, and/or shall be advanced amounts to be held as reserves against such expected fees, costs or expenses, by each Alabama Partner in accordance with their respective Ownership Percentages upon demand, or in the API Representative’s discretion, by deducting any such amounts due to the API Representative from amounts otherwise distributable to the Alabama Partners from the Adjustment Escrow Account or otherwise distributable to such Alabama Partner in respect of any equity interest in an Applicable API Entity or Acquiror. Each Applicable API Entity or Acquiror Party shall reasonably cooperate with the API Representative, including by diverting to the API Representative such amounts distributable to any Alabama Partner as the API Representative shall request in writing.

(f) The API Representative Reserve Amount and any additional reserves held by the API Representative in accordance with this Section 11.13 (API Representative) (collectively, “API Representative Reserves”) shall be retained by the API Representative until such time as the API Representative shall determine, and, subject to the terms of this Agreement, the balance of the API Representative Reserves, if any, shall be distributed by the API Representative to the Alabama Partners (in accordance with the payment instructions set forth in the Estimated Statement), by wire transfer of immediately available funds, proportionately based on each such Alabama Partner’s Ownership Percentage. The Alabama Partners shall not receive interest or other earnings on the API Representative Reserves and irrevocably transfer and assign to API Representative any ownership right that they may otherwise have had in any such interest or earnings. The API Representative will not be liable for any loss of principal of the API Representative Reserves other than as a result of its Fraud or bad faith.

(g) The API Representative shall be permitted to make adjustments, in each case reasonably acceptable to Acquiror, to the Closing Common Unit Amount or other consideration to be received in connection with the Transactions by any Alabama Partner with a Cash Consideration Percentage of 0% such that such Alabama Partner bears such Alabama Partner’s equitable share of the Balance Sheet Adjustment Amount, the Adjustment Escrow Amount, the API Representative Reserve Amount, the Founder Payment Amount and any adjustments pursuant to Section 2.4.

(h) Neither the API Representative nor any API Representative Party shall have no liability to any other API Entity or Alabama Partner under this Agreement for any action or omission by the API Representative in its capacity as API Representative or on behalf of the other API Seller or Alabama Partner, except to the extent resulting from the gross negligence or willful misconduct of the API Representative acting in its capacity hereunder, as determined by the final order of a court of competent jurisdiction. In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the API Representative hereunder, the API Representative will not assume any, and will incur no, responsibility or liability whatsoever to any API Seller or Alabama Partner by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement. The API Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. Each API Entity and Alabama Partner, severally in accordance with its Ownership Percentage, agrees to indemnify the API Representative, its successors, assigns, managers, directors, officers, employees, representatives and Affiliates (the “API Representative Parties”) and to hold the API Representative Parties harmless from and against and pay any and all Losses or expenses incurred by the API Representative and arising out of or in connection with the duties as API Representative, including the reasonable costs and expenses incurred by the API Representative in defending against any claim or liability in connection with this Agreement, in each case to the fullest extent permitted by Law, in each case except to the extent resulting from the gross negligence or willful misconduct of the API Representative acting in its capacity hereunder, as determined by the final order of a court of competent jurisdiction. The API Representative shall not be subject to fiduciary duties to any API Seller, Alabama Partner, Company Group Entity or other Person. To the extent that applicable Law would impose fiduciary duties, or other duties on the API Representative that are not expressly set forth herein or in another Transaction Document, each API Seller and each Alabama Partner waive such duties to the fullest extent permitted by applicable Law.

(i) The API Representative shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The API Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The API Representative may conclusively presume that the API Representative of any party which is an entity other than a natural person has full power and authority to instruct the API Representative on behalf of that party unless written notice to the contrary is delivered to the API Representative.

(j) Acquiror shall be entitled to rely (without investigation) on and have no liability to any API Seller, any Alabama Partner or any other Person for, any action taken or omitted to be taken by the API Representative pursuant to this Agreement or any other Transaction Document or otherwise taken by the API Representative in connection with the transactions contemplated hereby or thereby, all of which actions or omissions shall be legally binding upon the Company Group Entities (prior to the Closing) and the API Sellers and Alabama Partners. The Acquiror shall be fully protected in dealing with the API Representative under this Agreement and any other agreement or document contemplated hereby and may rely upon the authority of the API Representative to act on behalf of the Company Group Entities (prior to the Closing), the Alabama Partners and the API Sellers. Except as otherwise provided herein, any payment by the Acquiror to the API Representative to the extent expressly authorized under this Agreement or any other Transaction Document shall be considered a payment by the Acquiror to the applicable API Entities or Alabama Partners, and the Acquiror Parties shall have no liability to any API Sellers or Alabama Partners for any payments so made. Each API Seller and each Alabama Partner hereby agrees that for any Proceedings arising under this Agreement or any other agreement entered into in connection with this Agreement, such API Seller or Alabama Partner may be served legal process by registered mail to the address set forth in Section 11.5 (Notices) for the API Representative and that service in such manner shall be adequate, and such API Entity or Alabama Partner shall not assert any defense or claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.

(k) The rights, powers and benefits of the API Representative under this Agreement, and the agreements set forth in this Section 11.13 (API Representative), shall survive any termination of this Agreement. Except as expressly provided in Section 11.13, the provisions of this Section 11.13 do not affect any right of the Acquiror Parties hereunder or create any obligation on the part of Acquiror.

Section 11.14 Certain Debt Financing Matters. Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement acknowledges and irrevocably agrees, on their own behalf and on behalf of their Affiliates and representatives: (i) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise against any Debt Financing Sources Related Party arising out of or relating to this Agreement, a Debt Financing Letter or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or a federal Court), and any appellate court from thereof, (ii) that, except to the extent relating to the interpretation of any provision of this Agreement and/or any equity commitment letter, any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring any such legal action or permit any of their Affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that the last sentence of Section 11.11 with respect to the waiver of any right to trial by jury shall apply to any such legal action, and (v) that the Debt Financing Sources Related Parties are express third party beneficiaries of this Section 11.14. Notwithstanding anything else to the contrary herein, the provisions of this Section 11.14 may not be amended, modified or supplemented in any manner materially adverse to a Debt Financing Sources Related Party without the prior written consent of each related Debt Financing Source.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ACQUIROR:

TPG OPERATING GROUP II, L.P.

By: TPG Holdings II-A, LLC, its general partner

By:	/s/ Ken Murphy
Name: Ken Murphy
Title: Chief Operating Officer

TENNESSEE GP:

TPG GP A, LLC

By:	/s/ Ken Murphy
Name: Ken Murphy
Title: Chief Operating Officer

PUBCO:

TPG INC.

By:	/s/ Ken Murphy
Name: Ken Murphy
Title: Chief Operating Officer

ALABAMA OPCO

Angelo, Gordon & Co., L.P.

By: AG GP LLC, its general partner

By:	/s/ Christopher D. Moore
Name: Christopher D. Moore
Title: Chief Legal Officer, General
Counsel & Secretary

ALABAMA CARRYCO

AG Funds, L.P.

By: AG GP LLC, its general partner

By:	/s/ Christopher D. Moore
Name: Christopher D. Moore
Title: Chief Legal Officer, General Counsel & Secretary

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

API

AG Partner Investments, L.P.

By: AG GP LLC, its general partner

By:	/s/ Christopher D. Moore
Name: Christopher D. Moore
Title: Chief Legal Officer, General Counsel & Secretary

FOUNDER HOLDINGS A

Alabama Investments (Parallel) Founder A, LP

By: AG GP LLC, its general partner

By:	/s/ Christopher D. Moore
Name: Christopher D. Moore
Title: Chief Legal Officer, General Counsel & Secretary

FOUNDER HOLDINGS G

Alabama Investments (Parallel) Founder G LP

By: AG GP LLC, its general partner

By:	/s/ Christopher D. Moore
Name: Christopher D. Moore
Title: Chief Legal Officer, General Counsel & Secretary

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

NEW API II

Alabama Investments (Parallel), LP

By: AG GP LLC, its general partner

By:	/s/ Christopher D. Moore
	Name:	Christopher D. Moore
	Title:	Chief Legal Officer, General
Counsel & Secretary

API GP

AG GP LLC

By:	/s/ Christopher D. Moore
	Name:	Christopher D. Moore
	Title:	Chief Legal Officer, General
Counsel & Secretary

API REPRESENTATIVE

AG GP LLC

By:	/s/ Christopher D. Moore
	Name:	Christopher D. Moore
	Title:	Managing Member

API GP Members, solely for purposes of Section 2.1(a)(v) and Section 2.14

By:	/s/ Adam Schwartz
	Name:	Adam Schwartz
	Title:	Managing Member

By:	/s/ Joshua Baumgarten
	Name:	Joshua Baumgarten
	Title:	Managing Member

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

Michael Gordon 2011 Revocable Trust

By:	/s/ Michael L. Gordon
Michael L. Gordon, as Trustee of the Michael Gordon 2011 Revocable Trust

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]